Registration  No. 333-68363
                                                Filed Pursuant to Rule 424(b)(3)
PROSPECTUS
Up to 50,000,000 Shares of Common Stock



                                                       CAPITOL FEDERAL FINANCIAL
                     (Proposed Holding Company for Capitol Federal Savings Bank)





         Capitol Federal Financial is being formed to own all of the common stock of Capitol Federal Savings and Loan Association, which will change its name to Capitol Federal Savings Bank. The shares being offered to the public in this prospectus will represent less than half of the common stock of Capitol Federal Financial. More than half of the outstanding common stock will be given to Capitol Federal Savings Bank MHC, a mutual holding company controlled by the members of Capitol Federal Savings Bank.


                                                          TERMS OF THE OFFERING

                                                                                 Maximum,
                                                  Minimum         Maximum       as adjusted
                                               -------------  -------------   -------------

Per Share Price...............................    $10.00          $10.00          $10.00
Number of Shares..............................  32,136,106      43,478,261      50,000,000
Underwriting Commission and other Expenses....  $5,445,652      $6,750,000      $7,500,000
Net Proceeds to Capitol Federal Financial..... $315,915,408    $428,032,610    $492,500,000
Net Proceeds Per Share........................    $9.83           $9.84           $9.85

         Please refer to "Risk Factors" beginning on page 8 of this document.


         These  securities  are not  deposits or accounts and are not insured or
guaranteed  by  the  Federal   Deposit   Insurance   Corporation  or  any  other
governmental agency.

         Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any other federal agency or state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.




                  CHARLES WEBB & COMPANY, a Division of Keefe,
                             Bruyette & Woods, Inc.



                               February 11, 1999

             [MAP of Registrant's market area to be produced here.]

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements.

The Companies:

                            Capitol Federal Financial
                                700 Kansas Avenue
                              Topeka, Kansas 66603

         Capitol Federal Financial will be the holding company for Capitol Federal Savings when our change in structure is complete. It is not currently an operating company and has not engaged in any business to date.

                  Capitol Federal Savings and Loan Association
                                700 Kansas Avenue
                              Topeka, Kansas 66603

         Capitol Federal Savings is a federal mutual savings association. At September 30, 1998, we had total assets of $5.32 billion, deposits of $3.89 billion, and total equity of $662.3 million. We are changing our structure by becoming a stock savings bank.


         We are a community-oriented savings association serving primarily the entire metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the metropolitan area of greater Kansas City through 24 full service and five limited service banking offices. We emphasize residential mortgage lending, primarily originating one-to four-family mortgage loans.

                        Capitol Federal Savings Bank MHC
                                700 Kansas Avenue
                              Topeka, Kansas 66603

         Upon completion of our change in structure and the stock offering, Capitol Federal Savings Bank MHC will own more than half of the outstanding shares of Capitol Federal Financial. Persons who had membership rights in Capitol Federal Savings as of the date of the change in structure will have these rights automatically exchanged for identical rights in Capitol Federal Savings Bank MHC after the change in structure.

         Capitol Federal Savings Bank MHC is not expected to engage in any business activity other than holding more than half of the shares of Capitol Federal Financial and investing any funds retained by it.

The Stock Offering

         We are offering between 32,136,106 and 43,478,261 shares of Capitol Federal Financial at $10.00 per share. Because of changes in financial market conditions before we complete the stock offering, the offering may increase to 50,000,000 shares with the approval of the Office of Thrift Supervision without any notice to you. If so, you will not have the chance to change or cancel your stock order.

         Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. will assist us in selling the stock. For further information about Charles Webb & Company's role in the offering, see "Our Corporate Change and Stock Offering Marketing Arrangements."

How We Determined the Offering Range and the $10.00 Price Per Share

         The independent appraisal by RP Financial, LC., dated as of November 20, 1998, established the offering range. This appraisal was based on our financial condition and operations and the effect of the additional capital raised in this offering. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. RP Financial will update the appraisal before the completion of the offering.


         After completion of the change in structure and the stock offering, each share of Capitol Federal Financial common stock, including the shares given to Capitol Federal Savings Bank MHC and the Capitol Federal Foundation, will have a book value of $9.82, at the maximum of the offering range. This means the price paid for each share sold in this offering will be 101.83% of the book value. This ratio is one important factor used by RP Financial in determining the appraised value of Capitol Federal Savings. Our ratio is lower than our peer group of publicly traded mutual holding companies ratio of 157.60%, and is lower than the ratio for all publicly traded thrift institutions of 127.07%.


Terms of the Offering

         We are offering the shares of common stock to those with subscription rights in the following order of priority:

          (1)  Depositors who held at least $50 with us on June 30, 1997.

          (2) The Capitol Federal Financial employee stock ownership plan.

          (3)  Depositors who held at least $50 with us on December 31, 1998.

          (4) Other members of Capitol Federal Savings on January 31, 1999.

          (5) Capitol Federal Savings' directors, officers and employees.

         Shares of common stock not subscribed for in the subscription offering will be offered to the general public in a direct community offering and, if necessary, a public offering. See pages 56 to 57.

Termination of the Offering


         The subscription offering will end on March 17, 1999. If all of the shares are not subscribed for and we do not get orders for the remaining shares by May 3, 1999, we will either:


          (1) promptly return any payment you made to us, with interest, or cancel any withdrawal authorization you gave us; or

          (2) extend the offering, if allowed, and give you notice of the extension and of your rights to cancel or change your order. If we extend the offering and you do not respond to the notice, then we will cancel your order and return your payment, with interest, or cancel any withdrawal authorization you gave us.

How We Will Use the Proceeds Raised From the Sale of Common Stock

         We intend to use the net proceeds received from the stock offering as follows:



 $ 50,000,000           Retained by Capitol Federal Financial in short-term
                           investments for general corporate purposes
   34,800,000           Employee stock ownership plan loan
   17,400,000           Cash Contribution to Capitol Federal Foundation
  325,800,000           Used to buy the stock of Capitol Federal Savings
 $428,000,000           Net proceeds from stock offering at the maximum
                           of the offering range


         We intend to use the proceeds at Capitol Federal Savings primarily to increase our mortgage-related and investment securities.

We Plan to Pay a Quarterly Cash Dividend

         We currently plan to pay a quarterly cash dividend with an annualized rate of $.40 per share, starting one quarter after the completion of our change in structure and stock offering. Based on our earnings history and the proceeds from the stock offering, we believe we will have the financial ability to pay this dividend. Future dividends are not guaranteed and will depend on our ability to pay them. We will not pay or take any steps to pay a tax-free dividend which qualifies as a return of capital for one year following the stock offering. See page 21.

The Common Stock Will be Traded on the Nasdaq National Market

         We expect our common stock to be traded on the Nasdaq National Market under the symbol "CFFN." Our application to list our stock on the Nasdaq National Market is currently pending. Persons purchasing shares may not be able to sell their shares at a price equal to or above $10.00.

Benefits to Management from the Offering

         We intend to establish the Capitol Federal Financial employee stock ownership plan which will purchase 8% of the shares sold in this offering. A loan from Capitol Federal Financial to the plan, funded by a portion of the proceeds from this offering, will be used to purchase these shares. If shares are not available for purchase by the employee stock ownership plan in the subscription offering, then the plan will purchase the shares in the open market. The employee stock ownership plan will provide a retirement benefit to all employees eligible to participate in the plan.

         We also intend to adopt a stock option plan and a restricted stock plan for the benefit of directors, officers and employees, subject to shareholder approval. If we adopt the restricted stock plan, some of these individuals will be awarded stock at no cost to them. As a result, both the employee stock ownership plan and the restricted stock plan will increase the voting control of management without a cash outlay.


         The following table presents the total value of the shares of common stock, at the maximum of the offering range, which would be acquired by the employee stock ownership plan and the total value of all shares to be available for award and issuance under the restricted stock plan. The table assumes that the value of the shares is the same as the purchase price in the offering. The table does not include a value for the options because the price paid for the option shares will be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized under an option only if the market price of the common stock increases.



                                                              Percentage of
                                      Estimated                Shares Sold
                                   Value of Shares           in the Offering

Employee Stock Ownership Plan....           $34,782,608             8.0%
Restricted Stock Awards..........            17,391,304             4.0
Stock Options....................                   ---            10.0
                                            -----------            ----
     Total.......................           $52,173,912            22.0%
                                            ===========            ====

         For a further discussion of benefits to management, see "Management."

We Intend to Contribute a Total of $34.8 Million in Cash and Stock to a New Charitable Foundation

         To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, the Capitol Federal Foundation, and to fund the foundation with shares of our common stock and cash with a total value equal to 8% of the shares sold in this offering. Based on the maximum amount of shares offered, we will issue an additional 1,739,130 shares to the foundation, worth $17.4 million, and make a cash contribution of $17.4 million to the foundation. We plan for the foundation to support charitable causes in Capitol Federal Savings' primary market areas. Charitable contributions by Capitol Federal Savings totaled $210,000 in 1996, $253,000 in 1997 and $301,000 in 1998. If we do establish the foundation, then the value of the common stock will be lower than if the offering was completed without the foundation. For a further discussion of the financial impact of the foundation, see "Risk Factors
- The establishment of Capitol Federal Foundation will reduce our earnings," "Pro Forma Data" and "Comparison of Valuation and Pro Forma Information With No Foundation." If we do not establish the foundation, the $17.4 million cash contribution will not be made and will become additional capital for use in Capitol Federal Savings' business.

Payment for Shares

         You may pay for your subscriptions:

         (1)      by personal check, official bank check or money order;

         (2)      by   authorizing  us  to  withdraw  money  from  your  deposit
                  account(s) maintained at Capitol Federal Savings; or

         (3) in cash, if delivered in person at any full-service banking office of Capitol Federal Savings, although we request that you exchange cash for a check with any of our tellers.

Stock Information Center

         If you have any questions regarding the offering or our change in structure, please call the Stock Information Center at (877) 815-1820.


         Capitol Federal Savings has a website (http://www.capfed.com). Upon completion of the subscription offering on March 17, 1999, the website will provide current updates on the status of the offering.


Subscription Rights

         Subscription rights are not allowed to be transferred and we will act to ensure that you do not transfer your subscription rights. We will not accept any stock orders that we believe involve the transfer of subscription rights.

Important Risks in Owning Capitol Federal Financial's Common Stock

         Before you decide to purchase stock, you should read the "Risk Factors" section on pages 8 to 10 of this document.


                                  RISK FACTORS

         You should consider these risk factors, in addition to the other information in this prospectus, before deciding whether to make an investment in this stock.

Rising interest rates may hurt our profits.

         To be profitable, we have to earn more money in interest we receive on loans and investments we make than we pay to our depositors and lenders in interest. If interest rates rise, our net interest income could be negatively affected if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest received on interest-earning assets, such as loans, mortgage-related and investment securities. This would cause income to go down. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the value of our mortgage-related and investment securities. For a further discussion of how changes in interest rates could impact us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations Asset and Liability Management and Market Risk."

Our use of proceeds from this offering to buy mortgage-related securities could increase our risk that changes in market interest rates will result in lower income.

         We intend to use the net proceeds from the stock sale to purchase adjustable rate mortgage-related securities with interest rates that fluctuate with the general trends in the U.S. bond market. These rates could decrease, causing us to earn less on these assets in the future.


         In addition to investing the net stock proceeds, we intend to continue our current growth strategy by purchasing up to an additional $3.00 billion of adjustable rate mortgage-related securities, from time to time over the next three years. We would fund these purchases with long-term fixed rate borrowings at rates which initially would increase our net interest income. If market interest rates change substantially, our net interest income could be reduced.


Capitol Federal Savings Bank MHC will own more than half of the stock of Capitol Federal Financial. This means that Capitol Federal Savings Bank MHC will have enough votes to control what happens on most matters put to a vote of stockholders.


         Capitol Federal Savings Bank MHC is required by the Office of Thrift Supervision to own more than half of the common stock of Capitol Federal Financial. The board of directors of Capitol Federal Savings Bank MHC will have the power to vote this stock. Members of Capitol Federal Savings, who elect the board of Capitol Federal Savings Bank MHC, have generally assigned this right to the board. Therefore, the board of Capitol Federal Savings Bank

MHC will control the results of most matters put to a vote of stockholders of Capitol Federal Financial. We cannot assure you that the votes cast by Capitol Federal Savings Bank MHC will be in your personal best interests. For more information regarding your lack of voting control over Capitol Federal
Financial, see "Capitol Federal Savings Bank MHC" and "Restrictions on Acquisition of Capitol Federal Financial and Capitol Federal Savings."

After the change in structure and stock offering, our net income-to-equity ratio will be low compared to other companies and our compensation expenses will increase. This could negatively impact the price of our stock.

         The proceeds we will receive from the sale of our common stock will significantly increase our capital and it will take us time to fully use it in our business operations. Our compensation expenses will also increase because of the costs associated with the employee stock ownership and stock-based incentive plans. Therefore, we expect our return on equity to be below our historical level and less than our regional and national peers. This low return on equity could hurt our stock price. We cannot guarantee when or if we will achieve returns on equity that are comparable to industry peers. For further information regarding pro forma income and expenses, see "Pro Forma Data."

The establishment of the Capitol Federal Foundation will reduce our earnings.

         Capitol Federal Financial intends to contribute to the Capitol Federal Foundation shares of its common stock equal to 4% of the shares sold in the stock offering, worth $17.4 million, plus cash equal to the value of 4% of the stock sold in the stock offering, or $17.4 million at the maximum of the estimated offering range. This contribution will be a significant expense to Capitol Federal Financial and will decrease our operating results for the year ending September 30, 1999. For a further discussion regarding the effect of the contribution to the foundation, see "Pro Forma Data."

The contribution to the Capitol Federal Foundation means that your total ownership will be 1.65% less after we make the contribution.

         If you purchase shares, then your voting interests in Capitol Federal Financial will be reduced by 1.65% when we contribute our shares to the foundation. For a further discussion regarding the effect of the contribution to the foundation, see "Pro Forma Data," "Comparison of Valuation and Pro Forma Information With No Foundation" and "Our Corporate Change and Stock Offering - Capitol Federal Foundation."

We intend to grant stock options and restricted stock to the board and management following the change in structure and stock offering which could further reduce your voting control.

         If approved by a vote of the shareholders, excluding the shares owned by Capitol Federal Savings Bank MHC, we intend to establish a stock option plan with a number of shares equal to 10% of the shares issued to the public and a restricted stock plan with a number of shares equal to 4% of the shares issued to the public, worth $17.4 million at the purchase price and assuming the maximum of the estimated offering range, for the benefit of directors, officers and employees of Capitol Federal Financial and Capitol Federal Savings. Stock options are paid for by the recipient in an amount equal to the fair market value of the stock on the date of the grant. This payment is not made until the option is actually exercised by the recipient. Restricted stock is a bonus paid in the form of stock rather than cash, and is not paid for by the recipient. Awards under these plans will reduce the voting control of all stockholders. For further discussion regarding these plans, see "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."

If our computer systems do not properly work on January 1, 2000, our business operations will be disrupted.

         If our computer systems and the computer systems operated by our third party vendors do not properly work on January 1, 2000, then we could experience a disruption in our business operations. As a result, our financial condition and results of operations could be weakened. In addition, if we do not do a good job preparing for the January 1, 2000 date change, then regulators may take action against us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Issues."

                        SELECTED FINANCIAL AND OTHER DATA

         The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended September 30 is derived from our audited financial statements. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page F-2. Fiscal 1996 results include the effect of a one-time Savings Association Insurance Fund recapitalization assessment of approximately $24.2 million.



                                                                                      September 30,
                                                      ----------------------------------------------------------------------
                                                           1998           1997           1996           1995         1994
                                                      --------------- -------------- -------------- -----------  -----------
                                                                                     (In Thousands)

Selected Financial Condition Data:

Total assets.........................................    $5,315,801     $4,923,657     $4,453,672  $4,350,293     $4,009,047
Loans receivable, net................................     3,711,152      3,322,102      2,944,906   2,751,634      2,288,472
Securities purchased under agreement to resell.......       235,000            ---            ---         ---            ---
Investment securities, held-to-maturity..............       160,569        585,394        717,348     671,227        691,355
Mortgage-related securities:
   Available-for-sale, at market value...............       747,991        754,179        607,738         ---            ---
   Held-to-maturity..................................       320,379        120,007         17,006     771,163        884,868
Federal Home Loan Bank stock.........................        43,584         40,398         37,752      35,415         35,415
Deposits.............................................     3,894,180      3,787,123      3,740,718   3,673,630      3,447,628
Borrowings...........................................       675,000        450,000         75,000      75,000            ---
Equity...............................................       662,332        604,786        547,422     515,882        485,508


                                                                                Year Ended September 30,
                                                      ------------------------------------------------------------------------
                                                           1998           1997            1996           1995           1994
                                                      ------------  --------------  -------------    -----------     ---------
                                                                                     (In Thousands)

Selected Operations Data:

Total interest and dividend income...................    $363,644       $330,097       $306,389        $275,467       $241,793
Total interest expense...............................     234,897        207,457        200,401         193,197        151,358
                                                        ---------     ----------     ----------      ----------      ---------

   Net interest income...............................     128,747        122,640        105,988          82,270         90,435
Provision (recovery) for loan losses.................       2,462             56            865             ---         (1,986)
                                                        ---------     ----------     ----------      ----------      ---------
   Net interest income after provision (recovery)
    for loan losses..................................     126,285        122,584        105,123          82,270         92,421
Fees and service charges.............................       8,398          7,450          6,966           4,898          4,787
Gain on sales of loans, mortgage-related
 securities and investment securities................         ---            ---            ---             ---          3,972
Other non-interest income............................       4,455          3,637          4,431           6,329          5,929
                                                        ---------     ----------     ----------      ----------      ---------
   Total non-interest income.........................      12,853         11,087         11,397          11,227         14,688
   Total non-interest expense........................      50,366         45,276         71,505          43,266         42,914
                                                        ---------     ----------     ----------      ----------      ---------
   Income before income tax expense..................      88,772         88,395         45,015          50,231         64,195
Income tax expense...................................      34,781         35,691         18,393          19,857         24,359
                                                        ---------     ----------     ----------      ----------      ---------
   Net income........................................   $  53,991      $  52,704      $  26,622       $  30,374      $  39,836
                                                        =========      =========      =========       =========      =========



                                                                                      Year Ended September 30,
                                                            -----------------------------------------------------------------------
                                                               1998           1997            1996           1995           1994
                                                            -------------  --------------- -------------- ------------  -----------

Selected Financial Ratios and Other Data:
Performance Ratios:
  Return on average assets...........................           1.05%          1.12%          0.60%           0.73%          1.01%
  Return on average equity...........................           8.52           9.15           5.01            6.07           8.56
  Interest rate spread information:
   Average during period.............................           1.91           2.04           1.83            1.13           1.55
   End of period.....................................           1.83           1.97           1.86            1.39           1.46
  Net interest margin................................           2.56           2.75           2.48            1.98           2.32
  Ratio of operating expense to average
   total assets......................................           0.98           0.97           1.62            1.04           1.08
  Ratio of average interest-earning assets to
   average interest-bearing liabilities..............           1.14           1.15           1.14            1.14           1.13
  Efficiency ratio...................................          36.45          34.63          62.51           47.43          41.74

Asset Quality Ratios:
 Non-performing assets to total assets at
  end of period......................................           0.15           0.18           0.17            0.41           0.21
 Non-performing loans to total loans.................           0.17           0.18           0.14            0.15           0.26
 Allowance for loan losses to non-performing
  loans..............................................          65.52          26.83          39.67           32.35          65.40
 Allowance for loan losses to loans
  receivable, net....................................           0.11           0.05           0.05            0.05           0.17

Capital Ratios:
 Equity to total assets at end of period.............          12.46          12.28          12.29           11.86          12.11
 Average equity to average assets....................          12.37          12.13          12.02           11.98          11.75

Other Data:
 Number of full-service offices......................            24             24             23              23             23
 Number of limited service offices...................             5              3              2               1              1

                               RECENT DEVELOPMENTS

         The selected financial and operating data presented below at December 31,1998 and for the three months ended December 31, 1998 and 1997 are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been included. The results of operations and other data for the three months ended December 31, 1998, are not necessarily indicative of the results of operations for the fiscal year ending September 30, 1999.


                                                    ----------------------------
                                                     December 31,  September 30,
                                                         1998           1998
                                                    ----------------------------
                                                             (In Thousands)

Selected Financial Condition Data:

Total Assets.......................................  $5,366,265    $5,315,801
Loans Receivable, net..............................   3,761,173     3,711,152
Securities Purchased under Agreement to Resell.....     144,851       235,000
Investment Securities, held to maturity............      10,100       160,569
Mortgage related securities:
    Available-for-sale, at market value............   1,099,907       747,991
    Held-to-maturity...............................     181,460       320,379
Federal Home Loan Bank stock.......................      43,584        43,584
Deposits...........................................   3,956,235     3,894,180
Borrowings.........................................     675,000       675,000
Equity.............................................     670,045       662,332

                                              -------------------------------
                                                For the Three Months Ended
                                                        December 31,
                                              -------------------------------
                                                   1998              1997
                                              -------------     -------------
                                                    (In Thousands)
Selected Operations Data:

Total interest income........................  $     91,418      $     90,194
Total interest expense.......................        60,211            57,664
                                               ------------      ------------

     Net interest income.....................        31,207            32,530
Provision for loan losses....................           ---               ---
                                               ------------      ------------
     Net interest income after
       provision for loan losses.............        31,207            32,530
Fees and service charges.....................         2,153             2,235
Other non-interest income....................           955             1,096
                                               ------------      ------------
     Total non-interest income...............         3,108             3,331
     Total non-interest expense..............        12,269            11,324
                                               ------------      ------------
     Income before income tax expense........        22,046            24,537
Income tax expense...........................         8,554             9,815
                                               ------------      ------------
     Net income..............................  $     13,492      $     14,722
                                               ============      ============
                                       13

                                                   -----------------------------
                                                    For the Three Months Ended
                                                           December 31,
                                                   -----------------------------
                                                       1998           1997
                                                   ------------   --------------

Selected Financial Ratios and Other Data:
Performance Ratios:
  Return on average assets.....................        1.04%          1.25%
  Return on average equity.....................        8.37%          9.99%
  Interest rate spread information:
    Average during period......................        1.90%          1.99%
    End of period..............................        1.94%          1.89%

  Net interest margin..........................        2.44%          2.79%
  Ratio of operating expense to
    average total assets.......................        0.95%          0.96%

  Ratio of average interest-earning
    assets to average
    interest-bearing liabilities...............        1.15           1.14
  Efficiency ratio.............................       36.50%         32.33%

Asset Quality Ratios:
  Non-performing assets to total
    assets at end of period....................        0.14%          0.14%
  Non-performing loans to total loans..........        0.15%          0.15%
  Allowance for loan losses to
    non-performing loans.......................       72.17%         31.98%
  Allowance for loan losses to loans
    receivable, net............................        0.11%          0.05%

Capital Ratios:
  Equity to total assets at end of period......       12.49%         12.42%
  Average equity to average assets.............       12.45%         12.48%

Other Data:
  Number of full service offices...............         25             24
  Number of limited service offices............          5              3

Capital Requirements

         The following table sets forth Capitol Federal Savings' historical compliance with its capital requirements at December 31, 1998. See "How We are Regulated - Regulatory Capital Requirements".


                                                ------------------------------
                                                     At December 31, 1998
                                                ------------------------------
                                                   Amount            Percent
                                                -------------    -------------
Tangible Capital
     Actual.................................      $662,691            12.27%
     Required...............................        80,978             1.50%
     Excess.................................       581,713            10.77%

Core Capital
     Actual.................................      $662,691            12.27%
     Required...............................       161,956             3.00%
     Excess.................................       500,735             9.27%

Risk-based Capital
     Actual.................................      $666,461            27.62%
     Required...............................       193,048             8.00%
     Excess.................................       473,413            19.62%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                         OF RECENT FINANCIAL INFORMATION

Comparison of Financial Condition at December 31, 1998 and September 30, 1998

         Total assets at December 31, 1998 were $5.37 billion compared to $5.32 billion at September 30, 1998, an increase of $50.5 million. The primary factor in this increase was a $213.0 million increase in mortgage-related securities and a $50.0 million increase in loans. These increases were partially offset by a $240.6 million decrease in investment securities. Investment securities decreased from $395.6 million at September 30, 1998 to $155.0 million at December 31, 1998 as a result of maturities and call options that were exercised on securities.


         At December 31, 1998, non-accruing one- to four-family loans totaled $5.5 million and non-accruing consumer loans totaled $170,000. At the same date in 1997, non-accruing one- to four-family loans totaled $5.0 million and non-accruing consumer loans totaled $80,000. There were no other non-accruing loans at either date.


         Total deposits of Capitol Federal Savings increased by $62.1 million from $3.89 billion at September 30, 1998 to $3.95 billion at December 31, 1998. The increase was primarily due to interest credited to accounts of $42.9 million.

         Total equity at December 31, 1998 was $670.0 million compared to $662.3 million at September 30, 1998. This is an increase of $7.7 million or 1.2%. Net earnings of $13.5 million for the three months ended December 31, 1998 were offset by a $5.8 million decrease in unrealized gain in securities available for sale, net of deferred income taxes.

Comparison of Operating Results for the Three Months Ended December 31, 1998 and December 31, 1997

         General. Net income for the three months ended December 31, 1998 was $13.5 million compared to $14.7 million for the three months ended December 31, 1997. Net interest income decreased $1.3 million or 4.1% for the three months ended December 31, 1998 compared to the same period in 1997. The decrease in net interest income occurred because the rate earned on the loan portfolio decreased 32 basis points while the rate paid on deposits only decreased 18 basis points, causing a net reduction in the net interest spread.


         Average interest-earning assets for the three months ended December 31, 1998 increased 7.1% to $5.25 billion. The increase was due primarily to a $361.4 million increase in the average balance of mortgage-related securities and a
$379.6 million increase in the average balance of loans. Average interest-bearing liabilities increased 7.4% to $4.60 billion compared to the three months ended December 31, 1997. The increase was the result of additional borrowings from the Federal Home Loan Bank of $225 million and increased average deposit balances. The net interest spread decreased 9 basis points from 1.99% for the three months ended December 31, 1997 to 1.90% for the three months ended December 31, 1998.

         Interest Income. Interest income for the three months ended December 31, 1998 was $91.4 million compared to $90.2 million for the three months ended December 31, 1997. This is an increase of $1.2 million or 1.4%. The increase in interest income was primarily the result of growth in average interest-earning assets from $4.90 billion for the three months ended December 31, 1997 to $5.25 billion for the three months ended December 31, 1998. The yield on interest-earning assets for the three months ended December 31, 1998 decreased to 7.12% compared to 7.41% for the same period in 1997. The decrease in average yield partially offset the increase in interest income due to volume.

         Interest Expense. Interest expense for the three months ended December 31, 1998 was $60.2 million as compared to $57.7 million for the three months ended December 31, 1997. This is an increase of $2.5 million or 4.4%. The increase in interest expense was primarily the result of growth in average interest-bearing liabilities from $4.28 billion for the three months ended December 31, 1997 to $4.60 billion for the three months ended December 31, 1998. The rate paid on average interest-bearing liabilities for the three months ended December 31, 1998 decreased to 5.18% compared to 5.35% for the same period in 1997, which partially offset the increase in interest expense due to volume.

         Provision for Loan Losses. Capitol Federal Savings' total non-accruing loans decreased from $6.2 million at September 30, 1998 to $5.7 million at December 31, 1998. The decrease of $574,000 occurred in non-accruing one- to four-family residential loans. No provision for loan losses was recorded for the quarter ended December 31, 1998. The allowance for loan losses is based upon management's ongoing, quarterly assessments of the estimated losses inherent in the loan portfolio. Management believes that the balance of the allowance for loan losses was adequate to cover losses inherent in the loan portfolio as of December 31, 1998. Capitol Federal Savings' total non-accruing loans decreased from $6.1 million at September 30, 1997 to $5.1 million at December 31, 1997. The reduction in the balance of non-accruing loans was caused by a $1.0 million commercial real estate loan at September 30, 1997 that became current by December 31, 1997. No provision for loan losses was recorded for the quarter ended December 31, 1997. Management believes that the balance of the allowance for loan losses was adequate to cover losses inherent in the loan portfolio as of December 31, 1997.

         Non-interest Income. Non-interest income for the three months ended December 31, 1998 was $3.1 million compared to $3.3 million for the three months ended December 31, 1997. This is a decrease of $223,000 or 6.7%. The decrease was due to a $90,000 reduction in service fee income and a total of $169,000 in reduction in miscellaneous other non-operating income.

         Non-interest Expense. Non-interest expense was $12.3 million for the three months ended December 31, 1998 compared to $11.3 million for the three months ended December 31, 1997. This is an increase of $945,000 or 8.3%. Compensation and benefits expense increased to $6.4 million for the three months ended December 31, 1998 compared to $6.0 million for the three months ended December 31, 1997. This is a $350,000 or 5.8% increase. The increase was due to the addition of forty-eight full-time equivalent employees over the year resulting principally from the opening of 2 limited service offices and one full-service office. Office occupancy expense increased $192,000 over the same period of the previous year due to the opening of new facilities and normal maintenance on existing facilities. Fees paid to outside service providers increased $173,000 in the quarter ended December 31, 1998 compared to the quarter ended December 31, 1997.

         Income Taxes. Income taxes for the three months ended December 31, 1998 were $8.5 million compared to $9.8 million for the three months ended December 31, 1997. This is a decrease of $1.3 million or 12.8%. The reduction in tax expense is due to lower earnings and a reduction of 2.0% in the tax rate for the State of Kansas.


                            CAPITOL FEDERAL FINANCIAL

         After completing our change in structure, the stock offering and a planned contribution of shares to the Capitol Federal Foundation, we will appear as shown below:

-----------------------------------
      DEPOSITORS OF CAPITOL
   FEDERAL SAVINGS BANK WITH
        MEMBERSHIP RIGHTS
-----------------------------------
                  |
                  |                              Total Public Shares
   ----------------------------   ------------------------   ------------------
        CAPITOL FEDERAL SAVINGS     MINORITY STOCKHOLDERS      CAPITOL FEDERAL
                BANK MHC                                          FOUNDATION
   ----------------------------   ------------------------   ------------------
                  |                      |                       |
                  |  57.03% of the       |   41.31% of the       |  1.65% of the
                  |  common stock        |    common stock       |  common stock
--------------------------------------------------------------------------------
                           CAPITOL FEDERAL FINANCIAL
--------------------------------------------------------------------------------
                                   |
                                   |     100% of the common stock
--------------------------------------------------------------------------------
                          CAPITOL FEDERAL SAVINGS BANK
--------------------------------------------------------------------------------


         Capitol Federal Financial will be incorporated under Federal law to hold all of the stock of Capitol Federal Savings Bank. Capitol Federal Financial has applied for the approval of the Office of Thrift Supervision to become a savings and loan holding company and will be subject to regulation by that agency. After we complete the stock sale, Capitol Federal Financial will be a unitary savings and loan holding company. See "How We are Regulated - Capitol Federal Financial." Capitol Federal Financial will have no significant assets other than all of the outstanding shares of common stock of Capitol Federal Savings, the $50.0 million of the net proceeds it keeps and its loan to the Capitol Federal Financial employee stock ownership plan. Capitol Federal Financial will have no significant liabilities. See "How We Intend to Use the Proceeds." Initially, the management of Capitol Federal Financial and Capitol Federal Savings will be substantially the same and Capitol Federal Financial will use the offices of Capitol Federal Savings. Capitol Federal Financial intends to utilize the support staff of Capitol Federal

Savings from time to time and will pay Capitol Federal Savings for this expense. If Capitol Federal Financial expands or changes its business in the future, we may hire our own employees.

         We believe the proposed mutual holding company structure will give us more flexibility to change our business activities by forming new companies which we own, or by buying other companies, including other financial institutions and financial services companies. We do not have any current plans to do these things. Capitol Federal Financial intends to pay for its business activities with the proceeds it keeps from the stock sale and the money we earn from investing the proceeds, as well as from dividends from Capitol Federal Savings. See "Our Policy Regarding Dividends."

         The principal executive offices of Capitol Federal Financial will be located at 700 Kansas Avenue, Topeka, Kansas 66603, and its telephone number will be (785) 235-1341.


                          CAPITOL FEDERAL SAVINGS BANK


         Capitol Federal Savings is a federally chartered and insured mutual savings institution with 24 full service offices and five limited service offices. At September 30, 1998, Capitol Federal Savings had total assets of $5.32 billion, total deposits of $3.89 billion and equity of $662.3 million. For more information regarding the business and operations of Capitol Federal Savings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Capitol Federal Savings."


         Capitol Federal Savings is examined and regulated by the Office of Thrift Supervision, its primary federal regulator. Capitol Federal Savings is also regulated by the FDIC. Capitol Federal Savings is required to have certain reserves set by the Federal Reserve Board and is a member of the Federal Home Loan Bank of Topeka, which is one of the 12 regional banks in the Federal Home Loan Bank System.

         The executive offices of Capitol Federal Savings Bank are located at 700 Kansas Avenue, Topeka, Kansas 66603, and its telephone number is (785) 235-1341.


                        CAPITOL FEDERAL SAVINGS BANK MHC

         As part of the restructuring of Capitol Federal Savings pursuant to the Plan of Reorganization and Stock Issuance Plan, Capitol Federal Savings will organize the Capitol Federal Savings Bank MHC as a federal mutual holding company. Persons with membership or liquidation rights in Capitol Federal Savings as of the date of the reorganization will continue to have these rights in Capitol Federal Savings Bank MHC after the reorganization as long as they remain depositors of Capitol Federal Savings. Borrowers whose loans were outstanding on January 6, 1993 have membership rights in Capitol Federal Savings and will have membership rights in Capitol Federal Savings Bank MHC after the reorganization as long as their loans remain outstanding. Members of Capitol Federal Savings Bank MHC, consisting solely of depositors and certain borrowers of Capitol Federal Savings, will have the authority to elect the board of directors of Capitol Federal Savings Bank MHC.


         Capitol Federal Savings Bank MHC's principal assets will be the shares of common stock, par value $.01 per share, of Capitol Federal Financial received in the reorganization and $100,000 contributed by Capitol Federal Savings as its initial capitalization. Initially, Capitol Federal Savings Bank MHC does not intend to conduct any business except to own a majority of the common stock of Capitol Federal Financial and invest any money it has. Capitol Federal Savings Bank MHC will be a mutual corporation chartered under federal law and regulated by the Office of Thrift Supervision. Capitol Federal Savings Bank MHC will be subject to the limitations and restrictions imposed on savings and loan holding companies by the Home Owners' Loan Act. See "How We are Regulated - Capitol Federal Savings Bank MHC."


         The executive offices of Capitol Federal Savings Bank MHC will be located at 700 Kansas Avenue, Topeka, Kansas 66603, and its telephone number will be (785) 235-1341.


                        HOW WE INTEND TO USE THE PROCEEDS


         Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the reorganization and stock issuance is completed, it is presently anticipated that the net proceeds from the sale of the shares of common stock will be between $315.9 million and $428.0 million and up to $492.5 million assuming an increase in the estimated value of the common stock sold in this offering by 15%. See "Pro Forma Data" and "Our Corporate Change and Stock Offering - How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" as to the assumptions used to arrive at these amounts.


         Capitol Federal Financial will retain $50.0 million of the net reorganization proceeds and will purchase all of the capital stock of Capitol Federal Savings to be issued in the reorganization in exchange for the remaining reorganization proceeds, net of reorganization-related expenses and the loan to be made to the employee stock ownership plan. Capitol Federal Financial intends to use a portion of the net proceeds to make a loan directly to the employee stock ownership plan to enable the employee stock ownership plan to purchase up to 8.0% of the shares of common stock sold in the offering of between 32,136,106 and 50,000,000 shares of Capitol Federal Financial common stock at $10.00 per share through the Subscription Offering, the Community Offering and the Public Offering (the "Offerings"). Based upon the issuance of 32,136,106 shares of common stock and 43,478,261 shares of common stock at the minimum and maximum of the estimated offering range, respectively, the loan to the employee stock ownership plan would be $25.7 million and $34.8 million, respectively. See "Management - Benefits - Employee Stock Ownership Plan." The remaining net proceeds retained by Capitol Federal Financial initially may be used to invest in U.S. Government and federal agency securities of various maturities, mortgage-related or other securities, deposits in either Capitol Federal Savings or other financial institutions, or a combination thereof. The net proceeds retained by Capitol Federal Financial may ultimately be used to:

          o    support Capitol Federal Savings' lending activities;

          o    repay borrowings in the ordinary course of business; or

          o support the future expansion of operations through the establishment of additional banking offices or other customer facilities or through acquisitions of other financial institutions or branch offices, although no such acquisition transactions are specifically being considered at this time.


The net proceeds from the Offerings may also be used for other business and investment purposes, including the payment of regular or special cash dividends, possible repurchases of the common stock or returns of capital. Capitol Federal Financial and Capitol Federal Savings have committed, however, not to take any action to further the payment of any return of capital on the common stock during the one-year period subsequent to completion of the reorganization. Management of Capitol Federal Financial may consider expanding or diversifying its activities, as such opportunities become available.


         Following the six-month anniversary of the completion of the reorganization, to the extent permitted by the Office of Thrift Supervision and based upon then existing facts and circumstances, Capitol Federal Financial's board of directors may determine to repurchase shares of common stock, subject to any applicable statutory and regulatory requirements. Such facts and circumstances may include but not be limited to:

          o market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in Capitol Federal Financial's return on equity;

          o the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

          o any other circumstances in which repurchases would be in the best interests of Capitol Federal Financial and its stockholders.

Any stock repurchases will be subject to the determination of Capitol Federal Financial's board of directors that Capitol Federal Savings will be capitalized in excess of all applicable regulatory requirements after any such repurchases.


         The portion of the net proceeds used by Capitol Federal Financial to purchase the capital stock of Capitol Federal Savings will be added to Capitol Federal Savings' general funds to be used for general corporate purposes, including increased lending activities and to support the expansion of Capitol Federal Savings' wholesale leverage strategy, which entails the purchase of adjustable rate mortgage-related securities funded by fixed rate borrowings. See "Risk Factors -Our use of proceeds from this offering to buy mortgage-related securities could increase our risk that changes in market interest rates will result in lower income." While the amount of net proceeds received by Capitol Federal Savings will further strengthen Capitol Federal Savings' capital position, which already substantially exceeds all regulatory requirements, we are not reorganizing  primarily to raise  capital.  After the  reorganization  and stock issuance, based upon the maximum of the estimated offering range, Capitol Federal Savings' tangible capital ratio will be approximately 16.67%. As a result, Capitol Federal Savings will continue to be a well-capitalized institution.

         The net proceeds may vary because total expenses of the reorganization and stock issuance may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the reorganization and stock issuance is adjusted to reflect a change in the estimated pro forma market value of Capitol Federal Savings. Payments for shares made through withdrawals from existing deposit accounts at Capitol Federal Savings will not result in the receipt of new funds for investment by Capitol Federal Savings but will result in a reduction of Capitol Federal Savings' interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.


                           MARKET FOR THE COMMON STOCK


         Capitol Federal Financial and Capitol Federal Savings have never issued capital stock, and consequently there is no established market for the common stock at this time. Capitol Federal Financial has applied to have its common stock quoted on the Nasdaq National Market under the symbol "CFFN." Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at these quoted prices, subject to various securities laws and other regulatory requirements. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of Capitol Federal Financial, Capitol Federal Savings or any market maker. Accordingly, the number of active buyers and sellers of the common stock at any particular time may be limited. Capitol Federal Financial intends to meet the requirements for listing on the Nasdaq National Market. There can be no assurance, however, that purchasers will be able to sell their shares at or above the purchase price.



                         OUR POLICY REGARDING DIVIDENDS

         Following completion of the reorganization, the board of directors of Capitol Federal Financial intends to pay quarterly cash dividends on the common stock, beginning after the first quarter following completion of the reorganization and stock issuance. The initial annual dividend rate to be paid on the common stock will be at an annualized rate of $.40 per share. The continued payment of dividends will depend upon a number of factors, including capital requirements, Capitol Federal Financial's and Capitol Federal Savings' financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. If Capitol Federal Savings Bank MHC does not waive the receipt of any dividends from Capitol Federal Financial, the amount of dividends payable by Capitol Federal Financial to public stockholders may be reduced. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by Office of Thrift Supervision policy and regulations, be paid in addition to, or in lieu of, regular cash dividends.

Capitol Federal Financial intends to file consolidated tax returns with Capitol Federal Savings. Accordingly, it is anticipated that any cash distributions made by Capitol Federal Financial to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

         Dividends from Capitol Federal Financial will depend, in large part, upon receipt of dividends from Capitol Federal Savings, because Capitol Federal Financial initially will have no source of income other than dividends from Capitol Federal Savings, earnings from the investment of proceeds from the sale of shares of common stock retained by Capitol Federal Financial, and interest payments with respect to Capitol Federal Financial's loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on "capital distributions" by savings institutions. See "How We Are Regulated - Limitations on Dividends and Other Capital Distributions."


         Any payment of dividends by Capitol Federal Savings to Capitol Federal Financial which would be deemed to be drawn out of Capitol Federal Savings' bad debt reserves would require a payment of taxes at the then-current tax rate by Capitol Federal Savings on the amount of earnings deemed to be removed from the reserves for such distribution. Capitol Federal Savings does not intend to make any distribution to Capitol Federal Financial that would create such a federal tax liability. See "Taxation."



                        CAPITOL FEDERAL SAVINGS BANK MHC
                       INTENDS TO WAIVE ANY DIVIDENDS FROM
                            CAPITOL FEDERAL FINANCIAL


         The board of directors of Capitol Federal Savings Bank MHC will determine whether Capitol Federal Savings Bank MHC will waive the receipt of dividends declared by Capitol Federal Financial each time Capitol Federal Financial declares a dividend. The board of directors of Capitol Federal Savings Bank MHC presently intends to waive the receipt of dividends declared by Capitol Federal Financial. Office of Thrift Supervision regulations require Capitol Federal Savings Bank MHC to notify the Office of Thrift Supervision of any proposed waiver of the right to receive dividends. It is the Office of Thrift Supervision's practice to review dividend waiver notices on a case-by-case basis, and, in general, not to object to any such waiver if:


          o the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members;

          o for as long as the subsidiary holding company is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered to be a restriction on the stockholders' equity of the subsidiary holding company, which restriction, if material, is disclosed in the public financial statements of the subsidiary holding company as a note to the financial statements;

          o the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with Statement of Financial Accounting Standards No. 5, where the subsidiary holding company determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability;

          o the amount of any waived dividend is considered as having been paid by the subsidiary holding company in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations; and

          o in the event the mutual holding company converts to stock form, the appraisal submitted to the Office of Thrift Supervision in connection with the conversion transaction takes into account the amount of the dividends waived by the mutual holding company.


In addition, the Office of Thrift Supervision has announced that the dividends waived by mutual holding companies will affect the ratio pursuant to which shares of common stock of a subsidiary holding company held by all of the stockholders who purchase shares of common stock other than the mutual holding company would be exchanged for shares of common stock of the converted holding company in a conversion transaction. The Office of Thrift Supervision will not permit a pro rata exchange if the mutual holding company has waived the receipt of cash dividends by the subsidiary holding company. Accordingly, the precise treatment of any conversion transaction cannot be assured. Any waiver of dividends by Capitol Federal Savings Bank MHC is likely to result in an adjustment to the ratio pursuant to which shares of common stock are exchanged for shares of the converted mutual holding company in a conversion transaction, which adjustment will have the effect of diluting minority stockholders' interests. The board of directors of Capitol Federal Savings Bank MHC has no intention of converting to stock form. See "Capitol Federal Savings Bank MHC May Consider Converting to Stock Form in the Future."


         Capitol Federal Savings Bank MHC's board of directors may conclude that a dividend waiver by Capitol Federal Savings Bank MHC, which permits retention of capital by Capitol Federal Financial, is in the best interest of Capitol Federal Savings Bank MHC's members because, among other reasons:

          o Capitol Federal Savings Bank MHC has no need for the dividend for its business operations;

          o the cash that would be received could be invested by Capitol Federal Financial more effectively; and

          o such waiver preserves the retained earnings of Capitol Federal Savings Bank MHC through its principal asset (Capitol Federal Financial), which would be available for distribution in the unlikely event of a voluntary liquidation of Capitol Federal Financial after satisfaction of claims of depositors and other creditors.

The board of directors may consider other factors in determining whether such waiver is consistent with its fiduciary duties to members of Capitol Federal Savings Bank MHC. There is no assurance that Capitol Federal Savings Bank MHC will waive the receipt of the dividends.

         Immediately after completion of the reorganization and the stock issuance, it is expected that Capitol Federal Savings Bank MHC's operations will consist of activities relating to its investment in, and control of, a majority of the shares of common stock of Capitol Federal Financial, maintenance of books and records relating to members of Capitol Federal Savings Bank MHC and investing funds retained by it. In the future, Capitol Federal Savings Bank MHC may accept dividends paid by Capitol Federal Financial to be used for the payment of operating expenses and other purposes, including purchasing common stock from time to time in the open market or from Capitol Federal Financial. There can be no assurance that Capitol Federal Savings Bank MHC will accept dividends paid by Capitol Federal Financial, or if such dividends are accepted, that Capitol Federal Savings Bank MHC will purchase shares of common stock in the open market. Any purchases of common stock other than from Capitol Federal Savings Bank MHC will increase the percentage of Capitol Federal Financial's outstanding shares of common stock held by Capitol Federal Savings Bank MHC and increase the number of shares eligible to be sold in any subsequent offering or mutual to stock conversion of Capitol Federal Savings Bank MHC. Any waiver of dividends by Capitol Federal Savings Bank MHC is likely to result in an adjustment to the ratio pursuant to which shares of common stock are exchanged for shares of the converted mutual holding company in the event of a conversion transaction, which adjustment will have the effect of diluting minority stockholders' percentage ownership interest in the converted mutual holding company's shares. See "Capitol Federal Savings Bank MHC May Consider Converting to Stock Form in the Future."


                                 PRO FORMA DATA

         The actual net proceeds from the sale of the common stock cannot be determined until the reorganization is completed. However, net proceeds are currently estimated to be between $303.1 million and $410.6 million, or $472.5 million in the event the estimated offering range is increased by 15%, based upon the following assumptions:

          o all shares of common stock will be sold in the offering of non-transferable rights to subscribe for the common stock, in order of priority, to Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders, Other Members and Directors, Officers and Employees ("Subscription Offering");

          o no fees will be paid to Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. on shares purchased by (1) the employee stock ownership plan and any other employee benefit plan of Capitol Federal Financial or Capitol Federal Savings, (2) officers, directors, employees and members of their immediate families or (3) the foundation;

          o Charles Webb & Company will receive a fee equal to 1.25% of the aggregate purchase price for sales in the Subscription Offering (excluding the sale of shares to the employee stock ownership plan, employee benefit plans, officers, directors and their immediate families and the foundation);

          o Capitol Federal Financial will contribute to the foundation an amount of cash equal to the value of 4.0% of the common stock sold in the Offerings and an amount of common stock equal to 4.0% of the common stock sold in the Offerings from authorized but unissued shares; and

          o total expenses, including the marketing fees paid to Charles Webb & Company will be between $5.4 million and $6.8 million, or $7.5 million in the event the estimated offering range is increased by 15%. Actual expenses may vary from those estimated.

         Pro forma consolidated net income and stockholders' equity of Capitol Federal Financial have been calculated for the fiscal year ended September 30, 1998, as if the common stock to be issued in the Offerings had been sold at the beginning of the period and the net proceeds had been invested at 4.39%, which represents the yield on one-year U.S. Government securities at September 30, 1998. In light of changes in interest rates in recent periods, this yield is deemed by Capitol Federal Financial and Capitol Federal Savings to more accurately reflect pro forma reinvestment rates than the arithmetic average method. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. A tax rate of 38.0% has been assumed for the period, resulting in an after-tax yield of 2.72% for the year ended September 30, 1998. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the employee stock ownership plan and the effect of the issuance of shares to the foundation. See Note 3 to the tables below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "How We Intend to Use the Proceeds," Capitol Federal Financial intends to make a loan to fund the purchase of 8.0% of the common stock by the employee stock ownership plan and intends to retain $50 million of the net proceeds from the Offerings.


         No effect has been given in the tables to the issuance of additional shares of common stock pursuant to the proposed stock option plan. See "Management - Benefits - Other Stock Benefit Plans." The table below gives effect to the restricted stock plan, which is expected to be adopted by Capitol Federal Financial following the reorganization and presented along with the stock option plan to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the completion of the reorganization. If the restricted stock plan is approved by stockholders, the restricted stock plan intends to acquire an amount of common stock equal to 4.0% of the shares of common stock sold in the Offerings, either through open market purchases or from authorized but unissued shares of common stock, if permissible. The table below assumes that stockholder approval has been obtained, as to which there can be no assurance, and that the shares acquired by the restricted stock plan are purchased in the open market at the purchase price in the Offerings. No effect has been given to Capitol Federal

Financial's results of operations after the reorganization, the market price of the common stock after the reorganization or a less than 4.0% purchase by the restricted stock plan.

         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Capitol Federal Financial computed in accordance with generally accepted accounting principles ("GAAP").

         The following table gives effect to the issuance of authorized but unissued shares of the common stock to the foundation concurrently with the completion of the reorganization. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.


                                                          --------------------------------------------------------------------------
                                                                                                                      50,000,000
                                                               32,136,106         37,807,183        43,478,261       Shares Sold at
                                                             Shares Sold at     Shares Sold at    Shares Sold at    $10.00 Per Share
                                                            $10.00 Per Share   $10.00 Per Share  $10.00 Per Share     (Maximum of
                                                               (Minimum of       (Midpoint of       (Maximum of         Range, as
                                                                  Range)            Range)            Range)          Adjusted)(8)
                                                          --------------------------------------------------------------------------
                                                                                     (Dollars in Thousands)

Gross Proceeds.............................................       $321,361           $378,072           $434,783           $500,000
Plus: Shares acquired by foundation (equal to 4.0% of
  the shares sold in the Offerings)........................         12,854             15,123             17,391             20,000
                                                              ------------         ----------        -----------        -----------

Pro forma market capitalization............................       $334,215           $393,195           $452,174           $520,000
                                                              ============         ==========        ===========        ===========

Gross proceeds.............................................       $321,361           $378,072           $434,783           $500,000
Less cash contribution to foundation.......................        (12,854)           (15,123)           (17,391)           (20,000)
Less offering expenses and commissions.....................         (5,446)            (6,098)            (6,750)            (7,500)
                                                              ------------         ----------        -----------        -----------

    Estimated net proceeds.................................        303,061            356,851            410,642            472,500
Less:   Shares purchased by the employee stock
         ownership plan....................................        (25,709)           (30,246)           (34,783)           (40,000)
        Shares purchased by the restricted stock plan......        (12,854)           (15,123)           (17,391)           (20,000)
                                                              ------------         ----------        -----------        -----------

Total estimated net proceeds, as adjusted(1)...............       $264,498           $311,482           $358,468           $412,500
                                                              ============         ==========        ===========        ===========

Net income(2):
    Historical.............................................      $  53,991          $  53,991          $  53,991          $  53,991
    Pro forma income on net proceeds, as adjusted..........          7,196              8,475              9,754             11,225
    Pro forma employee stock ownership plan
       adjustment(3).......................................         (1,063)            (1,250)            (1,438)            (1,653)
    Pro forma restricted stock plan adjustment(4)..........         (1,594)            (1,875)            (2,157)            (2,480)
                                                              ------------         ----------        -----------        -----------

    Pro forma net income...................................      $  58,530          $  59,341          $  60,150          $  61,083
                                                              ============         ==========        ===========        ===========

Net income per share(2)(5):
    Historical.............................................    $      0.72        $      0.61        $      0.53        $      0.46
    Pro forma income on net proceeds, as adjusted..........           0.10               0.10               0.10               0.10
    Pro forma Employee stock ownership plan
       adjustment(3).......................................         (0.01)             (0.01)             (0.01)             (0.01)
    Pro forma restricted stock plan adjustment(4)..........         (0.02)             (0.02)             (0.02)             (0.02)
                                                              ------------         ----------        -----------        -----------

    Pro forma net income per share(4)(6)...................    $      0.79        $      0.68        $      0.60        $      0.53
                                                              ============         ==========        ===========        ===========

Number of shares outstanding for pro forma net
  income per share calculations(5).........................     75,385,948         88,689,351        101,992,753        117,291,667
                                                              ============         ==========        ===========        ===========

Offering price to pro forma net income per share(5)........      12.66x              14.71x             16.67x             18.87x
                                                                 ======              ======             ======             ======



                                                          --------------------------------------------------------------------------
                                                                                                                       50,000,000
                                                               32,136,106         37,807,183        43,478,261       Shares Sold at
                                                             Shares Sold at     Shares Sold at    Shares Sold at    $10.00 Per Share
                                                            $10.00 Per Share   $10.00 Per Share  $10.00 Per Share     (Maximum of
                                                               (Minimum of       (Midpoint of       (Maximum of         Range, as
                                                                  Range)            Range)            Range)          Adjusted)(8)
                                                          --------------------------------------------------------------------------
                                                                                     (Dollars in Thousands)

Stockholders' equity:
    Historical.............................................      $662,232           $662,232        $   662,232        $   662,232
    Estimated net proceeds.................................       303,061            356,851            410,642            472,500
    Plus:  Shares issued to foundation.....................        12,854             15,123             17,391             20,000
    Less:  Contribution to foundation......................       (12,854)           (15,123)           (17,391)           (20,000)
    Plus:  Tax benefit of the contribution to foundation...         9,769             11,493             13,217             15,200
    Less:  Common stock acquired by the employee                  (25,709)           (30,246)           (34,783)           (40,000)
            stock ownership plan(3)........................
           Common stock to be acquired by the
            restricted stock plan(4).......................       (12,854)           (15,123)           (17,391)           (20,000)
                                                                ---------          ---------       ------------       ------------

    Pro forma stockholders' equity(4)(6)(7)................      $936,499           $985,207         $1,033,917         $1,089,932
                                                                 ========           ========         ==========         ==========

Stockholders' equity per share(5):
    Historical.............................................       $  8.51             $ 7.24             $ 6.29             $ 5.47
    Estimated net proceeds.................................          3.90               3.90               3.90               3.90
    Plus:  Shares issued to foundation.....................          0.17               0.17               0.17               0.17
    Less:  Contribution to foundation......................         (0.17)             (0.17)             (0.17)             (0.17)
    Plus:  Tax benefit of the contribution to foundation...          0.13               0.13               0.13               0.13
    Less:  Common stock acquired by the employee                    (0.33)             (0.33)             (0.33)             (0.33)
            stock ownership plan(3)........................
           Common stock to be acquired by the
            restricted stock plan(4).......................         (0.17)             (0.17)             (0.17)             (0.17)
                                                                  -------           --------            -------           --------

    Pro forma stockholders' equity per share(4)(6)(7)......        $12.04             $10.77             $ 9.82             $ 9.00
                                                                   ======             ======             ======             ======

Offering price as a percentage of pro forma
 stockholders' equity per share(5).........................         83.06%             92.85%            101.83%            111.11%
                                                                    =====              =====             ======             ======

Number of shares outstanding for pro forma
 stockholders' equity per share calculations(5)............    77,785,444         91,512,288        105,239,130        121,025,000
                                                               ==========         ==========        ===========        ===========

-----------------

(1) Estimated net proceeds, as adjusted, consist of the estimated net proceeds from the Offerings minus (i) the proceeds attributable to the purchase by the employee stock ownership plan and (ii) the value of the shares to be purchased by the restricted stock plan, subject to stockholder approval, after the reorganization at an assumed purchase price of $10.00 per share.

(2) Does not give effect to the non-recurring expense that will be recognized in fiscal 1999 as a result of the contribution to the foundation. Capitol Federal Financial will recognize an after-tax expense for the amount of the cash and shares contributed to the foundation which is expected to total $15.9 million, $18.8 million, $21.6 million and $24.8 million at the minimum, midpoint, maximum and maximum, as adjusted, of the estimated offering range, respectively. Assuming the contribution to the foundation was expensed during the year ended September 30, 1998, pro forma net income per share would be $0.56, $0.46, $0.38 and $0.31 at the minimum, midpoint, maximum and maximum, as adjusted, respectively. Per share net income data is based on 75,385,948 shares of common stock outstanding at the minimum of the estimated offering range, 88,689,351 shares of common stock outstanding at the midpoint of such range, 101,992,753 shares of common stock outstanding at the maximum of such range and 117,291,667 shares of common stock outstanding at 15% above the maximum of such range, respectively, which represents shares issued to Capitol Federal Savings Bank MHC, shares sold in the Offerings, shares contributed to the foundation and shares to be allocated or distributed under the employee stock ownership plan and restricted stock plan for the period presented.


(3) It is assumed that 8.0% of the shares of common stock sold in the Offerings will be purchased by the employee stock ownership plan with funds loaned by Capitol Federal Financial. Capitol Federal Financial and Capitol Federal Savings intend to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. The pro forma net earnings assumes (i) that the loan to the employee stock ownership plan is payable over 15 years, with the employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA, and (ii) the effective tax rate was 38.0% for the period. See "Management - Benefits -- Employee Stock Ownership Plan."

(4) It is assumed that the restricted stock plan will purchase, following stockholder approval of such plan, a number of shares of common stock equal to 4.0% of the shares of common stock sold in the Offerings for issuance to directors, officers and employees. Funds used by the restricted stock plan to purchase the shares initially will be contributed to the restricted stock plan by Capitol Federal Financial. It is further assumed that the shares were acquired by the restricted stock plan at the beginning of the period presented in open market purchases at the purchase price in the Offerings and that 20% of the amount contributed, net of taxes, was an amortized expense during the year ended September 30, 1998. The issuance of authorized but unissued shares of common stock pursuant to the restricted stock plan in the amount of 4.0% of the common stock sold in the Offerings would dilute the voting interests of existing minority stockholders by approximately 1.65% and under such circumstances pro forma net earnings per share for the year ended September 30, 1998 would be $0.77, $0.67, $0.59 and $0.52, at the minimum, midpoint, maximum and 15% above the maximum of the estimated offering range, respectively, and pro forma stockholders' equity per share at September 30, 1998 would be $12.01, $10.75, $9.82 and $9.01 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. There can be no assurance that the actual purchase price of shares purchased by or issued to the restricted stock plan will be equal to the purchase price. See "Management - Benefits -- Other Stock Benefit Plans."


(5) The per share calculations are determined by adding the number of shares assumed to be issued to Capitol Federal Savings Bank MHC and sold in the Offerings as well as contributed to the foundation and for purposes of calculating earnings per share, in accordance with SOP 93-6, subtracting 2,454,727 shares, 2,822,936 shares, 3,246,377 shares, and 3,733,333 shares, respectively, representing the employee stock ownership plan shares which have not been committed for release during the year ended September 30, 1998. Thus, it is assumed at September 30, 1998 that 77,121,175 shares of common stock are outstanding at the minimum of the estimated offering range, 88,689,351shares of common stock are outstanding at the midpoint of such range, 101,992,753 shares of common stock are outstanding at the maximum of such range and 117,291,667 shares of common stock are outstanding at 15% above the maximum of the such range, respectively. Assuming the uncommitted employee stock ownership plan shares were not subtracted from the number of shares of common stock outstanding at September 30, 1998, the offering price as a multiple of pro forma net earnings per share would be 13.57x, 15.42x, 17.50x and 19.81x at the minimum, midpoint, maximum and 15% above the maximum of the estimated offering range, respectively. For purposes of calculating pro forma stockholders' equity per share, it is assumed that shares outstanding total 77,785,444 shares at the minimum of the estimated pro forma market value of Capitol Federal Savings on a fully converted basis, or the estimated valuation range, 91,512,288 shares at the midpoint of such range, 105,239,130 shares at the maximum of such range and 121,025,000 shares at 15% above the maximum of the such range, respectively.

(6) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which will be adopted by Capitol Federal Financial following the reorganization and presented for approval by stockholders at an annual or special meeting of stockholders of Capitol Federal Financial held at least six months following the completion of the reorganization. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock sold in the Offerings, or 3,213,611 shares at the minimum of the estimated offering range, 3,780,718 shares at the midpoint of such range, 4,347,826 shares at the maximum of such range and 5,000,000 shares at 15% above the maximum of the such range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing minority stockholders' voting interests by approximately 3.97%. Assuming stockholder approval of the stock option plan, that all these options were exercised at the beginning of the period at an exercise price of $10.00 per share and that the shares to fund the restricted stock plan are acquired through open market purchases at the purchase price, pro forma net earnings per share for the year ended September 30, 1998 would be $0.76, $0.65, $0.58, and $0.51 at the minimum, midpoint, maximum and 15% above the maximum of the estimated offering range, respectively, and pro forma stockholders' equity per share at September 30, 1998 would be $11.94, $10.72, $9.81 and $9.02 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. See "Management - Benefits -- Other Stock Benefit Plan."

(7) The retained earnings of Capitol Federal Savings will be substantially restricted because certain distributions from Capitol Federal Savings' retained earnings may be treated as being from its accumulated bad debt reserve for tax purposes, which would cause Capitol Federal Savings to have additional taxable income. See "Taxation - Federal Taxation." Pro forma stockholders' equity and pro forma stockholders' equity per share do not give effect to the bad debt reserves established by Capitol Federal Savings for federal income tax purposes in the event of a liquidation of Capitol Federal Savings. Pro forma retained earnings have been reduced by $100,000 to reflect the proposed capitalization of Capitol Federal Savings Bank MHC.

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings.


                COMPARISON OF VALUATION AND PRO FORMA INFORMATION
                               WITH NO FOUNDATION

         In the event that the foundation was not being established as part of the reorganization, RP Financial, LC., independent appraiser has estimated that the pro forma aggregate market capitalization of Capitol Federal Financial would be approximately $420.1 million at the midpoint, which is approximately $26.9 million greater than the pro forma aggregate market capitalization of Capitol Federal Financial if the foundation is included, and would result in an approximately $42.0 million increase in the amount of common stock offered for sale in the stock issuance. At the mid-point, the pro forma price to book ratio and pro forma price to earnings ratio without the foundation would be 97.66% and 15.87x, respectively, compared to 92.85% and 14.71x, respectively, with the foundation. Further, assuming the midpoint of the estimated offering range, pro forma stockholders' equity per share and pro forma earnings per share without the foundation would be $10.24 and $0.63, respectively, and $10.93 and $0.68, respectively, with the foundation. There is no assurance that in the event the foundation was not formed that the appraisal prepared at the time would have concluded that the pro forma market value of Capitol Federal Financial would be the same as that estimated herein. Any appraisals prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

         For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the estimated offering range, assuming the reorganization and stock issuance was completed at September 30, 1998 without the establishment of the foundation.

                                                                                                                  At the Maximum,
                                               At the Minimum        At the Midpoint       At the Maximum           As Adjusted
                                               --------------        ---------------       --------------           -----------
                                              With         No         With       No         With        No        With        No
                                           Foundation  Foundation Foundation Foundation  Foundation Foundation Foundation Foundation
                                           ----------  ---------- ---------- ----------  ---------- ---------- ---------- ----------
                                                                    (Dollars in Thousands, except per share amounts)

Estimated offering amount..............   $   321,361  $  357,068 $  378,072 $  420,080 $   434,783 $  483,092 $  500,000 $  555,556
Pro forma market capitalization........       334,215     357,068    393,195    420,080     452,174    483,092    520,000    555,556
Total assets...........................     5,589,968   5,624,065  5,638,677  5,678,790   5,687,386  5,733,516  5,743,401  5,796,451
Total liabilities......................     4,653,469   4,653,469  4,653,469  4,653,469   4,653,469  4,653,469  4,653,469  4,653,469
Pro forma stockholders' equity.........       936,499     970,596    985,207  1,025,321   1,033,917  1,080,047  1,089,932  1,142,982
Pro forma consolidated net earnings....        58,530      59,429     59,341     60,398      60,150     61,367     61,083     62,480
Pro forma stockholders'
    equity per share...................         12.04       11.41      10.77      10.24        9.82       9.39       9.00       8.64

Pro forma consolidated net earnings
 per share.............................          0.79        0.73       0.68       0.63        0.60       0.55       0.53       0.49

Pro forma pricing ratios:
    Offering price as a percentage
    of pro forma stockholders'
    equity per share...................        83.06%      87.64%     92.85%     97.66%     101.83%    106.50%    111.11%    115.74%
    Offering price to pro forma net
     earnings per share(1).............        12.66x      13.70x     14.71x     15.87x      16.67x     18.18x     18.87x     20.41x
    Pro forma market capitalization
    to assets..........................         5.98%       6.35%      6.97%      7.40%       7.95%      8.43%      9.06%      9.59%

Pro forma financial ratios:
    Return on assets(2)................         1.05%       1.06%      1.05%      1.06%       1.06%      1.07%      1.06%      1.08%
    Return on stockholders'
    equity(3)..........................         6.25%       6.12%      6.02%      5.89%       5.82%      5.68%      5.60%      5.47%
    Stockholders' equity to assets.....        16.76%      17.26%     17.48%     18.06%      18.18%     18.84%     18.98%     19.72%

Minority shares........................    32,136,106  35,706,784 37,807,183 42,007,982  43,478,261 48,309,179 50,000,000 55,555,556
    Share dilution.....................        10.00%   3,570,678     10.00%  4,200,798      10.00%  4,830,918     10.00%  5,555,556
    Voting share.......................        41.31%      42.01%     41.31%     42.01%      41.31%     42.01%     41.31%     42.01%
        Dilution.......................         0.69%                  0.69%                  0.69%                 0.69%

Foundation shares......................     1,285,444              1,512,287              1,739,130             2,000,000
    Share dilution.....................           N/A                    N/A                    N/A                   N/A
    Voting share.......................         1.65%                  1.65%                  1.65%                 1.65%
        Dilution.......................           N/A                    N/A                    N/A                   N/A

Mutual Holding Company shares..........    44,363,894  49,293,216 52,192,817 57,992,018  60,021,739 66,690,821 69,025,000 76,694,444
    Share dilution.....................        10.00%   4,929,322     10.00%  5,799,201      10.00%  6,669,082     10.00%  7,669,444
    Voting share.......................        57.03%      57.99%     57.03%     57.99%      57.03%     57.99%     57.03%     57.99%
        Dilution.......................         0.96%                  0.96%                  0.96%                 0.96%
----------------

(1) If the contribution to the foundation had been expensed during the year ended September 30, 1998, the offering price to pro forma net earnings per share would have been 17.70x, 21.85x, 26.43x and 32.43x at the minimum, midpoint, maximum and maximum, as adjusted, respectively.
(2) If the contribution to the foundation had been expensed during the year ended September 30, 1998, return on assets would have been 0.76%, 0.72%, 0.68% and 0.63% at the minimum, midpoint, maximum and maximum, as adjusted, respectively.
(3) If the contribution to the foundation had been expensed during the year ended September 30, 1998, return on stockholders' equity would have been 4.55%, 4.12%, 3.73% and 3.33% at the minimum, midpoint, maximum and maximum, as adjusted, respectively.

                                 CAPITALIZATION

         The following table presents the historical capitalization of Capitol Federal Savings at September 30, 1998, and the pro forma consolidated capitalization of Capitol Federal Financial after giving effect to the reorganization, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."




                                                                       Capitol Federal Financial - Pro Forma
                                                                       Based Upon Sale at $10.00 Per Share
                                                     -------------------------------------------------------------------
                                                                                                             50,000,000
                                                     Capitol Federal 32,136,106   37,807,183    43,478,261    Shares(1)
                                                        Savings        Shares       Shares       Shares      (Maximum of
                                                       Historical   (Minimum of  (Midpoint of  (Maximum of     Range, as
                                                     Capitalization    Range        Range)        Range)       Adjusted)
                                                     -------------- -----------   -----------   -----------  -----------
                                                                                (In Thousands)

Deposits(2)........................................   $3,894,180    $3,894,180    $3,894,180    $3,894,180    $3,894,180
Borrowings:
    Federal Home Loan Bank advances................      500,000       500,000       500,000       500,000       500,000
    Securities sold under agreement to
     repurchase....................................      175,000       175,000       175,000       175,000       175,000
                                                      ----------    ----------    ----------    ----------    ----------
Total deposits and borrowings......................   $4,569,180    $4,569,180    $4,569,180    $4,569,180    $4,569,180
                                                      ==========    ==========    ==========    ==========    ==========

Stockholders' equity
    Preferred stock, $.01 par value, 50,000,000
     shares authorized; none to be issued..........  $       ---   $       ---    $      ---    $      ---    $      ---
    Common stock, $.01 par value, 450,000,000
     shares authorized; shares to be issued as
     reflected(3)..................................          ---           778           915         1,052         1,210
    Additional paid-in capital.....................          ---       315,138       371,058       426,981       491,290
    Retained earnings..............................      649,199       649,099       649,099       649,099       649,099
    Shares issued to foundation(4).................          ---        12,854        15,123        17,391        20,000
    Net unrealized gains on mortgage-related
     securities available for sale.................       13,133        13,133        13,133        13,133        13,133

Less:
    Expense of contribution to foundation, net(5)..          ---       (15,940)      (18,752)      (21,565)      (24,800)
    Common stock to be acquired by the
     employee stock ownership plan(6)..............          ---       (25,709)      (30,246)      (34,783)      (40,000)
    Common stock to be acquired by the
     restricted stock plan(7)......................          ---       (12,854)      (15,123)      (17,391)      (20,000)
                                                      ----------    ----------    ----------    ----------    ----------

Total stockholders' equity.........................   $  662,332   $   936,499    $  985,207    $1,033,917    $1,089,932
                                                      ==========   ===========    ==========    ==========    ==========
----------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the Offerings. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) Reflects the issuance of the shares of common stock to be sold in the Offerings including the issuance of additional shares of common stock to the foundation. No effect has been given to the issuance of additional shares of common stock pursuant to the proposed stock option plan. See "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."

(4) Reflects shares to be contributed to the foundation at an assumed value of $10.00 per share.


(5) Net of the tax effect of the contribution of common stock and cash to the foundation based upon an assumed 38.0% tax rate. The realization of the deferred tax benefit is limited annually to 10% of Capitol Federal Financial's annual taxable income, subject to the ability of Capitol Federal Financial to carry forward any unused portion of the deduction for five years following the year in which the contribution is made. Historical equity has been reduced in the pro forma presentation by $100,000 due to the retention of such amount by Capitol Federal Savings Bank MHC as its initial capitalization .


(6) Assumes that 8.0% of the common stock sold in the Offerings will be purchased by the employee stock ownership plan, which is reflected as a reduction from stockholders' equity. The employee stock ownership plan shares will be purchased with funds loaned to the employee stock ownership plan by Capitol Federal Financial. See "Pro Forma Data" and "Management Benefits -Employee Stock Ownership Plan."

(7) Capitol Federal Financial intends to adopt the restricted stock plan and to submit such plan to stockholders at an annual or special meeting of stockholders held at least six months following the completion of the reorganization. If the plan is approved by stockholders, Capitol Federal Financial intends to contribute sufficient funds to the restricted stock plan to enable the plan to purchase a number of shares of common stock equal to 4.0% of the common stock sold in the Offerings. Assumes that stockholder approval has been obtained and that the shares have been purchased in the open market at the purchase price. However, in the event Capitol Federal Financial issues authorized but unissued shares of common stock to the restricted stock plan in the amount of 4.0% of the common stock sold in the Offerings, the voting interests of existing stockholders would be diluted approximately 3.8%. The shares are reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."


                             CAPITOL FEDERAL SAVINGS
                   EXCEEDS ALL REGULATORY CAPITAL REQUIREMENTS

         At September 30, 1998, Capitol Federal Savings exceeded all of the regulatory capital requirements applicable to it. The table on the following page sets forth the historical regulatory capital of Capitol Federal Savings at September 30, 1998 and the pro forma regulatory capital of Capitol Federal Savings after giving effect to the reorganization and stock issuance, based upon the sale of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by Capitol Federal Savings of the net stock issuance proceeds, minus expenses, the amounts to be loaned to the employee stock ownership plan and contributed to the restricted stock plan and $50.0 million to be retained by Capitol Federal Financial. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Capitol Federal Savings in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at September 30, 1998.


                                                           Pro Forma at September 30, 1998
                       ------------------------------------------------------------------------------------------------------
                                                32,136,106          37,807,183           43,487,261          50,000,000
                          Historical at        Shares Sold         Shares Sold          Shares Sold         Shares Sold
                       September 30, 1998   at $10.00 per Share  at $10.00 per Share at $10.00 per Share  at $10.00 per Share
                       ------------------   -------------------- ------------------- -------------------  -------------------
                               Percent of           Percent of           Percent of           Percent of           Percent of
                        Amount  Assets(1)    Amount   Assets      Amount   Assets     Amount   Assets      Amount   Assets
                       ------- ----------   ------- ----------- -------- ---------- --------- ---------  --------- ----------
                                                                   (Dollars in Thousands)

Tangible capital:
    Actual............   $649,199     12.20%  $863,596   15.31%   $910,581   16.00%  $957,566   16.67%  $1,011,599    17.43%
    Requirement.......     79,724      1.50     84,609    1.50      85,381    1.50     86,154    1.50       87,043     1.50
                         --------    ------   --------   -----    --------   -----   --------   -----   ----------    -----

    Excess............   $569,475     10.70%  $778,987   13.81%   $825,200   14.50%  $871,412   15.17%     924,556    15.93%
                         ========    ======   ========   =====    ========   =====   ========   =====    =========    =====

Core capital:
    Actual............   $649,199     12.20%  $863,596   15.31%   $910,581   16.00%  $957,566   16.67%  $1,011,599    17.43%
    Requirement.......    159,447      3.00    169,218    3.00     170,762    3.00    172,308    3.00      174,086     3.00
                         --------    ------   --------   -----    --------   -----   --------   -----   ----------    -----

    Excess............   $489,752      9.20%  $694,378   12.31%   $739,819   13.00%  $785,258   13.67%     837,513    14.43%
                         ========    ======   ========   =====    ========   =====   ========   =====    =========    =====

Risk-based capital
    Actual............   $652,949     27.29%  $870,611   35.52%   $917,596   37.28%  $964,581   39.02%  $1,018,614    41.01%
    Requirement.......    191,424      8.00    196,327    8.00     197,151    8.00    197,976    8.00      198,924     8.00
                         --------    ------   --------   -----    --------   -----   --------   -----   ----------    -----

    Excess............   $461,525     19.29%  $674,284   27.52%   $720,445   29.28%  $766,605   31.02%     819,690    33.01%
                         ========    ======   ========   =====    ========   =====   ========   =====    =========    =====
----------------

(1)     Adjusted total or adjusted risk-weighted assets, as appropriate.

                     OUR CORPORATE CHANGE AND STOCK OFFERING

General

         The board of directors of Capitol Federal Savings adopted the Plan of Reorganization and Stock Issuance Plan. Under this plan, Capitol Federal Savings will reorganize into the federal mutual holding company structure as a wholly owned subsidiary of Capitol Federal Financial, which in turn will be a majority-owned subsidiary of Capitol Federal Savings Bank MHC. Following receipt of all required regulatory approvals, the approval of the members of Capitol Federal Savings entitled to vote on the plan of reorganization, and the satisfaction of all other conditions precedent to the reorganization, Capitol Federal Savings will complete the reorganization. Capitol Federal Savings in its stock form will continue to conduct its business and operations from the same offices with the same personnel as Capitol Federal Savings conducted prior to the reorganization. The reorganization will not affect the balances, interest rates or other terms of Capitol Federal Savings' loans or deposit accounts, and the deposit accounts will continue to be insured by the FDIC. Capitol Federal Savings Bank MHC initially will be capitalized with $100,000. When the reorganization is completed, this capital will be used for general corporate purposes.

         Pursuant to the plan of reorganization, we will accomplish our corporate change as follows or in any other manner that is consistent with applicable federal law and regulations and the intent of the plan of reorganization:

         (1) Capitol Federal Savings will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim One");

         (2) Interim One will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim Two");

         (3) Interim One will organize Capitol Federal Financial as a wholly-owned subsidiary;

         (4) Capitol Federal Savings will exchange its charter for a federal stock savings bank charter to become Capitol Federal Savings and Interim One will exchange its charter for a federal mutual holding company charter to become Capitol Federal Savings Bank MHC;

         (5) simultaneously with step (4), Interim Two will merge with and into Capitol Federal Savings with Capitol Federal Savings as the resulting institution;

         (6) all of the initially issued stock of Capitol Federal Savings will be transferred to Capitol Federal Savings Bank MHC in exchange for membership interests in Capitol Federal Savings Bank MHC;

         (7) Capitol Federal Savings Bank MHC will contribute the capital stock of Capitol Federal Savings to Capitol Federal Financial, and Capitol Federal Savings will become a wholly-owned subsidiary of Capitol Federal Financial; and

         (8) contemporaneously with the reorganization, Capitol Federal Financial will offer for sale in the Stock Offering shares of common stock based on the pro forma market value of Capitol Federal Financial and Capitol Federal Savings.

         Capitol Federal Financial expects to receive the approval of the Office of Thrift Supervision to become a savings and loan holding company and to own all of the common stock of Capitol Federal Savings. Capitol Federal Financial intends to retain $50.0 million of the net proceeds of the Stock Offering. The reorganization will be effected only upon completion of the sale of all of the shares of common stock to be issued pursuant to the plan of reorganization.

         The following is a summary of material aspects of the reorganization and stock issuance. The summary is qualified in its entirety by reference to the provisions of the Plan of Reorganization and Stock Issuance Plan. Copies of the Plan of Reorganization and Stock Issuance Plan are available for inspection at any office of Capitol Federal Savings and at the Office of Thrift Supervision. The Plan of Reorganization and Stock Issuance Plan are also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."


         The board of directors of Capitol Federal Savings and the Office of Thrift Supervision have approved the Plan of Reorganization and Stock Issuance Plan, subject to approval by the members of Capitol Federal Savings entitled to vote on the matter and the satisfaction of certain other conditions. Office of Thrift Supervision approval, however, does not constitute a recommendation or endorsement of the Plan of Reorganization and Stock Issuance Plan by the agency.


Our Reasons for the Corporate Change

         As a mutual institution, Capitol Federal Savings has no authority to issue shares of capital stock and consequently has no access to market sources of equity capital. Only by generating and retaining earnings from year to year is Capitol Federal Savings able to increase its capital position.

         As a stock corporation upon completion of the reorganization, Capitol Federal Savings will be organized in the form used by commercial banks, most major corporations and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of Capitol Federal Savings' or Capitol Federal Financial's capital stock will allow Capitol Federal Savings the flexibility to increase its capital position more rapidly than by accumulating earnings and at times deemed advantageous by the board of directors of Capitol Federal Savings. It will also support future growth and expanded operations, including increased lending and investment activities, as business and regulatory needs require. The ability to attract new capital also will help Capitol Federal Savings address the needs of the communities it serves and enhance its ability to make acquisitions or expand into new businesses. The acquisition alternatives available to Capitol Federal Savings are quite limited as a mutual institution, because of a requirement in Office of Thrift Supervision regulations that the surviving institution in a merger involving a mutual institution generally must be in mutual form. After the reorganization, Capitol Federal Savings will have increased ability to merge with other mutual and stock institutions and Capitol Federal Financial may acquire control of other mutual or stock savings associations and retain the acquired institution as a separate subsidiary of Capitol Federal Financial. Finally, the ability to issue capital stock will enable Capitol Federal Savings to establish stock compensation plans for directors, officers and employees, giving them equity interests in Capitol Federal Savings and greater incentive to improve its performance. For a description of the stock compensation plans which will be adopted by Capitol Federal Savings in connection with the reorganization, see "Management." Although Capitol Federal Savings' ability to raise capital and general business flexibility will be improved by this reorganization, these advantages will be limited by the requirement in applicable laws and regulations that a mutual holding company maintain a majority ownership interest in its savings bank holding company subsidiary. These advantages will also be limited by Capitol Federal Financial's offering of up to 49.9% of its to-be-outstanding common stock, including the proposed issuance of shares to the foundation, which will affect Capitol Federal Financial's ability to issue additional shares of common stock in the future without additional issuances of stock to Capitol Federal Savings Bank MHC.


         The advantages of the reorganization also could be achieved if Capitol Federal Savings were to reorganize into a wholly-owned subsidiary of a stock holding company, known as a standard conversion, rather than as a second-tier subsidiary of a mutual holding company. A standard conversion also would free Capitol Federal Savings from the restrictions on its ability to raise capital which result from the requirement that its mutual holding company maintain a majority ownership interest in Capitol Federal Financial.


         Office of Thrift Supervision regulations require that savings institutions converting to stock form in a standard conversion sell all of their to-be-outstanding capital stock rather than a minority interest. The amount of equity capital that would be raised in a standard conversion would be substantially more than the amount raised in a minority stock offering by a subsidiary of a mutual holding company. A standard conversion would make it more difficult for Capitol Federal Savings to maximize the return on its equity. A standard conversion also would eliminate all aspects of the mutual form of organization. Completion of the reorganization does not eliminate the possibility of Capitol Federal Savings Bank MHC converting from mutual to stock form in the future; however, a full conversion is not contemplated at this time. See "Capitol Federal Savings Bank MHC May Consider Converting to Stock Form in the Future."

         After considering the advantages and disadvantages of the reorganization, as well as applicable fiduciary duties and alternative transactions, including a reorganization into a wholly-owned subsidiary of a stock holding company rather than as a second-tier subsidiary of a mutual holding company, the board of directors of Capitol Federal Savings unanimously approved the reorganization as being in the best interests of Capitol Federal Savings and equitable to its account holders.

Effects of the Corporate Change

         General. The reorganization will have no effect on Capitol Federal Savings' present business of accepting deposits and investing its funds in loans and other investments permitted by law. The reorganization will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management and staff. Capitol Federal Savings will continue to be subject to regulation, supervision and examination by the Office of Thrift Supervision and the FDIC.

         Deposits and Loans. Each holder of a deposit account in Capitol Federal Savings at the time of the reorganization will continue as an account holder in Capitol Federal Savings after the reorganization, and the reorganization will not affect the deposit balance, interest rate or other terms of such accounts. Each account will be insured by the FDIC to the same extent as before the reorganization. Depositors in Capitol Federal Savings will continue to hold their existing certificates, passbooks and other evidence of their accounts. The reorganization will not affect the loan terms of any borrower from Capitol Federal Savings. The amount, interest rate, maturity, security for and
obligations   under  each  loan  will  remain  as  they  existed  prior  to  the reorganization. See "-- Voting Rights" and "-- Depositors Rights if We Liquidate" below for a discussion of the effects of the reorganization on the voting and liquidation rights of the depositors of Capitol Federal Savings.

         Continuity. During the reorganization and stock issuance process, the normal business of Capitol Federal Savings of accepting deposits and making loans will continue without interruption. Following completion of the reorganization and stock issuance, Capitol Federal Savings will continue to be subject to regulation by the Office of Thrift Supervision, and FDIC insurance of accounts will continue without interruption. After the reorganization and stock issuance, Capitol Federal Savings will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

         The board of directors presently serving Capitol Federal Savings will serve as the board of directors of Capitol Federal Savings after the reorganization and stock issuance. The initial members of the board of directors of Capitol Federal Financial and Capitol Federal Savings Bank MHC will consist of the individuals currently serving on the board of directors of Capitol Federal Savings. After the reorganization, the voting stockholders of Capitol Federal Financial will elect approximately one-third of Capitol Federal Financial's directors annually, and approximately one-third of the directors of Capitol Federal Savings Bank MHC will be elected annually by the members of Capitol Federal Savings Bank MHC who will consist of certain of the former Members of Capitol Federal Savings and all persons who become depositors of Capitol Federal Savings after the reorganization. All current officers of Capitol Federal Savings will retain their positions with Capitol Federal Savings after the reorganization and stock issuance.

         Voting Rights. After completion of the reorganization and stock issuance, depositor and borrower members will have no voting rights in Capitol Federal Savings or Capitol Federal Financial and, therefore, will not be able to elect directors of Capitol Federal Savings or Capitol Federal Financial or to control their affairs. Currently these rights are held by depositors and certain borrowers of Capitol Federal Savings. After the reorganization and stock issuance, voting rights will be vested exclusively in the stockholders of Capitol Federal Financial, which will own all of the stock of Capitol Federal Savings. Each holder of common stock will be entitled to vote on any matter to be considered by the stockholders of Capitol Federal Financial, subject to the provisions of Capitol Federal Financial's charter.


         As a federally-chartered mutual holding company, Capitol Federal Savings Bank MHC will have no authorized capital stock and no stockholders. Capitol Federal Savings Bank MHC will be controlled by members of Capitol Federal Savings, which include depositors and certain borrowers. These members have generally signed proxies giving their voting rights to Capitol Federal Savings' management. The revocable proxies that members of Capitol Federal Savings have granted to the board of directors of Capitol Federal Savings give the board of directors of Capitol Federal Savings general authority to cast a member's vote on any and all matters presented to the members. These proxies are deemed to cover the member's votes as members of Capitol Federal Savings Bank MHC, and this authority is given to the board of directors of Capitol Federal Savings Bank MHC. The plan of reorganization also provides for the transfer of proxy rights to the board of directors of Capitol Federal Savings Bank MHC. As a result, the board of directors of Capitol Federal Savings will be able to govern the operations of Capitol Federal Savings Bank MHC, and Capitol Federal
Financial, notwithstanding objections raised by members of Capitol Federal Savings Bank MHC or stockholders of Capitol Federal Financial, respectively, so long as the board of directors has been appointed proxy for a majority of the outstanding votes of members of Capitol Federal Savings Bank MHC and these proxies have not been revoked. In addition, all persons who become depositors of Capitol Federal Savings following the reorganization will have membership rights with respect to Capitol Federal Savings Bank MHC. Borrowers who were members of Capitol Federal Savings under its existing charter immediately prior to the reorganization and whose loans continue in existence are members of Capitol Federal Savings and will have membership rights in Capitol Federal Savings Bank MHC; all other borrowers are not members of Capitol Federal Savings and will not receive membership rights in Capitol Federal Savings Bank MHC.


         Depositors' Rights if We Liquidate. In the event of a voluntary liquidation of Capitol Federal Savings prior to the reorganization, holders of deposit accounts in Capitol Federal Savings would be entitled to distribution of any assets of Capitol Federal Savings remaining after the claims of depositors and all other creditors are satisfied. Following the reorganization, the holder of Capitol Federal Savings' common stock, which will be Capitol Federal Financial, would be entitled to any assets remaining upon a liquidation, dissolution or winding up of Capitol Federal Savings and, except through their liquidation interests in Capitol Federal Savings Bank MHC, discussed below, holders of deposit accounts in Capitol Federal Savings would not have any interest in these assets.

         In the event of a voluntary or involuntary liquidation, dissolution or winding up of Capitol Federal Savings Bank MHC following completion of the reorganization, holders of deposit accounts in Capitol Federal Savings would be entitled, pro rata to the value of their accounts, to distribution of any assets of Capitol Federal Savings Bank MHC remaining after the claims of all creditors of Capitol Federal Savings Bank MHC are satisfied. Stockholders of Capitol Federal Financial will have no liquidation or other rights with respect to Capitol Federal Savings Bank MHC solely as stockholders.

         In the event of a liquidation, dissolution or winding up of Capitol Federal Financial, each holder of shares of the common stock would be entitled to receive, after payment of all debts and liabilities of Capitol Federal Financial, a pro rata portion of all assets of Capitol Federal Financial available for distribution to holders of the common stock.

         There currently are no plans to liquidate Capitol Federal Savings, Capitol Federal Financial or Capitol Federal Savings Bank MHC in the future.

         Tax Effects of Our Corporate Change and Stock Offering. Capitol Federal Savings has received an opinion from its special counsel, Silver, Freedman & Taff L.L.P., Washington, D.C., as to the material federal income tax consequences of the reorganization and stock issuance to Capitol Federal Savings, Capitol Federal Financial and Capitol Federal Savings Bank MHC, and as to the generally applicable material federal income tax consequences of the reorganization and stock issuance to Capitol Federal Savings' account holders and to persons who purchase common stock in the Offering.

         The opinion provides that, among other things:

          o Capitol Federal Savings' adoption of a charter in stock form, known as the bank conversion, will qualify as a tax-free reorganization under Internal Revenue Code of 1986, as amended,
               Section 368(a)(1)(F);

          o no gain or loss will be recognized by Capitol Federal Savings or the stock bank in the bank conversion;

          o no gain or loss will be recognized by the depositors of Capitol Federal Savings on the receipt of equity interests with respect to Capitol Federal Savings Bank MHC in exchange for their equity interests surrendered therefor;

          o the receipt of stock by depositors for equity interests in Capitol Federal Savings Bank MHC will constitute a tax-free exchange of property solely for voting "stock" pursuant to Internal Revenue Code Section 351;

          o the transfer by Capitol Federal Savings Bank MHC of the stock bank's stock to Capitol Federal Financial will constitute a tax-free exchange of property solely for voting stock pursuant to Internal Revenue Code Section 351;

          o Capitol Federal Savings Bank MHC will recognize no gain or loss upon the transfer of the stock bank stock to Capitol Federal Financial in exchange for common stock pursuant to Internal Revenue Code Section 351;

          o Capitol Federal Financial will recognize no gain or loss upon its receipt of stock bank stock from Capitol Federal Savings Bank MHC in exchange for common stock;

          o Capitol Federal Financial will recognize no gain or loss upon the receipt of money in exchange for shares of common stock;

          o no gain or loss will be recognized by Capitol Federal Savings' account holders upon the issuance to them of accounts in the stock bank in stock form immediately after the reorganization and stock issuance, in the same dollar amounts and on the same terms and conditions as their accounts at Capitol Federal Savings immediately prior to the reorganization and stock issuance; and

          o gain or loss will be recognized to account holders upon the receipt or exercise of Subscription Rights in the reorganization and stock issuance, but only to the extent such Subscription Rights are deemed to have value, as discussed below.

         The opinion of Silver, Freedman & Taff, L.L.P. is based in part upon, and subject to the continuing validity in all material respects through the date of the reorganization and stock issuance of various representations of Capitol Federal Savings and upon certain assumptions and qualifications, including that the reorganization and stock issuance are completed in the manner and according to the terms provided in the plan of reorganization. This opinion is also based upon the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change and any change may be made with retroactive effect. Unlike private letter rulings received from the IRS, an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in this opinion, or that this opinion will be upheld by the courts if challenged by the IRS.

         Capitol Federal Savings has also obtained an opinion from outside tax advisors that the income tax effects of the reorganization and stock issuance under Kansas tax laws will be substantially the same as described above with respect to federal income tax laws.

         Capitol Federal Financial and Capitol Federal Savings have received a letter from RP Financial, stating its belief that the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and give the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of these rights would be taxable probably only to those eligible subscribers who exercise the subscription rights, either as a capital gain or ordinary income, in an amount equal to such value, and Capitol Federal Financial and Capitol Federal Savings could recognize gain on any distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, the letter of RP Financial is not binding on the IRS, and the IRS could disagree with conclusions reached in the letter. In the event of any disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

Capitol Federal Foundation

         General. Continuing Capitol Federal Savings' commitment to the communities that it serves, the plan of reorganization provides that Capitol Federal Savings and Capitol Federal Financial will establish the foundation, which will be incorporated under Kansas law as a non-stock corporation, and will fund the foundation with cash and common stock in an amount up to 8.0% of the total value of shares of common stock sold in the Offerings. By increasing Capitol Federal Savings' visibility and reputation in the communities that it serves, Capitol Federal Savings believes that the foundation will improve the long-term value of Capitol Federal Savings' community banking franchise.

         Purpose of the Foundation. The purpose of the foundation is to provide funding to support charitable purposes including education, affordable housing activities, the United Way and other charitable purposes within the communities served by Capitol Federal Savings. Traditionally, Capitol Federal Savings has emphasized community lending and community development activities within the communities that it serves. The foundation is being formed as a complement to Capitol Federal Savings' existing community activities. Capitol Federal Savings believes that the foundation will enable Capitol Federal Financial and Capitol Federal Savings to assist their local communities in areas beyond community development and lending. Capitol Federal Savings believes the establishment of the foundation will help increase its activities in the affordable housing area.


         The board of directors believes the establishment of a charitable foundation is consistent with Capitol Federal Savings' commitment to community service. The board also believes that the funding of the foundation with common stock of Capitol Federal Financial is a means of enabling the communities served by Capitol Federal Savings to share in the growth and success of Capitol Federal Financial long after completion of the reorganization. The foundation will accomplish that goal by providing for continued ties between the foundation and Capitol Federal Savings, forming a partnership with Capitol Federal Savings' communities. The establishment of the foundation will also enable Capitol Federal Financial and Capitol Federal Savings to develop a unified charitable donation strategy. Capitol Federal Savings, however, does not expect the contribution to the foundation to take the place of our traditional community charitable activities. In this respect, subsequent to the reorganization, Capitol Federal Savings may continue to make contributions to other charitable organizations and/or it may make additional contributions to the foundation.

         Structure of the Foundation. Pursuant to the foundation's bylaws, the foundation's initial board of directors will be comprised of two members of Capitol Federal Financial and Capitol Federal Savings' Boards of Directors (Messrs. John C. Dicus and John B. Dicus) and three other individuals chosen in light of their commitment and service to charitable and community purposes. The other persons expected to serve as directors of the foundation are Nancy J. Perry (President and C.E.O. of the United Way of Greater Topeka), Rick C. Jackson (First Vice President - Community Development Director of Capitol Federal Savings) and Ronald W. Roskens (President, Global Connections, Inc., former president of the University of Nebraska and former Administrator of the Agency for International Development, Washington, D.C.). Mr. Roskens is the father-in-law of Mr. John B. Dicus. There are no plans to change the size of the foundation's board of directors during the one-year period after completion of the reorganization. Capitol Federal Savings currently intends that less than a majority of Capitol Federal Savings' directors will also serve as directors of the foundation.


         A nominating committee of the foundation's board will nominate individuals eligible for election to the board of directors. The members of the foundation will elect the Directors at the annual meeting of the foundation from those nominated by the nominating committee. Directors will be divided into three classes with each class appointed for three-year terms. For a period of five years, one director will be chosen from the communities served by the foundation, be independent and have experience with local community foundations and making grants; and one director will be chosen from the directors of Capitol Federal Savings. No determination has been made what, if any, compensation the foundation directors will receive. The articles of incorporation of the foundation provide that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Internal Revenue Code. The foundation's articles of incorporation also provide that no part of the net earnings of the foundation, will inure to the benefit of, or be distributable to its directors, officers or members. No award, grant or distribution will be made by the foundation to any director, officer or employee of Capitol Federal Financial or Capitol Federal Savings or any affiliate thereof. In addition, any of these persons, to the extent that they serve as an officer, director or employee of the foundation, will be subject to the conflict of interest regulations of the Office of Thrift Supervision.

         The authority for the affairs of the foundation will be vested in the board of directors of the foundation. The directors of the foundation will be responsible for establishing the policies of the foundation with respect to grants or donations by the foundation, consistent with the purposes for which the foundation was established. Although no formal policy governing foundation grants exists at this time, the foundation's board of directors will adopt such a policy upon establishment of the foundation. As directors of a nonprofit corporation, directors of the foundation will at all times be bound by their fiduciary duty to advance the foundation's charitable goals, to protect the assets of the foundation and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of the foundation will also be responsible for directing the activities of the foundation, including the management of the common stock of Capitol Federal Financial held by the foundation. However, it is expected that as a condition to receiving the approval of the Office of Thrift Supervision to Capitol Federal Savings' reorganization, the foundation will be required to commit to the Office of Thrift Supervision that all shares of common stock held by the foundation will be voted in the same ratio as all other shares of Capitol Federal Financial's common stock on all proposals considered by stockholders of Capitol Federal Financial; provided, however, that consistent with this expected condition, the Office of Thrift Supervision would waive this voting restriction under certain circumstances if compliance with the voting restriction would:


         o cause a violation of the law of the State of Kansas and the Office of Thrift Supervision determines that federal law would not preempt the application of the laws of Kansas to the foundation;

         o would cause the foundation to lose its tax-exempt status, or cause the IRS to deny the foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the foundation; or

         o would cause the foundation to be subject to an excise tax under Section 4941 of the Internal Revenue Code.


In order for the Office of Thrift Supervision to waive such voting restriction, Capitol Federal Financial's or the foundation's legal counsel would be required to render an opinion satisfactory to the Office of Thrift Supervision that compliance with the voting requirement would have the effect described above. Under those circumstances, the Office of Thrift Supervision would grant a waiver of the voting restriction upon submission of such legal opinions(s) by Capitol Federal Financial or the foundation that are satisfactory to the Office of Thrift Supervision. In the event that the Office of Thrift Supervision were to waive the voting requirement, the directors would direct the voting of the common stock of Capitol Federal Financial held by the foundation.


         The foundation's place of business is expected to initially be located at Capitol Federal Savings' executive offices and initially the foundation is expected to have no separate employees but will utilize the staff of Capitol Federal Savings and will pay Capitol Federal Savings for the value of these services. The board of directors of the foundation expects to hire a full time executive director. The board of directors of the foundation will appoint any officers as may be necessary to manage the operations of the foundation. In this regard, it is expected that Capitol Federal Savings will be required to provide the Office of Thrift Supervision with a commitment that, to the extent applicable, Capitol Federal Savings will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between Capitol Federal Savings and the foundation.


         Capitol Federal Financial intends to capitalize the foundation with an amount equal to 8.0% of the value of shares of common stock sold in the Offerings, 50% in common stock and 50% in cash, which would have a total market value of $25.7 million to $34.8 million ($40.0 million at the maximum, as adjusted), based on the purchase price of $10.00 per share. Messrs. John C. and John B. Dicus, who will serve as initial directors of the foundation, and their affiliates intend to purchase, subject to availability, an aggregate of 100,000 shares of common stock. The other directors of the foundation expect to purchase shares of common stock as follows: Perry - 1,000 shares; Jackson - 4,000 shares and Roskens - 1,000 shares. The shares of common stock to be acquired by the foundation, when combined with the proposed purchases of shares of common stock by all foundation directors and their affiliates, will total 1.8 million shares or 1.7% of the total number of shares of common stock to be issued and outstanding (assuming the sale of 43.5 million shares of common stock).


         The foundation will receive working capital from any dividends that may be paid on the common stock in the future, and subject to applicable federal and state laws, loans collateralized by the common stock or from the proceeds of the sale of any of the common stock in the open market from time to time as may be permitted to provide the foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. Failure to distribute this minimum return will require substantial federal taxes to be paid. Upon completion of the reorganization and the stock issuance and the contribution of shares of common stock to the foundation, Capitol Federal Financial would have 77,785,444 shares, 91,512,288 shares, 105,239,130 shares and 121,025,000 shares issued and outstanding based on the minimum, midpoint, maximum and maximum, as adjusted, of the estimated offering range. Because Capitol Federal Financial will have an increased number of shares outstanding, the voting and ownership interests of minority stockholders in Capitol Federal Financial's common stock would be diluted to 41.31% as compared to a 42.01% interest in Capitol Federal Financial if the foundation was not established. For additional discussion of the dilutive effect, see "Pro Forma Data."


         Tax Considerations. Capitol Federal Financial and Capitol Federal Savings have been advised by their outside tax advisors that an organization created and operated for the above charitable purposes would generally qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code, and further that such an organization should be classified as a private foundation as defined in Section 509 of the Internal Revenue Code. The foundation will submit a timely request to the IRS to be recognized as an exempt organization. As long as the foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the foundation's status as a
Section 501(c)(3) organization will be the date of its organization. Capitol Federal Financial's and Capitol Federal Savings' outside tax advisor, however, has not rendered any advice on the regulatory condition to the contribution which is expected to require that all shares of common stock of Capitol Federal Financial held by the foundation must be voted in the same ratio as all other outstanding shares of common stock of Capitol Federal Financial on all proposals considered by stockholders of Capitol Federal Financial. Consistent with the expected condition, in the event that Capitol Federal Financial or the foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the foundation, or subject the foundation to an excise tax under Section 4941 of the Internal Revenue Code, it is expected that the Office of Thrift Supervision would waive such voting restriction upon submission of a legal opinion(s) by Capitol Federal Financial or the foundation satisfactory to the Office of Thrift Supervision. See "-- Regulatory Conditions Imposed on the Foundation."

         Under the Internal Revenue Code, Capitol Federal Financial is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of the combined taxable income of the consolidated groups of corporations (with certain modifications) for such year. Charitable contributions made by Capitol Federal Financial in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. Capitol Federal Financial and Capitol Federal Savings believe that the reorganization presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the reorganization. In making this determination, Capitol Federal Financial and Capitol Federal Savings considered the dilutive impact of the contribution of common stock to the foundation on the amount of common stock available to be offered for sale in the reorganization. Based on this consideration, Capitol Federal Financial and Capitol Federal Savings believe that the contribution to the foundation in excess of the 10% annual deduction limitation is justified given Capitol Federal Savings' capital position and its earnings, the substantial additional capital being raised in the stock issuance and the potential benefits of the foundation to the communities served by Capitol Federal Savings. In this regard, assuming the sale of shares at the maximum of the estimated offering range, Capitol Federal Financial would have pro forma stockholders' equity of $1.03 billion or 18.18% of pro forma consolidated assets and Capitol Federal Savings' pro forma tangible, core and total risk-based capital ratios would be 16.67%, 16.67% and 39.02%, respectively. See "Capitol Federal Savings Exceeds All Regulatory Capital Requirements," "Capitalization," "Pro Forma Data," and "Comparison of Valuation and Pro Forma Information With No Foundation." Capitol Federal Financial and Capitol Federal Savings believe that the amount of the charitable contribution is reasonable given Capitol Federal Financial's and Capitol Federal Savings' pro forma capital positions. Capitol Federal Financial and Capitol Federal Savings believe that the contribution does not raise safety and soundness concerns.


         Capitol Federal Financial and Capitol Federal Savings have received an opinion from their outside tax advisors that Capitol Federal Financial's contribution of its own stock to the foundation should not constitute an act of self-dealing. Capitol Federal Financial should also be entitled to a deduction in the amount of the cash and, more likely than not, a deduction for the fair market value of the stock contributions to the foundation less any nominal par value that the foundation may be required to pay to Capitol Federal Financial for the stock, subject to the annual deduction limitation described above. Capitol Federal Financial, however, would be able to carryforward any unused portion of the deduction for five years following the contribution, subject to certain limitations. Capitol Federal Financial's and Capitol Federal Savings' outside tax advisor, however, has not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. If the foundation would have been established in fiscal 1998, Capitol Federal Financial would have received tax benefits of approximately $13.2 million based on Capitol Federal Savings' pre-tax income for fiscal 1998, an assumed tax rate of 38.0% and a deduction for the contribution of cash and common stock equal to $34.8 million. Assuming the close of the Offerings at the maximum of the Estimated Price Range, Capitol Federal Financial estimates that all of the contribution should be deductible over the six-year period. Capitol Federal Financial and/or Capitol Federal Savings may make further contributions to the foundation following the initial contribution. In addition, Capitol Federal Savings and Capitol Federal Financial also may continue to make charitable contributions to other qualifying organizations. Any such decisions would be based on an assessment of, among other factors, the financial condition of Capitol Federal Financial and Capitol Federal Savings at that time, the interests of stockholders and depositors of Capitol Federal Financial and Capitol Federal Savings, and the financial condition and operations of the foundation.

         Although Capitol Federal Financial and Capitol Federal Savings have received an opinion of their outside tax advisors that Capitol Federal Financial will more likely than not be entitled to an income tax deduction for the stock portion of the charitable contribution, there can be no assurances that the IRS will recognize the foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed. See "Risk Factors The establishment of the Capitol Federal Foundation will reduce our earnings" and "- The contribution to the Capitol Federal Foundation means that your total ownership will be 1.65% less after we make the contribution."


         As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the foundation's fiscal year. The foundation will also be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant. Numerous other restrictions exist in the operation of the foundation including transactions with related entities, level of investments and distributions for charitable purposes.


         Regulatory Conditions Imposed on the Foundation. Establishment of the foundation is expected to be subject to the following conditions being agreed to by the foundation in writing as a condition to receiving the Office of Thrift Supervision' approval of the reorganization:

          (1) the foundation will be subject to examination by the Office of Thrift Supervision;

          (2) the foundation must comply with supervisory directives imposed by the Office of Thrift Supervision;

          (3) the foundation will operate in accordance with written policies adopted by its board of directors, including a conflict of interest policy;

          (4) any shares of common stock held by the foundation must be voted in the same ratio as all other shares of common stock voting on all proposals considered by stockholders of Capitol Federal Financial; provided, however, that, consistent with the condition, the Office of Thrift Supervision would waive this voting restriction under certain circumstances if compliance with the voting restriction would:

               o cause a violation of the law of the State of Kansas, and the Office of Thrift Supervision determines that federal law would not preempt the application of the laws of Kansas to the foundation;

               o cause the foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the foundation; or

               o    cause the  foundation  to be  subject to an excise tax under
                    Section 4941 of the Internal Revenue Code; and

          (5) any shares of common stock subsequently purchased by the foundation will be aggregated with any shares repurchased by Capitol Federal Financial or Capitol Federal Savings for purposes of calculating the number of shares which may be repurchased during the three-year period subsequent to reorganization.

In order for the Office of Thrift Supervision to waive the voting restriction, Capitol Federal Financial's or the foundation's legal counsel would be required to give an opinion satisfactory to the Office of Thrift Supervision. While there is no current intention for Capitol Federal Financial or the foundation to seek a waiver from the Office of Thrift Supervision from these restrictions, there can be no assurances that a legal opinion addressing these issues could be given, or if given, that the Office of Thrift Supervision would grant an unconditional waiver of the voting restriction. If the voting restriction is waived or becomes unenforceable, the Office of Thrift Supervision may either impose a condition that provides a certain portion of the members of the foundation's board of directors shall be persons who are not directors, officers or employees of Capitol Federal Financial, Capitol Federal Savings or any affiliate or impose other conditions relating to control of the foundation's common stock as are determined by the Office of Thrift Supervision to be appropriate at the time. In no event would the voting restriction survive the sale of shares of the common stock held by the foundation.

         Various Office of Thrift Supervision regulations may be deemed to apply to the foundation including regulations regarding:

         o        transactions with affiliates;

         o        conflicts of interest;

         o        capital distributions; and

         o repurchases of capital stock within the three-year period subsequent to the stock issuance.

Because only two of the directors of Capitol Federal Financial and Capitol Federal Savings are expected to serve as directors of the foundation, Capitol Federal Financial and Capitol Federal Savings do not believe that the foundation should be considered an affiliate of Capitol Federal Savings. Capitol Federal Financial and Capitol Federal Savings anticipate that the foundation's affairs will be conducted in a manner consistent with the Office of Thrift Supervision' conflict of interest regulations. Capitol Federal Savings has provided information to the Office of Thrift Supervision demonstrating that the initial contribution of common stock to the foundation would be within the amount which Capitol Federal Savings would be permitted to make as a capital distribution assuming such contribution is deemed to have been made by Capitol Federal Savings.

How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering

         The plan of reorganization requires that the purchase price of the common stock must be based on the appraised pro forma market value of Capitol Federal Financial and Capitol Federal Savings, as determined on the basis of an independent valuation. Capitol Federal Savings has retained RP Financial to make this valuation. For its services in making this appraisal, RP Financial's fees and out-of-pocket expenses are estimated to be $117,500. Capitol Federal Savings has agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by Capitol Federal Savings to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

         An appraisal has been made by RP Financial in reliance upon the information contained in this prospectus, including the Financial Statements. RP Financial also considered the following factors, among others:

               o the present and projected operating results and financial condition of Capitol Federal Financial and Capitol Federal Savings and the economic and demographic conditions in Capitol Federal Savings' existing marketing areas;

               o certain historical, financial and other information relating to Capitol Federal Savings; a comparative evaluation of the operating and financial statistics of Capitol Federal Savings with those of other similarly situated publicly traded mutual holding companies;

               o    the aggregate size of the offering of the common stock;

               o the impact of the reorganization on Capitol Federal Savings' net worth and earnings potential;

               o the proposed dividend policy of Capitol Federal Financial and Capitol Federal Savings; and

               o the trading market for securities of comparable institutions and general conditions in the market for such securities.

In its review of the appraisal provided by RP Financial, the board of directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

         On the basis of the foregoing, RP Financial has advised Capitol Federal Financial and Capitol Federal Savings that in its opinion, dated November 20, 1998, the estimated pro forma market value of the common stock on a fully converted basis, assuming a contribution to a charitable foundation in an amount equal to the value of 8.0% of the shares sold, ranged from a minimum of $795.6 million to a maximum of $1.08 billion with a midpoint of $936.0 million. The board of directors of Capitol Federal Savings determined that the common stock should be sold at $10.00 per share and that 42.01% of the to-be-outstanding shares, prior to the contribution to the foundation, should be offered to minority stockholders.
Based on the estimated valuation range and the purchase price, the number of shares of common stock that Capitol Federal Financial will issue will range from between 32,136,106 shares to 43,478,261 shares, with a midpoint of 37,807,183 shares. The anticipated issuance of a number of shares equal to 4.0% of the shares of common stock sold in the Offerings to the foundation as part of the stock issuance will result in shareholders other than Capitol Federal Savings Bank MHC and the foundation owning 41.31% of the shares of the common stock outstanding at the conclusion of the reorganization and stock issuance. The remaining shares of Capitol Federal Financial's common stock that are not sold in the Offerings or contributed to the foundation will be issued to Capitol Federal Savings Bank MHC. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in the financial condition of Capitol Federal Financial and Capitol Federal Savings or market conditions generally, or to fill the order of the employee stock ownership plan. In the event the estimated valuation range is updated to amend the value of the common stock below $795.6 million or above $1.24 billion, which is the maximum of the estimated valuation range, as adjusted by 15%, the new appraisal will be filed with the SEC.


         Based upon current market and financial conditions and recent practices and policies of the Office of Thrift Supervision, in the event Capitol Federal Financial receives orders for common stock in excess of $434.8 million (the maximum of the estimated offering range) and up to $500.0 million (the maximum of the estimated offering range, as adjusted by 15%), Capitol Federal Financial may be required by the Office of Thrift Supervision to accept all such orders. No assurances, however, can be made that Capitol Federal Financial will receive orders for common stock in excess of the maximum of the estimated offering range or that, if such orders are received, that all such orders will be accepted because Capitol Federal Financial's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the Office of Thrift Supervision. In addition, an increase in the number of shares above 43,478,261 shares will first be used, if necessary, to fill the order of the employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the reorganization.

         RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing these shares. RP Financial did not independently verify the consolidated financial statements and other information provided by Capitol Federal Savings, nor did RP Financial value independently the assets or liabilities of Capitol Federal Savings. The valuation considers Capitol Federal Savings as a going concern and should not be considered as an indication of the liquidation value of Capitol Federal Savings. Moreover, because this valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the Offerings will thereafter be able to sell such shares at prices at or above the purchase price or in the range of the valuation described above.

         Prior to completion of the reorganization, the maximum of the estimated offering range may be increased up to 15% and the number of shares of common stock may be increased to 50,000,000 shares to reflect changes in market and financial conditions or to fill the order of the employee stock ownership plan, without the resolicitation of subscribers. See "-- Limitations on Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated offering range to fill unfilled orders in the Subscription Offering.


         No sale of shares of common stock in the reorganization may be completed unless prior to such completion RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of Capitol Federal Financial and Capitol Federal Savings. If this confirmation is not received, Capitol Federal Financial may cancel the Offerings, extend the Offerings and establish a new estimated valuation range and/or estimated price range, extend, reopen or hold a new Offering or take any other action the Office of Thrift Supervision may permit.


         Depending upon market or financial conditions following the start of the Subscription Offering, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price is not below the minimum or more than 15% above the maximum of the estimated offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the estimated offering range or more than 15% above the maximum of such range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at Capitol Federal Savings' passbook rate of interest, or be permitted to modify or rescind their subscriptions. Any change in the estimated offering range must be approved by the Office of Thrift Supervision. If the number of shares of common stock issued in the reorganization is increased due to an increase of up to 15% in the estimated offering range to reflect changes in market or financial conditions or to fill the order of the employee stock ownership plan, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See "-- Limitations on Stock Purchases."

         An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and Capitol Federal Financial's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and Capitol Federal Financial's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See

"Risk Factors - We intend to grant stock options and restricted stock to the board and management following the change in structure and stock offering which could further reduce your voting interest" and "Pro Forma Data."

         Copies of the appraisal report of RP Financial, including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of Capitol Federal Savings and the other locations specified under "Additional Information."

Subscription Offering and Subscription Rights

         Under the plan of reorganization, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

         o depositors of Capitol Federal Savings with account balances of at least $50.00 as of the close of business on June 30, 1997 ("Eligible Account Holders"),

         o        Tax-Qualified Employee Plans,

         o depositors of Capitol Federal Savings with account balances of at least $50.00 as of the close of business on December 31, 1998 ("Supplemental Eligible Account Holders"),

         o borrowers as of January 6, 1993 who continue as borrowers and depositors of Capitol Federal Savings as of the close of business on January 31, 1999, other than Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members") and

         o        Directors, Officers and Employees of Capitol Federal Savings.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and as described below under "-- Limitations on Stock Purchases."

         Preference Category No.1: Eligible Account Holders. Each Eligible Account Holder shall receive, without payment, first priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

         (1)      $500,000 or 50,000 shares of common stock;

         (2) one-tenth of one percent of the total offering of shares of common stock; or

         (3) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible

                  Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Capitol Federal Savings in each case as of the close of business on June 30, 1997 (the "Eligibility Record Date"), subject to the overall purchase limitations.

See "-- Limitations on Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders pro rata whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Plans to purchase shares in excess of the maximum of the estimated offering range.

         To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Capitol Federal Savings or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding June 30, 1997.


         Preference Category No. 2: Tax-Qualified Employee Plans. Each Tax-Qualified Employee Plan, including the employee stock ownership plan shall be entitled to receive, without payment therefor, second priority, nontransferable subscription rights to purchase up to 10% of common stock, provided that individually or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the estimated offering range. The employee stock ownership plan intends to purchase 8.0% of the shares of common stock sold in the Offering, or 2,570,888 shares and 3,478,261 shares based on the minimum and maximum of the estimated offering range, respectively. Subscriptions by any of the Tax-Qualified Employee Plans will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Direct Community Offerings, including subscriptions of any of Capitol Federal Savings' directors, officers, employees or associates thereof. Subscription rights received pursuant to this Category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No.1; provided, however, that notwithstanding any other provision of the plan of reorganization to the contrary, the Tax-Qualified Employee Plans shall have a first priority subscription right to the extent that the total number of shares of common stock sold in the Offerings exceeds the maximum of the estimated valuation range as set forth in this prospectus. In the event that the total number of shares offered in the Offerings is increased to an amount greater than the number of shares representing the maximum of the estimated offering range, each Tax-Qualified Employee Plan will have a priority right to purchase any such shares exceeding the maximum of the estimated offering range up to an aggregate of 10% of the common stock sold in the Offerings. See "Management - Benefits -- Employee Stock Ownership Plan."

         Preference Category No. 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall be entitled to receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

               (1)  $500,000 or 50,000 shares of common stock;

               (2) one-tenth of one percent of the total offering of shares of common stock; or

               (3) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Capitol Federal Savings in each case on the close of business on December 31, 1998 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations.

See "-- Limitations on Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No.1) equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the
Supplemental Eligible Account Holders pro rata whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

         Preference Category No. 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member shall receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for shares of Capitol Federal Financial common stock, up to the greater of $500,000 or 50,000 shares of common stock or one-tenth of one percent of the total offering of shares of common stock in the Offerings, subject to the overall purchase limitations. See "-- Limitations on Stock Purchases."


         In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the Stock Offering, available shares will be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the close of business on January 31, 1999, the date for determining voting members entitled to vote at the special meeting, which we call the Voting Record Date, bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on Capitol Federal Savings' mutual charter and bylaws in effect on the date of approval by members of the plan of reorganization.


         Preference Category No. 5 : Directors, officers and employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of Capitol Federal Savings as of the date of the commencement of the Subscription Offering shall be entitled to receive, without payment, fifth priority, nontransferable subscription rights to purchase in this category an aggregate of up to 15% of the common stock being offered. The maximum amount of shares which may be purchased under this category by any person is $500,000 of common stock. The ability of directors, officers and employees to purchase common stock under this category is in addition to rights which are otherwise available to them under the plan of reorganization as they may fall within higher priority categories, and the plan of reorganization generally allows such persons to purchase in the aggregate up to 25% of common stock sold in the Offerings. See "-- Limitations on Stock Purchases."


         In the event of an oversubscription in this category, the shares available shall be allocated pro rata among all of the subscribing directors, officers and employees in this category.


         Expiration Date for the Subscription Offering. The Subscription Offering will expire at noon, central time, on March 17, 1999 (the "Subscription Expiration Date"), unless extended for up to 45 days or for such additional periods by Capitol Federal Financial and Capitol Federal Savings as may be approved by the Office of Thrift Supervision. The Subscription Offering may not be extended beyond March 26, 2001. Subscription rights which have not been exercised prior to the Subscription Expiration Date (unless extended) will become void.


         Capitol Federal Financial and Capitol Federal Savings will not execute orders until at least the minimum number of shares of common stock, 32,136,106 shares, have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration Date, unless this period is extended with the consent of the Office of Thrift Supervision, all funds delivered to Capitol Federal Savings pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Subscription Expiration Date is granted, Capitol Federal Financial and Capitol Federal Savings will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

Direct Community Offering


         To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of Capitol Federal Savings, we anticipate we will offer shares pursuant to the plan of reorganization to certain members of the general public, with preference given to natural persons residing in the State of Kansas, in the counties in which Capitol Federal Savings has offices or in any contiguous counties. These natural persons are referred to as Preferred Subscribers. Persons, together with an Associate or group of persons acting in concert with such persons, may not subscribe for or purchase more than $500,000 of common stock in the Direct Community Offering, if any. Capitol Federal Financial and Capitol Federal Savings may limit total subscriptions under this section so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of common stock. Finally, Capitol Federal Financial and Capitol Federal Savings may reserve shares offered in the Direct Community Offering for sales to institutional investors. The opportunity to subscribe for shares of common stock in any Direct Community Offering will be subject to the right of Capitol Federal Financial and Capitol Federal Savings, in their sole discretion, to accept or reject any such orders in whole or in part from any person either at the time of receipt of an order or as soon as practicable following the Expiration Date. The Direct Community Offering, if any, shall be for a period of not less than 20 days nor more than 45 days unless extended by Capitol Federal Financial and Capitol Federal Savings, and shall commence concurrently with, during or promptly after the Subscription Offering.


         In the event of an oversubscription for shares in the Direct Community Offering, shares may be allocated, to the extent shares remain available, first to each Preferred Subscriber whose order is accepted by Capitol Federal Financial. Thereafter, shares may be allocated to cover the orders of any other person subscribing for shares in the Direct Community Offering so that each such person subscribing for shares may receive 1,000 shares, if available, and thereafter on a pro rata basis to such person based on the amount of their respective subscriptions.

Public Offering


         As a final step in the Offerings, the plan of reorganization provides that, if feasible, all shares of common stock not purchased in the Subscription Offering and Direct Community Offering may be offered for sale to selected members of the general public in a public offering through the underwriter. We call this the Public Offering. It is expected that the Public Offering will commence as soon as practicable after termination of the Subscription Offering and the Direct Community Offering, if any. Capitol Federal Financial and Capitol Federal Savings, in their sole discretion, have the right to reject orders in whole or in part received in the Public Offering. Neither Charles Webb & Company nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the Public Offering; however,

Charles Webb & Company has agreed to use its best efforts in the sale of shares in the Public Offering.


         The price at which common stock is sold in the Public Offering will be the same price at which shares are offered and sold in the Subscription Offering and Direct Community Offering. No person, by himself or herself, or with an Associate or group of persons acting in concert, may purchase more than $500,000 of common stock in the Public Offering, subject to the maximum purchase limitations. See "-- Limitations on Stock Purchases."

         Charles Webb & Company may enter into agreements with broker-dealers to assist in the sale of the shares in the Public Offering, although no such agreements exist as of the date of this prospectus. No orders may be placed or filled by or for a selected dealer during the Subscription Offering. After the close of the Subscription Offering, Charles Webb & Company will instruct selected dealers as to the number of shares to be allocated to each selected dealer. Only after the close of the Subscription Offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the Subscription Offering and Direct Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with Capitol Federal Financial as of a certain order date for the purchase of shares of Capitol Federal Financial common stock. When, and if, Charles Webb & Company and Capitol Federal Savings believe that enough indications of interest and orders have not been received in the Subscription Offering and Direct Community Offering to consummate the reorganization, Charles Webb & Company will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will deposit funds to the account established by Capitol Federal Savings for each selected dealer. Each customer's funds forwarded to Capitol Federal Savings, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by Capitol Federal Savings from selected dealers, funds will earn interest at Capitol Federal
Savings' passbook rate until the completion or termination of the reorganization. Funds will be promptly returned, with interest, in the event the reorganization is not consummated as described above.


         The Public Offering will be completed within 90 days after the termination of the Subscription Offering, unless extended by Capitol Federal Savings with the approval of the Office of Thrift Supervision. See "-- How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Persons Who are Not Permitted to Participate in the Stock Offering

         Capitol Federal Savings will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of reorganization reside. However, Capitol Federal Savings is not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

         o the number of persons otherwise eligible to subscribe for shares under the plan of reorganization who reside in such jurisdiction is small;

         o the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of Capitol Federal Financial and Capitol Federal Savings or their officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and

         o such registration, qualification or filing in the judgment of Capitol Federal Savings would be impracticable or unduly burdensome for reasons of cost or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, Capitol Federal Savings will base its decision as to whether or not to offer the common stock in that state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Capitol Federal Savings, its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Stock Purchases


         The plan of reorganization includes the following limitations on the number of shares of Capitol Federal Financial common stock which may be purchased in the Offerings:


          (1) No fewer than 25 shares of common stock may be purchased, to the extent shares are available;

          (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of:

               (a)  $500,000 or 50,000 shares of common stock;

               (b) one-tenth of one percent of the total offering of shares of common stock; or

               (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Capitol

                    Federal  Savings in each case as of the close of business on
                    the  Eligibility   Record  Date,   subject  to  the  overall
                    limitation in clause (7) below;

          (3) The Tax-Qualified Employee Plans, including an employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the stock issuance, including any additional shares issued in the event of an increase in the estimated offering range; although at this time the employee stock ownership plan intends to purchase only 8.0% of such shares;

          (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of:

               (a)  $500,000 or 50,000 shares of common stock;

               (b) one-tenth of one percent of the total offering of shares of common stock; or

               (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental
                    Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Capitol Federal Savings in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

          (5) Each Other Member may subscribe for and purchase in the Subscription Offering or Direct Community Offering, as the case may be, up to the greater of $500,000 or 50,000 shares of common stock or one-tenth of one percent of the total offering of shares of common stock, subject to the overall limitation in clause (7) below;

          (6) Persons purchasing shares of common stock in the Direct Community Offering or Public Offering may purchase in the Direct Community Offering or Public Offering up to $500,000 or 50,000 shares of common stock, subject to the overall limitation in clause (7) below;


          (7) Except for the Tax-Qualified Employee Plans and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of Capitol Federal Financial common stock subscribed for or purchased in all categories of the Offerings by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $5,000,000 or 500,000 shares of common stock ; and


          (8) No more than 15% of the total number of shares offered for sale in the Subscription Offering may be purchased by directors, officers and employees of

               Capitol Federal Savings in the fifth priority category in the Subscription Offering. No more than 25% of the total number of shares offered for sale in the Offerings may be purchased by directors and officers of Capitol Federal Savings and their associates in the aggregate, excluding purchases by the Tax-Qualified Employee Plans.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Capitol Federal Savings, the boards of directors of Capitol Federal Financial and Capitol Federal Savings may, in their sole discretion, increase the individual amount permitted to be subscribed for to a maximum of 9.99% of the number of shares sold in the Offerings, provided that orders for shares exceeding 5% of the shares being offered in the Offerings shall not exceed, in the aggregate, 10% of the shares being offered in the Offerings. Requests to purchase additional shares of common stock will be allocated by the boards of directors on a pro rata basis giving priority in accordance with the preference categories set forth in this prospectus.


         The term "associate" when used to indicate a relationship with any person means:

         o any corporation or organization (other than Capitol Federal Savings, Capitol Federal Financial, Capitol Federal Savings Bank MHC or a majority-owned subsidiary of any of them) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

         o any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity;

         o any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Capitol Federal Savings, Capitol Federal Savings Bank MHC, Capitol Federal Financial or any subsidiary of Capitol Federal Savings Bank MHC or Capitol Federal Financial or any affiliate thereof; and

         o any person acting in concert with any of the persons or entities specified above;


provided, however, that Tax-Qualified or Non-Tax Qualified Employee Plans shall not be deemed to be an associate of any director or officer of Capitol Federal Savings, Capitol Federal Financial or Capitol Federal Savings Bank MHC, to the extent provided in the plan of reorganization. When used to refer to a person other than an officer or director of Capitol Federal Savings , the board of directors of Capitol Federal Savings or officers delegated by the board of directors in their sole discretion may determine the persons that are associates of other persons.


         The term "acting in concert" is defined to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that the Tax-Qualified Employee Plans will not be deemed to be acting in concert with their trustees or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by each plan will be aggregated. The determination of whether a group is acting in concert shall be made solely by the board of directors of Capitol Federal Savings or officers delegated by such board of directors and may be based on any evidence upon which such board or delegatee chooses to rely.


Marketing Arrangements


         Capitol Federal Financial and Capitol Federal Savings have retained Charles Webb & Company to consult with and to advise Capitol Federal Savings, and to assist Capitol Federal Financial, on a best efforts basis, in the distribution of the shares of common stock in the Subscription Offering and Direct Community Offering. The services that Charles Webb & Company will provide include, but are not limited to:

         o training the employees of Capitol Federal Savings who will perform certain ministerial functions in the Subscription Offering and Direct Community Offering regarding the mechanics and regulatory requirements of the stock offering process;


         o managing the stock information centers by assisting interested stock subscribers and by keeping records of all stock orders;

         o        preparing marketing materials; and

         o assisting in the solicitation of proxies from Capitol Federal Savings' members for use at the special meeting.


For its services, Charles Webb & Company will receive a management fee of $100,000 and a success fee of 1.25% of the aggregate purchase price of the shares of Capitol Federal Financial common stock sold in the Subscription Offering and Direct Community Offering, excluding shares purchased by the Tax-Qualified Employee Plans and officers, directors and employees of Capitol Federal Savings and members of their immediate families as well as shares issued to the foundation. The success fee paid to Charles Webb & Company will be reduced by the amount of the management fee. In the event that selected dealers are used to assist in the sale of shares of Capitol Federal Financial common stock in the Direct Community Offering, these dealers will be paid a fee of up to 5.5% of the total purchase price of the shares sold by such dealers. Capitol Federal Savings has agreed to indemnify Charles Webb & Company against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended, and will contribute to payments Charles Webb & Company may be required to make in connection with any such claims or liabilities.

         Sales of shares of Capitol Federal Financial common stock will be made by registered representatives affiliated with Charles Webb & Company or by the broker-dealers managed by Charles Webb & Company. Charles Webb & Company has undertaken that the shares of Capitol Federal Financial common stock will be sold in a manner which will ensure that the distribution standards of the Nasdaq Stock Market will be met. A stock information center will be established at the main office of Capitol Federal Savings in Topeka, in Wichita and in the Kansas City metropolitan area. Capitol Federal Financial will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of Capitol Federal Financial common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of Capitol Federal Financial common stock in those states where the law permits. No officer, director or employee of Capitol Federal Financial or Capitol Federal Savings will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock.


Procedure for Purchasing Shares in the Subscription Offering

         To ensure that each purchaser receives a prospectus at least 48 hours before the Subscription Expiration Date (unless extended) in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         To purchase shares in the Subscription Offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Capitol Federal Savings, which may be given by completing the appropriate blanks in the order form, must be received by Capitol Federal Savings by noon, central time, on the Subscription Expiration Date, unless extended. In addition, Capitol Federal Financial and Capitol Federal Savings will require a prospective purchaser to execute a certification in the form required by applicable Office of Thrift Supervision regulations in connection with any sale of common stock. Order forms which are not received by this time or are executed defectively or are received without full payment, or appropriate withdrawal instructions, are not required to be accepted. In addition, Capitol Federal Savings will not accept orders submitted on photocopied or facsimiled order forms nor order forms unaccompanied by an executed certification form. Capitol Federal Savings has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of Capitol Federal Savings, unless the reorganization has not been completed within 45 days after the end of the Subscription Offering, or this period has been extended.

         In order to ensure that Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, officers and employees are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility
Record Date (June 30, 1997) or the Supplemental Eligibility Record Date (December 31, 1998) and depositors and certain borrowers as of the close of business on the

Voting Record Date (January 31, 1999) must list all accounts on the stock order form giving all names in each account and the account numbers.

         Payment for subscriptions may be made:

         o        by check or money order;

         o        by   authorization   of  withdrawal   from  deposit   accounts
                  maintained   with  Capitol   Federal   Savings   (including  a
                  certificate of deposit); or

         o in cash, if delivered in person at any full-service banking office of Capitol Federal Savings, although we request that you exchange cash for a check with any of our tellers;

No wire transfers will be accepted. Interest will be paid on payments made by cash, check or money order at our then-current passbook yield from the date payment is received until completion of the Offerings. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rate, but may not be used by the subscriber until all of Capitol Federal Financial common stock has been sold or the plan of reorganization is terminated, whichever is earlier.

         If a subscriber authorizes Capitol Federal Savings to withdraw the amount of the purchase price from his deposit account, Capitol Federal Savings will do so as of the effective date of the reorganization. Capitol Federal
Savings will waive any applicable penalties for early withdrawal from certificate accounts.

         In the event of an unfilled amount of any subscription order, Capitol Federal Savings will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after completion of the Offerings. If for any reason the Offerings are not consummated, purchasers will have refunded to them all payments made, with interest, and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at Capitol Federal Savings.


         If any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, these plans will not be required to pay for the shares subscribed for at the time they subscribe, but rather, may pay for shares of common stock subscribed for at the purchase price upon completion of the Subscription Offering and Direct Community Offering, if all shares are sold, or upon completion of the Public Offering if shares remain to be sold in such offering. In the event that, after the completion of the Subscription Offering, the amount of shares to be issued is increased above the maximum of the estimated valuation range included in this prospectus, the Tax-Qualified and Non-Tax-Qualified Employee Plans will be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the estimated valuation range, provided that such subscription will continue to be subject to applicable purchase limits and stock allocation procedures.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Capitol Federal Financial common stock in the Subscription Offering and Direct Community Offering. ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the Offerings make such purchases for the exclusive benefit of the IRAs. IRAs maintained at Capitol Federal Savings are not self-directed IRAs and any interested parties wishing to use IRA funds for stock purchases are advised to contact the stock information center at
(877) 815-1820 for additional information.


         The records of Capitol Federal Savings will be deemed to control with respect to all matters related to the existence of subscription rights and/or one's ability to purchase shares of common stock in the Subscription Offering.

Restrictions on Transfer of Subscription Rights and Shares

         Pursuant to the rules and regulations of the Office of Thrift Supervision, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that the person is purchasing shares solely for the person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the reorganization.

         Capitol Federal Savings will refer to the Office of Thrift Supervision any situations that it believes may involve a transfer of subscription rights and will not honor orders believed by it to involve the transfer of such rights.

Delivery of Certificates

         Certificates representing common stock issued in the Offerings will be mailed by Capitol Federal Financial's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the reorganization. Any certificates returned as undeliverable will be held by Capitol Federal Financial until claimed by persons legally entitled to them or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, they may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

Required Approvals

         Various approvals of the Office of Thrift Supervision are required in order to consummate the reorganization. The Office of Thrift Supervision has approved the plan of reorganization, subject to approval by Capitol Federal Savings' members and other standard conditions. Capitol Federal Financial's holding company application is currently pending.

         Capitol Federal Financial is required to make certain filings with state securities regulatory authorities in connection with the issuance of Capitol Federal Financial common stock in the Offerings.

Judicial Review

         Any person hurt by a final action of the Office of Thrift Supervision which approves, with or without conditions, or disapproves a plan of reorganization may obtain review of this action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of the person is located, or in the United States Court of Appeals for the District of Columbia, a written petition asking that the final action of the Office of Thrift Supervision be modified, terminated or set aside. This petition must be filed within 30 days after the publication of notice of final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. ss.563b.6(c), whichever is later. The further procedure for review is as follows: A copy of the petition is promptly transmitted to the Office of Thrift Supervision by the clerk of the court and then the Office of Thrift Supervision files in the court the record in the proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the Office of Thrift Supervision. Review of these proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

Restrictions on Purchase or Transfer of Shares After the Corporate Change

         All shares of common stock purchased in connection with the reorganization by a director or an executive officer of Capitol Federal Financial and Capitol Federal Savings will be subject to a restriction that the shares not be sold for a period of one year following the reorganization except in the event of the death of the director or officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to the restricted stock will be subject to the same restrictions.

         Purchases of common stock of Capitol Federal Financial by directors, executive officers and their associates during the three-year period following completion of the reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Capitol Federal Financial's outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan.

         Pursuant to Office of Thrift Supervision regulations, Capitol Federal Financial will generally be prohibited from repurchasing any shares of the common stock for a period of three years following the reorganization other than pursuant to (a) an offer to all stockholders on a pro rata basis which is approved by the Office of Thrift Supervision (provided, however, that Capitol Federal Savings Bank MHC may be excluded with the approval of the Office of Thrift Supervision) or (b) the repurchase of qualifying shares of a director, if any.

         The above limitations are subject to Office of Thrift Supervision policies which generally provide that Capitol Federal Financial may repurchase its capital stock provided:

         o no repurchases occur within the first six months following the reorganization;

         o repurchases during the second six months following the reorganization do not exceed 5% of its outstanding capital stock (subject to certain exceptions) and repurchases prior to the third anniversary of the reorganization do not exceed 25% of its outstanding capital stock;

         o        repurchases   prior   to  the   third   anniversary   of   the
                  reorganization   are  part of an  open-market stock repurchase
                  program;


         o the repurchases do not cause Capitol Federal Savings to become undercapitalized; and


         o Capitol Federal Savings provides to the Regional Director of the Office of Thrift Supervision no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director.

The Office of Thrift Supervision may permit stock repurchases in excess of such amounts prior to the third anniversary of the reorganization if exceptional circumstances are shown to exist.

                        PROPOSED PURCHASES BY MANAGEMENT

         The following table sets forth, for each of Capitol Federal Savings' directors and for all of the directors and senior officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates.


                                    At the Minimum of the Estimated Offering             At the Maximum of
                                                      Range                           Estimated Offering Range
                                   ---------------------------------------------   ----------------------------
                                                                   As a Percent                    As a Percent
                                                   Number of         of Shares        Number of     of Shares
                Name                   Amount        Shares           Offered          Shares        Offered
------------------------------     -------------- -------------  ---------------   -------------  -------------

B.B. Andersen                       $   500,000       50,000            *             50,000            *
John B. Dicus                           500,000       50,000            *             50,000            *
John C. Dicus                           500,000       50,000            *             50,000            *
Robert B. Maupin                        500,000       50,000            *             50,000            *
Carl W. Quarnstrom                      100,000       10,000            *             10,000            *
Frederick P. Reynolds                   500,000       50,000            *             50,000            *
Marilyn S. Ward                         100,000       10,000            *             10,000            *
All directors and senior officers     3,505,000      350,500           1.1%          350,500            *
as a group (15 persons)

------------------
*   Less than 1.0%

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (in thousands)
- ------------------------------------------------------------------------------

                                                    1998       1997       1996
                                                    ----       ----       ----
INTEREST AND DIVIDEND INCOME:
  Loans receivable ............................   $268,446   $240,009   $211,458
  Mortgage-related securities .................     57,967     41,473     48,642
  Investment securities .......................     23,025     43,461     41,004
  Securities purchased under agreement
   to resell ..................................      6,955
  Cash and cash equivalents ...................      4,065      2,507      2,948
  Capital stock of Federal Home Loan Bank .....      3,186      2,647      2,337
                                                  --------   --------   --------

          Total interest and dividend income ..    363,644    330,097    306,389

INTEREST EXPENSE:
  Deposits ....................................    203,426    202,429    195,765
  Borrowings ..................................     31,471      5,028      4,636
                                                  --------   --------   --------

          Total interest expense ..............    234,897    207,457    200,401
                                                  --------   --------   --------

NET INTEREST AND DIVIDEND INCOME ..............    128,747    122,640    105,988

PROVISION FOR LOAN LOSSES .....................      2,462         56        865
                                                  --------   --------   --------

NET INTEREST AND DIVIDEND INCOME AFTER
 PROVISION FOR LOAN LOSSES ....................    126,285    122,584    105,123

OTHER INCOME:
  Automated teller and debit card
   transaction fees ...........................      3,267      2,528      1,291
  Checking account transaction fees ...........      2,791      2,359      2,845
  Loan fees ...................................      2,340      2,563      2,830
  Insurance commissions .......................      1,424      1,479      1,388
  Other, net ..................................      3,031      2,158      3,043
                                                  --------   --------   --------

          Total other income ..................     12,853     11,087     11,397
                                                  --------   --------   --------

OTHER EXPENSES:
  Salaries and employee benefits ..............     26,157     23,710     21,572
  Occupancy of premises .......................      7,756      6,477      5,894
  Office supplies and related expenses ........      3,325      3,275      2,842
  Deposit and loan transaction fees ...........      2,915      2,856      2,407
  Advertising .................................      2,564      2,709      2,726
  Federal insurance premium ...................      2,409      3,391      8,729
  Provision for commitment losses .............        900
  BIF/SAIF special assessment .................                           24,158
  Other, net ..................................      4,340      2,858      3,177
                                                  --------   --------   --------

          Total other expenses ................     50,366     45,276     71,505
                                                  --------   --------   --------

INCOME BEFORE INCOME TAX EXPENSE ..............     88,772     88,395     45,015

INCOME TAX EXPENSE ............................     34,781     35,691     18,393
                                                  --------   --------   --------

NET INCOME ....................................   $ 53,991   $ 52,704   $ 26,622
                                                  ========   ========   ========

See notes to consolidated financial statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The following discussion is intended to assist in understanding the financial condition and results of operations of Capitol Federal Savings. The discussion and analysis does not include any comments relating to Capitol Federal Financial since Capitol Federal Financial has no significant operations. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements and the other sections contained in the prospectus.


         Capitol Federal Savings' results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans and mortgage-related and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. Capitol Federal Savings' results of operations also are affected by the level of its noninterest income and expenses, and income tax expense.


Forward-Looking Statements

         This prospectus contains forward-looking statements which are based on assumptions and describe future plans, strategies and expectations of Capitol Federal Financial. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar words. Our ability to predict results or the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and you should not rely too much on these statements.

Management Strategy

         Our strategy is to operate as an independent, retail oriented financial institution dedicated to serving the needs of customers in our market areas. Our commitment is to provide the broadest possible access to home ownership through our residential lending programs. We also offer a variety of personal financial products and services through our branch office network and have recently emphasized the wholesale component of our operations.

         Financial highlights of our strategy include:


          o Single-Family Portfolio Lending. We are the largest originator of one- to four-family residential mortgage loans in the State of Kansas. Generally, we originate these loans for our own portfolio, rather than for sale, and we service the loans we originate. During fiscal year 1998, we originated $1.08 billion of one- to four-family loans. At September 30, 1998, we had $3.50 billion of these loans, representing 93.5% of our total loan portfolio.


          o Commitment to Cost Control. We are very effective at controlling our costs of operations. Lending and deposit support functions are centralized for efficient processing, using technology to increase productivity. Our average deposits per full service branch at September 30, 1998 were over $150 million. As a result of these efforts, our ratio of operating expenses to average total assets was .98% for the year ended September 30, 1998 and our efficiency ratio, a commonly used industry ratio measuring the cost of producing each dollar of revenue, was 36.45%. These ratios are both significantly better than peer group and national averages.

          o Strong Capital Position. Our policy has always been to protect the safety and soundness of Capitol Federal Savings through conservative risk management, balance sheet strength, consistent earnings and sound operations. At September 30, 1998, our ratio of equity to total assets was 12.5% and our return on average assets for the fiscal year was 1.05%.


          o Excellent Asset Quality. Through our commitment to single-family lending, we have minimal delinquencies and, in management's view, very little credit risk. At September 30, 1998, our ratio of non-performing assets to total assets was 0.15%.

          o Wholesale Borrowings and Investments. In order to reduce our interest rate risk we have borrowed money and invested in adjustable rate mortgage-related securities. At September 30, 1998, we had $675.0 million in borrowings. See pages 71 through 74 for a discussion of how these borrowings have reduced our interest rate risk. We intend to extend this borrowing strategy by leveraging the capital we raise in the reorganization. See page 8.


Asset and Liability Management and Market Risk


         Our Risk When Interest Rates Change. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is Capitol Federal Savings' most significant market risk.

         How We Measure Our Risk of Interest Rate Changes. In an attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor Capitol Federal Savings' interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.


         The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained despite fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities repricing during the same period, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter repricing periods would adversely affect net interest income, while a positive gap within shorter repricing periods would result in an increase in net interest income. During a period of falling interest rates, the opposite would be true. As of September 30, 1998, the ratio of Capitol Federal Savings' one-year gap to total assets was a positive 3.8% and its ratio of interest-earning assets to interest-bearing liabilities maturing or repricing within one year was 1.1%.

         In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on Capitol Federal Savings' results of operations, Capitol Federal Savings has adopted asset and liability management policies to better match the maturities and repricing terms of Capitol Federal Savings' interest-earning assets and interest-bearing liabilities. The board of directors sets and recommends the asset and liability policies of Capitol Federal Savings which are implemented by the asset and liability management committee. The asset and liability management committee is chaired by the Chief Financial Officer and is comprised of members of Capitol Federal Savings' senior management. The purpose of the asset and liability management committee is to communicate, coordinate and control asset/liability management consistent with Capitol Federal Savings' business plan and board approved policies. The asset and liability management committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals. The asset and liability management committee generally meets on a monthly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital positions, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to gap analysis and income simulations. At each meeting, the asset and liability management committee recommends appropriate strategy changes based on this review. The Chief Financial Officer or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors, at least quarterly.

         In order to manage its assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, Capitol Federal Savings has focused its strategies on:

          o    originating adjustable rate loans,

          o maintaining a significant level of investment securities and mortgage-related securities with maturities of less than five years or with interest rates that reprice in less than three years,

          o managing its deposits to establish stable deposit relationships, and

          o acquiring longer-term borrowings at fixed interest rates to offset the negative impact of longer-term fixed rate loans in Capitol Federal Savings' loan portfolio.


At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset and liability management committee may determine to increase Capitol Federal Savings' interest rate risk position somewhat in order to maintain its net interest margin. In the future, Capitol Federal Savings intends to increase its emphasis on the origination of relatively short-term and/or adjustable rate consumer loans.


         The asset and liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the board of directors of Capitol Federal Savings.

         The following table sets forth at September 30, 1998 the estimated percentage change in Capitol Federal Savings' net interest income over a four-quarter period and market value of portfolio equity based on the indicated changes in interest rates.



                                                   Estimated Change in
                                        ----------------------------------------
      Change (in Basis Points)           Net Interest Income   Market Value of
         in Interest Rates(1)           (next four quarters)   Portfolio Equity
      --------------------------        ---------------------  -----------------
              -400 bp                          -29.83%               -3.55%
              -300 bp                          -18.50%               -3.20%
              -200 bp                           -9.47%               -5.07%
              -100 bp                           -2.18%               -0.60%
                0 bp                             0                    0
               100 bp                           -3.15%               -7.85%
               200 bp                           -6.10%              -19.48%
               300 bp                           -8.90%              -34.71%
               400 bp                          -12.04%              -51.99%
-----------
(1) Assumes an instantaneous uniform change in interest rates at all maturities.

         The assumptions used by management to evaluate the vulnerability of Capitol Federal Savings' operations to changes in interest rates in the table above are utilized in, and set forth under, the gap table below. Although management finds these assumptions reasonable, the interest rate sensitivity of Capitol Federal Savings' assets and liabilities and the estimated effects of changes in interest rates on Capitol Federal Savings' net interest income and market value of portfolio equity indicated in the above table could vary substantially if different assumptions were used or actual experience differs from such assumptions.

         The following table summarizes the anticipated maturities or repricing of Capitol Federal Savings' interest-earning assets and interest-bearing liabilities as of September 30, 1998, based on the information and assumptions set forth in the notes below.

                                                                        More Than One   More Than
                                        Within Three   Three to Twelve  Year to Three Three Years to     Over
                                           Months          Months           Years       Five Years    Five Years       Total
                                        ------------   -------------   --------------   -----------   -----------   -------------
                                                                          (Dollars in Thousands)

Interest-earning assets(1):
   Loans receivable(2):
   Mortgage loans:
      Fixed.........................    $     67,439     $   176,669      $   545,504      $374,477      $955,923      $2,120,012
      Adjustable....................         264,346         665,708          500,384        70,443           ---       1,500,881
   Other loans......................         101,304          29,804           10,875         1,328            48         143,359
Securities:
   Non-mortgage(3)..................         150,470             ---           10,100           ---           ---         160,570
   Mortgage-related fixed(4)........          17,084          46,504          118,661        59,887        37,561         279,697
   Mortgage-related adjustable(4)...         399,416         276,233           93,219           ---           ---         768,868
Other interest-earning assets.......         254,570             ---              ---           ---           ---         254,570
                                         -----------     -----------      -----------     ---------     ---------     -----------
      Total interest-earning assets.       1,254,629       1,194,918        1,278,743       506,135       993,532       5,227,957
                                         -----------     -----------      -----------     ---------     ---------     -----------

Interest-bearing liabilities:
Deposits:
   NOW accounts(5)..................          52,088         145,846           52,192         9,188         1,126         260,440
   Savings accounts(5)..............          32,295          77,508           16,470         2,907           ---         129,180
   Money market deposit accounts(5).          82,986         187,292          117,895        26,189        24,175         438,537
   Certificates of deposit..........         731,934         935,355        1,309,967        86,830         1,937       3,066,023
Other borrowings(6).................             ---             ---              ---           ---       675,000         675,000
                                         -----------     -----------      -----------     ---------     ---------     -----------
   Total interest-bearing liabilities        899,303       1,346,001        1,496,524       125,114       702,238       4,569,180
                                         -----------     -----------      -----------     ---------     ---------     -----------

Excess (deficiency) of interest-

 earning assets over interest-
 bearing liabilities................     $   355,326     $  (151,083)     $  (217,781)     $381,021      $291,294     $   658,777
                                         ===========     ===========      ===========      ========      ========     ===========

Cumulative excess (deficiency)

 of interest-earning assets over
 interest-bearing liabilities.......     $   355,326    $    204,243     $    (13,538)     $367,483      $658,777     $   658,777
                                         ===========    ============     ============      ========      ========     ===========

Cumulative excess (deficiency)
 of interest-earning assets over
 interest-bearing liabilities as a
 percent of total assets............           6.69%           3.84%          (0.25)%         6.91%        12.39%

Cumulative one-year gap at
 September 30, 1997.................                           9.31%

Cumulative one-year gap at
 September 30, 1996.................                           0.35%
-----------------

                                       73

(1) Adjustable-rate loans are included in the period in which the rate is next scheduled to adjust rather than in the period in which the loans are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, as adjusted to take into account estimated prepayments in assessing the interest rate sensitivity of savings associations in Capitol Federal Savings' region.



(2) Balances have not been reduced for non-performing loans, which amounted to $6.2 million at September 30, 1998.

(3)  Based on contractual maturities.

(4)  Reflects estimated prepayments in the current interest rate environment.

(5) Although Capitol Federal Savings' NOW accounts, passcard savings accounts and money market deposit accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities. The decay rates used on these accounts are based on the latest available Office of Thrift Supervision assumptions and should not be regarded as indicative of the actual withdrawals that may be experienced by Capitol Federal Savings. If all of Capitol Federal Savings' NOW accounts, passcard savings accounts and money market deposit accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-earning assets with comparable characteristics by $45.9 million, for a cumulative one-year gap of (0.86)% of total assets.

(6) Assumes call features will not be exercised in the current interest rate environment.


         Certain assumptions are contained in the above table which affect the presentation. Although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

Changes in Financial Condition

         General. Capitol Federal Savings' total assets increased by $392.1 million or 8.0% to $5.32 billion at September 30, 1998 compared to $4.92 billion at September 30, 1997. The increase was primarily due to a $389.1 million or 11.7% increase in loans, which totaled $3.71 billion at September 30, 1998 compared to $3.32 billion at September 30, 1997. This increase was also due to Capitol Federal Savings' decision to leverage its capital through an increase in mortgage-related securities of $194.2 million, acquired through the utilization of proceeds from additional borrowings. These increases were partially offset by a decrease of $189.8 million or 32.4% in investment securities and securities purchased under agreement to resell.

         Loans. Capitol Federal Savings' net loan portfolio increased from $3.32 billion at September 30, 1997 to $3.71 billion at September 30, 1998. The increase in the loan portfolio over this time period was due to increased loan demand caused both by low interest rates and significant increases in home-building activities in Kansas. The loan portfolio increased in all categories, with the largest increase occurring in the one- to four-family category, from $3.15 billion at September 30, 1997 to $3.50 billion at September 30, 1998. Loan origination and purchase volume for 1998 exceeded 1997 by $638.1 million. The lower interest rates on mortgage loans increased refinancing activity from $144.5 million for fiscal year 1997 to $438.4 million for fiscal year 1998.


         Securities. Investment securities and securities purchased under agreement to resell amounted to $585.4 million at September 30, 1997, and $395.6 million at September 30, 1998, respectively. The decrease of $189.8 million or 32.4% was primarily due to the use of funds from maturities and prepayments to fund Capitol Federal Savings' loan and mortgage-related securities growth. In order to reduce interest-rate risk exposure, Capitol Federal Savings decided to shorten the maturities of new investments by purchasing mortgage-related securities, under agreement to resell, with maturities of less than 90 days. At September 30, 1998 these securities totaled $235.0 million. Capitol Federal Savings' mortgage-related securities are generally comprised of mortgage-backed securities issued by Fannie Mae or Freddie Mac, which minimizes credit risk, and these are delivered in Capitol Federal Savings' name to our account at the Federal Reserve in exchange for the funds we wish to invest.

         Liabilities. Capitol Federal Savings' total liabilities increased $334.6 million or 7.8% to $4.65 billion at September 30, 1998 compared to $4.32 billion at September 30, 1997. Such increase was due primarily to an increase in borrowed funds of $225.0 million to fund mortgage-related securities growth and, to a lesser extent, an increase in deposits of $107.1 million.


         Equity. Total equity amounted to $662.3 million at September 30, 1998 and $604.8 million at September 30, 1997, or 12.5%, and 12.3% of total assets at such dates. The increase in equity over the period was due to continued profitable operations and an increase in the unrealized gains on securities available for sale, net, from $9.6 million at September 30, 1997 to $13.1 million at September 30, 1998.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

         The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. We do not believe that the use of monthly averages rather than daily averages has a significant effect upon our results. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                                 September 30,
                                        -----------------------------------------------------------------------------------------
                                                       1998                         1997                         1996
                                        ------------------------------ ----------------------------- ----------------------------
                                          Average     Interest            Average   Interest           Average   Interest
                                        Outstanding    Earned/  Yield/  Outstanding  Earned/  Yield/ Outstanding  Earned/  Yield/
                                          Balance       Paid     Rate     Balance     Paid     Rate    Balance     Paid     Rate
                                        ------------- --------- ------ ------------ --------- ------ ----------- --------- ------
                                                                             (Dollars in Thousands)

Interest-Earning Assets:
 Loans receivable(1)....................   $3,470,898  $264,752  7.63%  $3,065,946   $236,105  7.70% $2,757,878  $207,056   7.51%
 Other loans............................       46,082     3,694  8.02       48,689      3,904  8.02      53,667     4,402   8.20
 Mortgage-related securities............      911,659    57,967  6.36      592,719     41,473  7.00     693,797    48,642   7.01
 Investment securities..................      556,646    34,045  6.12      717,114     45,968  6.41     734,516    43,952   5.98
 Federal Home Loan Bank stock...........       41,598     3,186  7.66       38,698      2,647  6.84      36,272     2,337   6.44
                                           ----------  --------         ----------   --------        ----------  --------
  Total Interest-Earning Assets(1)......   $5,026,883   363,644  7.23   $4,463,166    330,097  7.40  $4,276,130   306,389   7.17
                                           ==========  --------         ==========   --------        ==========  --------

Interest-Bearing Liabilities:
 Savings deposits.......................   $  131,343     2,918  2.22   $  131,912      2,931  2.22  $  134,337     2,985   2.22
 Demand and NOW deposits................      661,871    19,861  3.00      570,865     15,141  2.65     578,325    15,879   2.75
 Certificate accounts...................    3,071,829   180,647  5.88    3,082,984    184,357  5.98   2,963,367   176,901   5.97
 Borrowings.............................      548,275    31,471  5.74       87,140      5,028  5.77      77,917     4,636   5.95
                                           ----------  --------         ----------   --------        ----------  --------
  Total Interest-Bearing Liabilities....   $4,413,318   234,897  5.32   $3,872,901    207,457  5.36  $3,753,946   200,401   5.34
                                           ==========  --------         ==========   --------        ==========  --------
Net interest income.....................               $128,747                      $122,640                    $105,988
                                                       ========                      ========                    ========
Net interest rate spread................                         1.91%                         2.04%                        1.83%
                                                                 ====                          ====                         ====
Net earning assets...................... $    613,565                   $  590,265                   $  522,184
                                         ============                   ==========                   ==========
Net interest margin.....................                         2.56%                         2.75%                        2.48%
                                                                 ====                          ====                         ====
Average Interest-Earning Assets to
 Average Interest-Bearing Liabilities...                113.90%                       115.24%                     113.91%
                                                        ======                        ======                      ======
-----------------

(1) Calculated net of deferred loan fees, loan discounts, loans in process.

Rate/Volume Analysis

         The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume, which are changes in volume multiplied by the old rate, and (2) changes in rate, which are changes in rate multiplied by the old volume.

                                                                           Year Ended September 30,
                                           -----------------------------------------------------------------------------------------
                                                            1997 vs. 1998                                  1996 vs. 1997
                                           --------------------------------------------- -------------------------------------------
                                                       Increase                                      Increase
                                                      (Decrease)                                    (Decrease)
                                                        Due to                                        Due to
                                           -------------------------------               -------------------------------
                                                                                Total                                       Total
                                                                   Rate/       Increase                          Rate/     Increase
                                             Volume      Rate      Volume     (Decrease)   Volume       Rate     Volume   (Decrease)
                                           ---------  ----------  --------  ------------ -----------  --------- --------  ----------
                                                                              (Dollars in Thousands)

Interest-earning assets:
 Loans receivable....................      $31,265     $ (2,383)   $  (445)    $28,437    $23,050     $  5,030    $  471    $28,551
 Mortgage-related securities.........       21,995       (5,524)        23      16,494     (5,318)      (1,755)      (96)    (7,169)
 Investment securities...............       (7,884)      (2,886)    (1,153)    (11,923)       (35)       2,100       (49)     2,016
 Other...............................          198          317         24         539        155          145        10        310
                                           -------     --------   --------    --------   --------      -------    ------    -------


   Total interest-earning assets.....      $45,574     $(10,476)   $(1,551)    33,547     $17,852      $ 5,520    $  336     23,708

                                           =======     ========    =======    --------    =======      =======    ======    -------

Interest-bearing liabilities:
 Savings deposits....................      $   (13)   $     ---   $    ---        (13)    $   (54)     $   ---    $  ---        (54)
 Demand and NOW deposits.............        2,412        1,998        319       4,729       (205)        (578)        7       (776)
 Borrowings..........................       26,498           (9)       (46)     26,443        549         (140)      (17)       392
 Certificate accounts................         (647)      (3,083)        11      (3,719)     7,186          296        12      7,494
                                           -------    ---------    -------    --------   --------      -------    ------    -------


   Total interest-bearing liabilities      $28,250    $  (1,094)   $   284     27,440    $  7,476      $  (422)   $    2      7,056

                                           =======    =========    =======    --------    =======      =======     ======    -------

Net interest income..................                                         $  6,107                                      $16,652
                                                                              ========                                      =======

         The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings deposits and borrowings and the resultant interest rate spreads at the dates indicated.



                                                        At September 30,
                                                ----------------------------
                                                1998        1997       1996
                                                ----------------------------
Weighted average yield on:
 Loans receivable.............................  7.38%       7.63%      7.51%
 Mortgage-related securities..................  6.66%       6.75%      6.86%
 Investment securities........................  5.93%       6.52%      6.45%
 Other interest-earning assets................  5.26%       5.67%      5.83%
   Combined weighted average yield
     on interest-earning assets...............  7.07%       7.32%      7.22%

Weighted average rate paid on:
 Savings deposits.............................  3.64%       3.02%      2.88%
 Demand and NOW deposits......................  1.50%       1.88%      2.14%
 Certificate accounts.........................  5.75%       5.92%      5.98%
 Borrowings...................................  5.73%       5.75%      5.78%
   Combined weighted average rate
     paid on interest-bearing liabilities.....  5.24%       5.35%      5.37%

Spread........................................  1.83%       1.97%      1.86%


Comparison of Results of Operations for the Years Ended September 30, 1998 and 1997

         General. Capitol Federal Savings reported net income of $54.0 million for the year ended September 30, 1998 compared to net income of $52.7 million for the year ended September 30, 1997, an increase of $1.3 million or 2.5%. The increase in 1998 was primarily due to an increase in net interest income, which was partially offset by increases in total other expenses and the provision for loan losses.

         Net Interest Income. Net interest income increased $6.1 million or 5.0% to $128.7 million for 1998 compared to 1997, reflecting a $33.5 million or 10.2% increase in interest income which was partially offset by a $27.4 million or 13.2% increase in interest expense. Capitol Federal Savings' interest rate spread and net interest margin decreased to 1.91% and 2.56%, respectively, for 1998 compared to 2.04% and 2.75%, respectively, for 1997. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities decreased to 113.9% for 1998 compared to 115.2% for 1997.

         Interest Income. The increase in interest income during the year ended September 30, 1998 was primarily due to an increase in the average balance of Capitol Federal Savings' interest-earning assets. The average balance of the loan portfolio increased $402.3 million or 12.9% to $3.52 billion for 1998 compared to 1997 due to increased loan demand. The average balance of Capitol Federal Savings' mortgage-related securities and investment securities portfolios increased $158.5 million or 12.1% to $1.47 billion for 1998 compared to 1997 primarily as a result of the use of additional borrowings to purchase mortgage-related securities. The average yield earned on Capitol Federal Savings' loan portfolio decreased from 7.70% in 1997 to 7.63% in 1998, and the average yield earned on Capitol Federal Savings' mortgage-related and investment securities portfolios decreased from 6.68% for 1997 to 6.27% for 1998. The decrease in average yield earned on Capitol Federal Savings' mortgage-related and investment securities portfolios was primarily due to the purchase of lower-yielding mortgage-related securities that had adjustable rates of interest, consistent with Capitol Federal Savings' asset and liability management policies.


         Interest Expense. The increase in interest expense during the year ended September 30, 1998 was primarily due to the increase of $461.1 million or 529.2% in the average balance of borrowings and to an increase in the average balance of deposits. The average balance of deposits increased $79.3 million or 2.1% to $3.87 billion for 1998, $90.4 million of which consisted of an increase in demand deposits, including noninterest-bearing checking, NOW and money market accounts and $11.2 million of which consisted of a decrease in the average balance of certificates of deposit. The average rate paid on deposits decreased slightly from 5.35% in 1997 to 5.26% in 1998. The average rate paid on borrowings decreased from 5.77% in 1997 to 5.74% in 1998.

         Provision for Loan Losses. For the year ended September 30, 1998, the expense provision for loan losses amounted to $2.5 million compared to a provision for loan losses in 1997 of $56,000. At September 30, 1998, Capitol Federal Savings' allowance for loan losses was $4,081,000 or .11% of the total loan portfolio and approximately 66% of total nonaccrual loans. This compares with an allowance for loan losses of $1,639,000 or .05% of the total loan portfolio and approximately 27% of the total nonaccrual loans as of September 30, 1997. At fiscal year end 1998, the unallocated portion of the allowance for loan losses was $60,000. The allocated portion of the allowance of $4,021,000 is composed of inherent credit losses related to the loan portfolio. See "Business of Capitol Federal Savings - Asset Quality - Allowance for Loan Losses."

         During 1998, changes in assumptions regarding the effects of economic and business conditions on borrowers and other factors, which are described below, affected the assessment of the allocated allowance.


         During 1998, Capitol Federal Savings' single-family residential loan portfolio increased by $359.6 million over 1997. In addition, the non-performing single-family loans increased by $1.0 million, or 21%, from $5.0 million at September 30, 1997 to $6.0 million at September 30, 1998, primarily due to an increased number of borrowers being overextended in their consumer debt. The provision for loan losses in fiscal 1998 of $2.0 million, representing 2.2% of pretax earnings, was recorded in allocated allowance to reflect the increase in the nonperforming single family residential mortgage loans as a result of the increase in the overall risk evaluation of the portfolio, which contributed to an increase in the formula allowance. The provision represents .56% of the 1998 increase in the portfolio. The increase in the formula allowance was primarily driven by faster market growth in the portfolio as a result of increased refinancings and the exposure presented by the level of nonperforming loans. Capitol Federal Savings also reviewed the ratio of its non-performing loans to total loans and compared this to its ratio of allowance for loan losses to net loans receivable.

         During 1998, Capitol Federal Savings' multi-family loan portfolio increased by approximately 51% to $40.4 million. This growth is the result of increased lending opportunities in various market areas. Capitol Federal Savings increased its provision for credit losses to 0.5% of the multi-family loan portfolio. Capitol Federal Savings increased its portfolio of commercial real estate loans by approximately 53% to $9.1 million and increased its provision for credit losses to 0.9% of the commercial real estate loan portfolio. The portfolio of construction and development loans remained generally unchanged from 1997 to 1998. However, Capitol Federal Savings increased its provision for credit losses to 1.1% of the construction and development loan portfolio. Capitol Federal Savings' consumer loan portfolio increased 12% to $143.3 million during 1998 as a result of increased marketing efforts. Capitol Federal Savings increased its provision for credit losses on consumer loans to approximately 0.1% of the consumer loan portfolio. These increases in provision for credit losses properly allocate the inherent credit loss provision based upon the known risks of the various loan portfolios in 1998.

         Based upon the foregoing analysis of Capitol Federal Savings' reserving methodology, it is management's belief that the increase in the formula allowance provided for the additional losses inherent in the portfolio. Historical net charge-offs are not necessarily indicative of the amount of net charge-offs that Capitol Federal Savings will realize in the future related to the increase in the single family residential loan portfolio.

         Other Income. Other income amounted to $12.9 million and $11.1 million for the years ended September 30, 1998 and 1997, respectively. The increase consisted primarily of a $1.2 million or 24.0% increase in automated teller and debit card transaction fees and checking account transaction fees, resulting from increased debit card usage and from an increased number of checking accounts.

         Other Expenses. Other expenses increased $5.1 million or 11.2% to $50.4 million for the year ended September 30, 1998 compared to the year ended September 30, 1997. This increase was primarily due to a $2.4 million or 10.3% increase in personnel expenses and a $1.3 million or 19.8% increase in occupancy costs resulting from the addition of two limited service branch offices in 1998. Capitol Federal Savings also set up a reserve for losses on unfunded commitments of $900,000, reflecting the growth in mortgage and consumer loan commitments and letters of credit.

         Provision for Income Taxes. The provision for income taxes amounted to $34.8 million and $35.7 million for 1998 and 1997, respectively, resulting in effective tax rates of 39.2% and 40.4%, respectively.

Comparison of Results of Operations for the Years Ended September 30, 1997 and 1996

         General. Capitol Federal Savings' net income amounted to $52.7 million for the year ended September 30, 1997 compared to $26.6 million for the year ended September 30, 1996, an increase of $26.1 million or 98.1%. However, the $26.6 million of net income for 1996 reflects a

$14.5 million after-tax charge for the Savings Association Insurance Fund of the FDIC special assessment. Without such assessment, net income for 1996 would have been $41.1 million. During 1997 compared to 1996, net interest income increased $16.7 million or 15.7% and total other income decreased $300,000 or 2.7%. Total other expenses excluding the special assessment, decreased $2.1 million or 4.4%.

         Net Interest Income. The increase in net interest income in 1997 compared to 1996 reflects an increase of $23.7 million or 7.7% in interest income, which was partially offset by an increase of $7.1 million or 3.5% in interest expense. The interest rate spread increased to 2.04% for 1997 compared to 1.83% for 1996, and Capitol Federal Savings' net interest margin increased to 2.75% for 1997 compared to 2.48% for 1996. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities increased to 115.2% for 1997 compared to 113.9% for 1996.

         Interest Income. The increase in interest income of $23.7 million or 7.7% to $330.1 million in 1997 compared to 1996 was primarily due to an increase in the average volume of loans outstanding and an increase in the average yield earned on Capitol Federal Savings' loan and mortgage-related and investment securities portfolios, partially offset by a decrease in the average volume of the securities portfolios, primarily the mortgage-related securities portfolio. The average balance of Capitol Federal Savings' loan portfolio increased $303.1 million or 10.8% to $3.11 billion for the year ended September 30, 1997 compared to $2.81 billion for the year ended September 30, 1996 due to an increase in loan demand. In addition, the average yield on Capitol Federal Savings' loan and mortgage-related and investment securities portfolios increased from 7.52% and 6.48%, respectively, in 1996 to 7.71% and 6.68%, respectively, for 1997. The increase in the average yield earned on Capitol Federal Savings' loan portfolio was due primarily to the adjustment of certain of Capitol Federal Savings' adjustable-rate loans to the fully indexed rate. The increase in the average yield earned on Capitol Federal Savings' mortgage-related and investment securities portfolios was due to the maturity of lower yielding securities and the reinvestment of these funds in higher yielding securities. The average balance of the mortgage-related and investment securities portfolios decreased $118.5 million or 8.3% to $1.31 billion for 1997 compared to 1996.


         Interest Expense. The increase in interest expense of $7.1 million or 3.5% to $207.5 million during 1997 compared to $200.4 million during 1996 was due primarily to an increase in the average balance of deposits and borrowings, principally with respect to certificates of deposit. During 1997, Capitol Federal Savings had several advertising campaigns to attract longer-term certificate of deposit accounts at competitive rates. The average balance of deposits increased $109.7 million or 3.0% to $3.79 billion for 1997. The average rate paid on deposits increased to 5.35% for 1997 compared to 5.33% for 1996, due primarily to Capitol Federal Savings' increasing balance of higher rate certificate of deposit accounts.


         Other Expenses. The decrease in other expenses of $26.2 million or 36.6% to $45.3 million in 1997 from $71.5 million in 1996 was primarily due to the one-time $24.2 million special assessment in 1996 and a decrease in Savings Association Insurance Fund insurance premiums of $5.3 million, partially offset by a $2.1 million increase in personnel expenses as a result of the addition of two limited service branch offices and a customer service call center, and the introduction of the debit card operations center.


         Provision for Income Taxes. The provision for income taxes amounted to $35.7 million and $18.4 million for the years ended September 30, 1997 and 1996, respectively, resulting in effective tax rates of 40.4% and 40.9%, respectively.

Liquidity and Commitments


         Capitol Federal Savings' liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. Capitol Federal Savings' primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage- related securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-related securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, Capitol
Federal Savings invests excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. Historically, Capitol Federal Savings has been able to generate sufficient cash through its deposits and has only utilized borrowings to a limited degree. Capitol Federal Savings utilizes repurchase agreements and Federal Home Loan Bank advances to leverage its capital base and provide funds for its lending and investment activities, and to enhance its interest rate risk management. Capitol Federal Savings intends to increase its use of borrowed funds to leverage its capital after the reorganization. See "How We Intend to Use the Proceeds."

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. Agency securities. On a longer term basis, Capitol Federal Savings maintains a strategy of investing in various lending products as described in greater detail under "Business of Capitol Federal Savings - Lending Activities." Capitol Federal Savings uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain its portfolio of mortgage- related securities and investment securities. At September 30, 1998, the total approved loan origination commitments outstanding amounted to $140.7 million. At the same date, the unadvanced portion of construction loans was $21.3 million. Unused home equity lines of credit were $123.0 million as of September 30, 1998 and outstanding letters of credit totaled $4.0 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1998, totaled $1.55 billion. Investment and mortgage-related securities scheduled to mature in one year or less at September 30, 1998 totaled $391.5 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with Capitol Federal Savings. Capitol Federal Savings anticipates that it will continue to have sufficient funds, through deposits and borrowings, to meet its current commitments.



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



Capital

         Consistent with its goals to operate a sound and profitable financial organization, Capitol Federal Savings actively seeks to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity was $662.3 million at September 30, 1998, or 12.5% of total assets on that date. As of September 30, 1998, Capitol Federal Savings exceeded all capital requirements of the Office of Thrift Supervision. Capitol Federal Savings' regulatory capital ratios at September 30, 1998 were as follows: Tier I (leverage) capital, 12.2%; Tier I risk-based capital, 27.2%; and total risk-based capital, 27.3%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0%, and 10.0%, respectively.


Year 2000 Issues

         General. The Year 2000 issue confronting Capitol Federal Savings and its suppliers, customers, customers' suppliers and competitors, centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000.


         Financial institution regulators recently have increased their focus upon Y2K compliance issues and have issued guidance concerning the responsibilities of senior management and directors. The Federal Financial Institution Examination Council has issued several interagency statements on Y2K project management awareness. These statements require financial institutions to, among other things, examine the Y2K implications of their reliance on vendors with respect to data exchange and the potential impact of the Y2K issue on their customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan to address the Y2K issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions to assure resolution of any Y2K problems. The federal banking agencies have assured that Y2K testing and certification is a key safety and soundness issue in conjunction with regulatory exams and thus, that an institution's failure to address appropriately the Y2K issue could result in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions or the imposition of civil money penalties.

         Risk. Like most financial service providers, Capitol Federal Savings and its operations may be significantly affected by the Y2K issue due to its dependence on technology and date-sensitive data. Computer software, hardware and other equipment, both within and outside Capitol Federal Savings' direct control and third parties with whom Capitol Federal Savings electronically or operationally interfaces are likely to be affected. If computer systems are not modified in order to be able to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated. Consequently, Capitol Federal Savings could experience an inability to process transactions, prepare statements or engage in similar normal business


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



activities. Likewise, under certain circumstances a failure to adequately address the Y2K issue could adversely affect the viability of Capitol Federal Savings' suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Y2K issue could result in a significant adverse impact on Capitol Federal Savings' operations and, in turn, its financial condition and results of operations.

         State  of  Readiness.   During  April  1997,  Capitol  Federal  Savings
formulated its plan to address the Y2K issue. Since that time, Capitol Federal Savings has taken the following steps:

          o    Established    senior    management     advisory    and    review
               responsibilities;

          o Completed a company-wide inventory of application and system software;

          o Built an internal tracking database for application and vendor software;

          o Developed compliance plans and schedules for all lines of business;

          o    Began computer code testing;

          o    Initiated vendor compliance verification;

          o Began awareness and education activities for employees through existing internal communication channels; and

          o Developed a process to respond to customer inquiries as well as help educate customers on the Y2K issue.

The following paragraphs summarize the phases of Capitol Federal Savings' Y2K plan:

                  Awareness Phase. Capitol Federal Savings' senior management formally established a Y2K plan, and a project team was assembled for management of the Y2K project. The project team created a plan of action that includes milestones, budget estimates, strategies, and methodologies to track and report the status of the project. Members of the project team also attended conferences and information sharing sessions to gain more insight into the Y2K issue and potential strategies for addressing it. This stage is substantially complete.


                  Assessment Phase. Capitol Federal Savings' strategies were further developed with respect to how the objectives of the Y2K plan would be achieved, and a Y2K business risk assessment was made to quantify the extent of Capitol Federal Savings' Y2K exposure. A corporate inventory, which is periodically updated as new technology is acquired and as systems progress through subsequent phases, was developed to identify and monitor Y2K readiness for information systems, including hardware, software, utilities and vendors, as well as environmental systems, including security systems and facilities.
         Systems were prioritized based on business impact and available alternatives. As part of this process, 118 vendors and 2,458 programs were identified as mission critical. Mission critical systems supplied by vendors were reviewed to determine Y2K readiness. As of September 30, 1998, 8.5% of the mission critical vendors and 91.0% of the mission critical programs were identified as or determined to be Y2K-ready. If Y2K-ready versions were not available, Capitol Federal Savings began identifying functional replacements which were upgradable or are currently Y2K-ready, and a formal plan was developed to repair, upgrade or replace all mission critical systems. This phase is substantially complete.


                  By June 1998, Capitol Federal Savings' larger borrowers were evaluated for Y2K exposure using a questionnaire developed by Capitol Federal Savings' Y2K Business Systems Team. As part of the current credit approval process, all new and renewed loans are evaluated for Y2K risk. Capitol Federal Savings' loan policy clearly states that all loans, especially commercial real estate loans, require an analysis of the impact of Y2K issues on the creditworthiness of the borrower prior to approval. Commercial real estate loans represent only 0.24% of total loans and all are secured by real estate. No commercial real estate borrower was identified as mission critical during the assessment process due to the size, nature, and collateral of commercial real estate loans at Capitol Federal Savings. While Capitol Federal Savings will continue to monitor the progress being made by its larger borrowers in addressing their own Y2K issues, to date Capitol Federal Savings is generally satisfied with these customers' responses to Capitol Federal Savings' inquiries.

                  Renovation Phase. Capitol Federal Savings' corporate inventory revealed that Y2K upgrades were available for all vendor supplied mission critical systems, and these Y2K-ready versions have been delivered, installed and have entered the validation process. Capitol Federal Savings has substantially renovated all mission critical proprietary software.


                  Validation Phase. The validation phase is designed to test the ability of hardware and software to accurately process date sensitive data. Capitol Federal Savings currently is in the process of validation testing each mission critical system. Capitol Federal Savings has created a test environment comprised of an IBM Multiprise 2000 dedicated to Y2K testing which is virtually insulated from production and development environments. Capitol Federal Savings anticipates that the validation phase will follow the estimated industry norm in that it will absorb at least 50% of the total Y2K resources (computer and personnel) over the life cycle of the project. Capitol Federal Savings has increased staff in anticipation of that work effort. Capitol Federal Savings' validation phase is expected to be completed by December 31, 1998 for all mission critical systems. During the validation testing process to date, no significant Y2K problems have been identified relating to any modified or upgraded mission critical systems.


                  Implementation Phase. Capitol Federal Savings' plan calls for putting Y2K-ready code into production before having actually completed Y2K validation testing. Y2K-ready modified or upgraded versions have been installed and placed into production with respect to all proprietary mission critical systems.

         Bank Resources Invested. Capitol Federal Savings' Y2K project team has been assigned the task of ensuring that all of Capitol Federal Savings' mission critical systems are identified, analyzed for Y2K compliance, corrected if necessary, tested, and have changes put into service by the end of 1998. The Y2K project team members represent all functional areas of Capitol Federal Savings, including branches, data processing, loan administration, accounting, item processing and operations, compliance, internal audit, human resources and marketing. The team is headed by an Executive Vice President who reports directly to the President. Capitol Federal Savings' board of directors oversees the Y2K plan and provides guidance and resources to and receives monthly updates from the Y2K project team leader.


         Capitol Federal Savings is expensing all costs associated with required system changes as those costs are incurred, and such costs are being funded through operating cash flows. The total cost of the Y2K conversion project for Capitol Federal Savings is estimated to be $2.3 million. Expenses of approximately $914,000 were incurred and expensed through September 30, 1998. Y2K expenses are not expected to exceed the budget, and Capitol Federal Savings does not expect significant increases in future data processing costs relating to Y2K compliance.

         Contingency Plans. During the assessment phase, Capitol Federal Savings began to develop back-up or contingency plans for each of its mission critical systems. A few of Capitol Federal Savings' mission critical systems are dependent upon third party vendors or service providers, therefore, contingency plans include selecting a new vendor or service provider and converting to their system. In the event a current vendor's system fails during the validation phase, and it is determined that the vendor is unable or unwilling to correct the failure, Capitol Federal Savings will convert to a new system from a pre-selected list of prospective vendors. In each case, realistic trigger dates have been established to allow for orderly and successful conversions. For some systems, contingency plans consist of using or reverting to manual systems until system problems can be corrected.

         Capitol Federal Savings has identified a worst case scenario that envisions the possibility of the lack of power or communication services for a period of time in excess of one day. Contingency planning is an integral part of Capitol Federal Savings' Y2K readiness plan. Key operating personnel are actively analyzing services that will be supported during extended outages and preparing written plans and procedures to train Bank personnel. The contingency plans are tested when practical to validate the effectiveness of contingent procedures.


         Virtually all of Capitol Federal Savings' mission critical systems are written and maintained by Capitol Federal Savings' Information Systems Department. Capitol Federal Savings has already hired additional programmers to assist in completing the project on time. Contingency plans have been adopted which includes hiring more programmers or to contract with programmers to speed the renovation process, if necessary. As of November 16, 1998, 98.6% of all mission critical proprietary software had been renovated. Although there can be no assurances, Capitol Federal Savings does not anticipate any material adverse effect on its operations as a result of the impact of the Y2K issue.



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



Impact of Accounting Pronouncements

         New Statements of Financial Accounting Standards - In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings per Share". The Statement establishes standards for computing and presenting earnings per share. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share. The Statement is effective for Capitol Federal Savings' financial statements as of September 30, 1999. Capitol Federal Savings will compute earnings per share under the new standard upon completion of its stock offering. See Note 20 of the Notes to Consolidated Financial Statements.

         In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure". The Statement establishes standards for disclosing information about an entity's capital structure. The Statement is effective for Capitol Federal Savings' financial statements as of September 30, 1999. Capitol Federal Savings is prepared to comply with the additional reporting requirements of this Statement, and does not anticipate that the implementation of this Statement will have a material impact on Capitol Federal Savings' consolidated financial statements.

         In June  1997,  FASB  issued  SFAS No.  130,  "Reporting  Comprehensive
Income". The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement requires that Capitol Federal Savings (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for Capitol Federal Savings' financial statements for the fiscal year ending September 30, 1999. Capitol Federal Savings is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on Capitol Federal Savings' consolidated financial statements.

         In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Statement is effective for Capitol Federal Savings' financial statements for the fiscal year ending September 30, 1999. Capitol Federal Savings is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on Capitol Federal Savings' consolidated financial statements.


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



         In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Post-retirement Benefits". The Statement revises employers' disclosures about pensions and other post-retirement benefit plans. The Statement does not change the measurement or recognition of those plans. The Statement is effective for Capitol Federal Savings' financial statements for the fiscal year ending September 30, 1999. Capitol Federal Savings is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on Capitol Federal Savings' consolidated financial statements.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities. The Statement requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for Capitol Federal Savings' financial statements for the fiscal year ending September 30, 2000. The adoption of this Statement is not expected to have a material impact on Capitol Federal Savings' consolidated financial statements.

         In October 1998, FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". The Statement changes the way mortgage banking firms account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. The Statement is effective for Capitol Federal Savings' financial statements as of January 1, 1999. Capitol Federal Savings does not anticipate that the implementation of this Statement will have a material impact on the consolidated financial statements.


                      BUSINESS OF CAPITOL FEDERAL FINANCIAL

         Capitol Federal Savings will be reorganized into a three-tier mutual holding company with a minority stock issuance by Capitol Federal Financial, a majority-owned subsidiary of Capitol Federal Savings Bank MHC. Capitol Federal Financial initially will not be an operating company and, after the reorganization, is not expected to engage in any significant business activity other than to hold the common stock of Capitol Federal Savings and the employee stock ownership plan loan, and to invest the funds retained by it.

         Capitol Federal Financial is not expected to own or lease real or personal property initially, but will instead use the facilities of Capitol Federal Savings. At the present time, Capitol Federal Financial does not intend to employ any persons other than certain officers of Capitol Federal Savings, but will utilize the support staff of Capitol Federal Savings from time to time.

                       BUSINESS OF CAPITOL FEDERAL SAVINGS

General

         Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences. We also originate a limited amount of loans secured by first mortgages on nonowner-occupied one- to four-family residences, consumer loans, permanent and construction loans secured by commercial real estate, multi-family real estate loans and land acquisition and development loans. While our primary business is the origination of one- to four-family residential mortgage loans funded through retail deposits, we also purchase whole loans and invest in certain investment and mortgage-related securities.

         Our revenues are derived principally from interest on mortgage loans and interest on investment and mortgage-related securities.

         We offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include passbook and statement savings accounts, money market deposit accounts, NOW and non-interest bearing checking accounts and certificates of deposit with varied terms ranging from 91 days to 96 months. We only solicit deposits in our market areas and we have not accepted brokered deposits.

Market Areas

         We intend to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve. We primarily serve the entire metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the metropolitan area of greater Kansas City. We may originate loans outside of these areas on occasion, and we do purchase whole loans secured by properties located outside of these areas from correspondent lenders, to the extent such loans meet our underwriting criteria.

Lending Activities

         General. Our primary lending activity is the origination of loans secured by first mortgages on one- to four-family residential properties. We also make a limited number of consumer loans and loans secured by multi-family dwellings, commercial properties and land acquisition and development loans. Our mortgage loans carry either a fixed or an adjustable rate of interest. Mortgage loans are generally long-term and amortize on a monthly basis with principal and interest due each month. At September 30, 1998, our net loan portfolio totaled $3.71 billion, which constituted 69.8% of our total assets.

         All originated loans are generated by our own employees, with larger loans subject to approval by the board of directors. Loans over $450,000 must be underwritten by two underwriters. Any mortgage loan over $750,000 must be approved by the asset and liability management committee and loans over $1.5 million must be approved by the board of directors. For loans requiring board approval, management is responsible for presenting to the board information about the creditworthiness of a borrower and the estimated value of the subject property. Information pertaining to creditworthiness of a borrower generally consists of a summary of the borrower's credit history, employment, employment stability, net worth and income. The estimated value of the property must be supported by an independent appraisal report prepared in accordance with our appraisal policy.

         At September 30, 1998, the maximum amount which we could have loaned to any one borrower and the borrower's related entities was approximately $97.6 million. At that date, we had no loans or groups of loans to related borrowers with outstanding balances in excess of this amount.


         Our largest lending relationship to a single borrower or a group of related borrowers consisted of six loans totaling $26.5 million at September 30, 1998. The largest of these was a $14.0 million line of credit to be used solely for the acquisition and development of a 320 acre residential housing community located in Overland Park, Kansas. The loan balance at September 30, 1998 was $9.7 million. This loan was originated in 1995, has a term of five years with one automatic extension of three years, has an adjustable interest rate with a minimum and maximum rate and had a 100% loan-to-value ratio at origination. Principal repayments are not on a monthly schedule, but are required from the sale of each building lot. Interest payments are funded from loan proceeds. The borrowers have provided additional collateral, in the form of $750,000 in certificates of deposit placed in escrow in Capitol Federal Savings, in addition to personal guarantees of up to $2.3 million. The loan terms require additional contingent interest payments to Capitol Federal Savings of 25% of the net profits of the development, if any. At September 30, 1998, five of a planned eight phases have been developed, with 267 lots completed and 165 lots sold to builders, with an additional 30 lots sold but not yet closed. An additional 166 lots remained to be developed at that date. The next largest loan to one of the partners in this group of borrowers is a $6.2 million, combination two year construction and 10 year permanent loan for the construction of a 51 unit apartment building located in Kansas City, Missouri. The loan was originated in 1997, has a fixed interest rate with a 25 year amortization and a loan-to-value ratio, as completed, of 79%. The loan requires the payment of interest only during the construction period, which may be funded from loan proceeds. This loan is fully guaranteed by the borrower, is cross-collateralized with other loan collateral held by Capitol Federal Savings, and Capitol Federal Savings has an assignment of leases. The remaining three loans to this group of related borrowers each have a balance of $3.0 million or less. Each of the loans to this group of borrowers was current and performing in accordance with its terms at September 30, 1998.


         The second largest lending relationship at September 30, 1998, consisted of loans totaling $13.5 million for numerous multi-family and commercial real estate projects throughout Kansas. No single loan in this group exceeded $3.0 million at that date. All of these loans were current and performing in accordance with their terms at September 30, 1998.

         Our Loan Portfolio. The following table presents information concerning the composition of Capitol Federal Savings' loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.



                                                                         September 30,
                                ---------------------------------------------------------------------------------------------------
                                       1998                1997                 1996               1995               1994
                                ---------------------------------------------------------------------------------------------------
                                   Amount   Percent  Amount     Percent    Amount   Percent   Amount    Percent    Amount  Percent
                                ---------------------------------------------------------------------------------------------------
                                                                          (Dollars in Thousands)

Real Estate Loans:
 One- to four-family........... $3,504,799   93.47% $3,145,799   93.69% $2,794,342   93.80%  $2,611,554  94.29% $2,155,272   93.23%
 Multi-family..................     40,361    1.08      26,688    0.79      29,341    0.98       32,795   1.18      44,082    1.91
 Commercial....................      9,069    0.24       5,924    0.18       4,999    0.17        4,721   0.17       5,301    0.23
 Construction and development..     52,086    1.39      51,157    1.52      38,488    1.29       14,088   0.51      11,069    0.48
                                ----------  ------  ----------  ------   ---------   -----   ---------- ------  ----------  ------
      Total real estate loans..  3,606,315   96.18   3,229,568   96.18   2,867,170   96.24    2,663,158  96.15   2,215,724   95.85
                                ----------  ------  ----------  ------   ---------   -----   ---------- ------  ----------  ------

Other Loans:
 Consumer Loans:
    Savings....................     16,446    0.44      16,314    0.49      16,703    0.56       16,016   0.58      14,690    0.64
    Student....................     20,120    0.54      23,365    0.70      27,703    0.93       32,765   1.18      27,881    1.21
    Home improvement...........      2,776    0.07       3,341    0.10       2,183    0.07        2,221   0.08       1,900    0.08
    Automobile.................      5,758    0.15       4,120    0.12       2,372    0.08        2,183   0.08       1,953    0.08
    Home equity................     97,829    2.61      80,640    2.40      62,895    2.11       53,107   1.92      49,226    2.13
    Other......................        420    0.01         294    0.01         309    0.01          234   0.01         279    0.01
                                ----------  ------  ----------  ------  ----------  ------   ---------- ------  ----------  ------
      Total consumer loans.....    143,349    3.82     128,074    3.82     112,165    3.76      106,526   3.85      95,929    4.15
 Commercial business loans.....         10     ---         ---     ---         ---     ---          ---    ---         ---     ---
                                ----------  ------  ----------  ------  ----------  ------   ---------- ------  ----------  ------
      Total other loans........    143,359    3.82     128,074    3.82     112,165    3.76      106,526   3.85      95,929    4.15
                                ----------  ------  ----------  ------  ----------  ------   ---------- ------  ----------  ------
      Total loans receivable     3,749,674  100.00%  3,357,642  100.00%  2,979,335  100.00%   2,769,684 100.00%  2,311,653  100.00%
                                            ======              ======              ======              ======              ======

Less:
 Loans in process..............     21,690              21,872              21,047                5,773              8,024
 Deferred fees and discounts...     12,751              12,029              11,799               10,918             11,279
 Allowance for losses..........      4,081               1,639               1,583                1,359              3,878
                                ----------          ----------          ----------           ----------         ----------
 Total loans receivable, net... $3,711,152          $3,322,102          $2,944,906           $2,751,634         $2,288,472
                                ==========          ==========          ==========           ==========         ==========


         The following table shows the composition of Capitol Federal Savings' loan portfolio by fixed- and adjustable-rate at the dates indicated.


                                                                         September 30,
                                ---------------------------------------------------------------------------------------------------
                                       1998                1997                 1996               1995               1994
                                ---------------------------------------------------------------------------------------------------
                                   Amount   Percent  Amount     Percent    Amount   Percent   Amount    Percent    Amount  Percent
                                ---------------------------------------------------------------------------------------------------
                                                                          (Dollars in Thousands)

Fixed-Rate Loans:
 Real estate:
  One- to four-family............... $2,010,809  53.64% $1,403,790  41.81% $1,085,992  36.45% $  817,233  29.51%  $ 640,240   27.70%
  Multi-family......................     34,266   0.91      19,069   0.57      16,113   0.54      18,469   0.67      18,671    0.81
  Commercial........................      8,208   0.22       4,667   0.14       3,463   0.12       2,734   0.10       2,968    0.13
  Construction and development......     19,829   0.53       9,404   0.28       6,315   0.21       5,292   0.19       2,629    0.11
                                     ---------- ------   --------- ------  ---------- ------    -------- ------    --------  ------
     Total real estate loans........  2,073,112  55.29   1,436,930  42.80   1,111,883  37.32     843,728  30.47     664,508   28.75

 Consumer...........................     29,970   0.80      27,335   0.81      22,585   0.76      21,586   0.78      28,016    1.21
 Commercial business................         10    ---         ---    ---         ---    ---         ---    ---         ---     ---
                                     ---------- ------   --------- ------  ---------- ------    -------- ------    --------  ------
     Total fixed-rate loans.........  2,103,092  56.09   1,464,265  43.61   1,134,468  38.08     865,314  31.25     692,524   29.96

Adjustable-Rate Loans:
 Real estate:
  One- to four-family...............  1,493,990  39.85   1,742,009  51.88   1,708,350  57.34   1,794,322  64.77   1,515,032   65.53
  Multi-family......................      6,095   0.16       7,619   0.23      13,228   0.44      14,326   0.52      25,411    1.10
  Commercial........................        861   0.02       1,257   0.04       1,536   0.05       1,987   0.07       2,333    0.10
  Construction and development......     32,257   0.86      41,753   1.24      32,173   1.08       8,796   0.32       8,440    0.37
                                     ---------- ------   --------- ------  ---------- ------    -------- ------    --------  ------
     Total real estate loans........  1,533,203  40.89   1,792,638  53.39   1,755,287  58.91   1,819,431  65.68   1,551,216   67.10

 Consumer...........................    113,379   3.02     100,739   3.00      89,580   3.01      84,939   3.07      67,913    2.94
                                     ---------- ------   --------- ------  ---------- ------    -------- ------    --------  ------
     Total adjustable-rate loans....  1,646,582  43.91   1,893,377  56.39   1,844,867  61.92   1,904,370  68.75   1,619,129   70.04
                                     ---------- ------   --------- ------  ---------- ------    -------- ------    --------  ------
     Total loans....................  3,749,674 100.00%  3,357,642 100.00%  2,979,335 100.00%  2,769,684 100.00%  2,311,653  100.00%
                                                ======             ======             ======             ======              ======

Less:
 Loans in process...................     21,690             21,872             21,047              5,773              8,024
 Deferred fees and discounts........     12,751             12,029             11,799             10,918             11,279
 Allowance for loan losses..........      4,081              1,639              1,583              1,359              3,878
                                     ----------         ----------         ----------         ----------         ----------
    Total loans receivable, net..... $3,711,152         $3,322,102         $2,944,906         $2,751,634         $2,288,472
                                     ==========         ==========         ==========         ==========         ==========

         The following schedule illustrates the contractual maturity of Capitol Federal Savings' loan portfolio at September 30, 1998. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.



                                            Real Estate
                        ---------------------------------------------------
                                           Multi-family       Construction                         Commercial
                       One- to Four-Family and Commercial    and Development     Consumer           Business            Total
                        ------------------ -------------- ----------------- ----------------- ---------------- ---------------------
                                  Weighted       Weighted          Weighted          Weighted        Weighted              Weighted
                                   Average        Average           Average           Average         Average               Average
                           Amount   Rate   Amount  Rate    Amount    Rate   Amount     Rate   Amount   Rate    Amount        Rate
                        ---------- ------- ------ ------- -------- -------- -------- -------- ------- -------- --------- -----------
                                                                   (Dollars in Thousands)
    Due During
   Years Ending
   September 30,

1998(1)................ $    2,881  7.05 $   ---   ---%    $  384    9.50%     ---      ---%  $ ---      ---% $    3,265      7.33%
1999...................     32,094  6.33   1,037  7.50      5,800    9.50   10,158     7.59     ---      ---      49,089      6.99
2000...................     11,639  6.90     ---   ---      9,000    9.00    6,573     8.33      10    10.50      27,222      7.94
2001 and 2002..........     18,781  7.62     ---   ---     25,559    8.50    7,062     8.82     ---      ---      51,402      8.22
2003 to 2004...........     22,744  6.87     716  7.67     11,343    6.97    3,625     9.10     ---      ---      38,428      7.12
2005 to 2019...........    971,850  6.71  43,326  8.16        ---     ---   86,781     8.75     ---      ---   1,101,957      6.93
2020 and beyond........  2,444,810  6.66   4,351  7.70        ---     ---   29,150     9.02     ---      ---   2,478,311      6.69

   (1) Includes demand loans, loans having no stated maturity and overdraft loans.


      The total amount of loans due after September 30, 1999 which have predetermined interest rates is $2.10 billion, while the total amount of loans due after such date which have floating or adjustable interest rates is $1.60 billion.

         One- to Four-Family Residential Real Estate Lending. Residential loan originations are generated by referrals from real estate brokers and builders, our marketing efforts and existing and walk-in customers. We focus our lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied one- to four-family residences in our market areas. In order to generate additional lending volume, we purchase whole loans throughout the midwest. These purchases allow us to attain geographic diversification and manage credit concentration risks in the loan portfolio. At September 30, 1998, one- to four-family residential mortgage loans totaled $3.50 billion, or 93.5% of our gross loan portfolio.


         We generally underwrite our one- to four-family loans based on the applicant's employment and credit history, and the appraised value of the subject property. Presently, we lend up to 97% of the lesser of the appraised value or purchase price for one- to four-family residential loans. For loans with a loan-to-value ratio in excess of 80%, we require private mortgage insurance in order to reduce our exposure below 80%. Properties securing our one- to four-family loans are appraised by either staff appraisers or independent fee appraisers approved by the board of directors. We require our borrowers to obtain title and hazard insurance, and flood insurance, if necessary, in an amount not less than the value of the property improvements.

         We currently originate one- to four-family mortgage loans on either a fixed- or adjustable-rate basis, as consumer demand dictates. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with Fannie Mae and Freddie Mac and other local financial institutions, and consistent with our internal needs. Adjustable-rate mortgage ("ARM") loans are offered with either a one-year, three-year or five-year term to the initial repricing date. After the initial period, the interest rate for each ARM loan generally adjusts annually for the remainder of the term of the loan. We use a number of different indices to reprice our ARM loans. During the 1998 and 1997 fiscal years, we originated $198.9 million and $315.3 million of one- to four-family ARM loans, and $878.6 million and $413.0 million of one-to four-family fixed-rate mortgage loans, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk."


         Fixed-rate  loans  secured  by  one-  to  four-family  residences  have contractual maturities of up to 30 years, and are fully amortizing, with payments due monthly. These loans normally remain outstanding, however, for a substantially shorter period of time because of refinancing and other prepayments. A significant change in the current level of interest rates could alter the average life of a residential loan in our portfolio considerably. Our one- to four-family loans are generally not assumable, do not contain prepayment penalties and do not permit negative amortization of principal. Our real estate loans generally contain a "due on sale" clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property.

         Our one- to four-family residential ARM loans are fully amortizing loans with contractual maturities of up to 30 years, with payments due monthly. Our ARM loans generally provide for specified minimum and maximum interest rates, with a lifetime cap and floor, and an annual adjustment on the interest rate over the rate in effect on the date of origination. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds. Our ARM loans are not convertible into fixed-rate loans.

         In order to remain competitive in our market areas, we currently originate ARM loans at initial rates below the fully indexed rate. We qualify borrowers based on this initial discounted rate for our three and five year ARMs, and at 2% over the initial rate for one-year ARMs.

         ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower's payment rises, increasing the potential for default. We have not experienced difficulty with the payment history for these loans. See "- Asset Quality --Non-performing
Assets" and "-- Classified Assets." At September 30, 1998, our one- to four-family ARM loan portfolio totaled $1.49 billion, or 39.9% of our gross loan portfolio. At that date the fixed-rate one- to four-family mortgage loan portfolio totaled $2.01 billion, or 53.6% of our gross loan portfolio.


         Multi-family and Commercial Real Estate Lending. We offer a variety of multi-family and commercial real estate loans. These loans are secured primarily by multi-family dwellings, small retail establishments and small office buildings located in our market areas. At September 30, 1998, multi-family and commercial real estate loans totaled $49.4 million or 1.3% of our gross loan portfolio.


         Our loans secured by multi-family and commercial real estate are originated with either a fixed or adjustable interest rate. The interest rate on adjustable-rate loans is based on a variety of indices, generally determined through negotiation with the borrower. Loan-to-value ratios on our multi-family and commercial real estate loans typically do not exceed 80% of the appraised value of the property securing the loan. These loans typically require monthly payments and have maximum maturities of 25 years. While maximum maturities may extend to 30 years, loans frequently have shorter maturities and may not be fully amortizing, requiring balloon payments of unamortized principal at maturity.

         Loans secured by multi-family and commercial real estate are granted based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We generally require personal guarantees of the borrowers covering a portion of the debt in addition to the security property as collateral for such loans. We generally require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family and commercial real estate loans are performed by independent state certified fee appraisers approved by the board of directors. See "-- Loan Originations, Purchases, Sales and Repayments."


         Capitol Federal Savings does not generally maintain a tax or insurance escrow account for its loans secured by multi-family and commercial real estate. In order to monitor the adequacy of cash flows on income-producing properties of $1.0 million or more, the borrower is notified annually to provide financial information including rental rates and income, maintenance costs and an update of real estate property tax payments, as well as personal financial information.

         Loans secured by multi-family and commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Such loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired. See "- Asset Quality -- Non-performing Loans."

         Construction and Development Lending. We originate construction loans primarily secured by existing commercial real estate or building lots. Capitol Federal Savings also makes a limited number of construction loans to individuals for the construction of their residences. Presently, all of these loans are secured by property located within our market areas. At September 30, 1998, we had $35.5 million in construction loans outstanding, representing 1.0% of our gross loan portfolio.

         Construction loans are obtained principally through continued business with builders who have previously borrowed from Capitol Federal Savings. The application process includes submission of accurate plans, specifications and costs of the project to be constructed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and/or the cost of construction, including the land and the building. We also conduct regular inspections of the construction project being financed.

         We occasionally originate acquisition and development loans, primarily to borrowers having significant experience and longstanding relationships with Capitol Federal Savings. At September 30, 1998, Capitol Federal Savings had four acquisition and development loans totaling $16.6 million, representing 0.4% of our gross loan portfolio.

         Loans secured by building lots or raw land held for development are generally granted with terms of up to five years and are available with either fixed or adjustable interest rates and on individually negotiated terms. During the development or construction phase, the borrower pays interest only, which payments may be funded from the loan proceeds. These loans may require monthly payments or may be established as line of credit loans with no fixed repayment schedule. On line of credit loans, repayment is required as building lots are sold. In addition to the agreed upon interest rate on these loans, we may negotiate a contingent interest payment based on the profitability of the project.

         Loan-to-value ratios on our construction and development loans typically do not exceed 80% of the appraised value of the project on an as completed basis, although Capitol Federal Savings' largest acquisition and development loan was originated with a 100% loan-to-value ratio and a 25% contingent interest payment based on net profits of the project, if any. See "-Lending Activities -- General."

         Loans secured by building lots or raw land for development are granted based on both the financial strength of the borrower and the value of the underlying property. We generally obtain phase 1 environmental reports on construction loans and acquisition and development loans of

$1.0 million or more, and require personal guarantees from the borrowers for all or a portion of the debt. We also require updated financial statements from the borrowers on an ongoing basis.

         Because of the uncertainties inherent in estimating construction and development costs and the market for the project upon completion, it is relatively difficult to evaluate accurately the total loan funds required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of the project. These loans also involve many of the same risks discussed above regarding multi-family and commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans. In addition, payment of interest from loan proceeds can make it difficult to monitor the progress of a project.

         Consumer Lending. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than do one- to four-family residential mortgage loans. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. At September 30, 1998, our consumer loan portfolio totaled $143.3 million, or 3.8% of our gross loan portfolio.

         Capitol Federal Savings offers a variety of secured consumer loans, including home equity loans and lines of credit, home improvement loans, auto loans, student loans and loans secured by savings deposits. We also offer a very limited amount of unsecured loans. We currently originate all of our consumer loans in our market areas. Capitol Federal Savings' home equity loans, including lines of credit, and home improvement loans comprised approximately 70.2% of our total consumer loan portfolio at September 30, 1998. These loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 100% of the value of the property securing the loan. In order to minimize risk of loss, home equity loans in excess of 80% of the value of the property are partially insured against loss. The term to maturity on our home equity and home improvement loans may be up to 15 years. Home equity lines of credit have no stated term to maturity and require the payment of 2% of the outstanding loan balance per month, which amount may be reborrowed at any time. Other consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower. The majority of Capitol Federal Savings' consumer loan portfolio is comprised of home equity lines of credit, which have interest rates that adjust based upon changes in the prime rate.

         We do not originate any consumer loans on an indirect basis. Indirect loans are contracts purchased from retailers of goods or services which have extended credit to their customers.

         The underwriting standards employed by Capitol Federal Savings for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security in relation to the proposed loan amount.

         Consumer loans may entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans which are secured by rapidly depreciable assets, such as automobiles.

Loan Originations, Purchases, Sales and Repayments

         We originate loans through referrals from real estate brokers and builders, our marketing efforts, and our existing and walk-in customers. While we originate both adjustable-rate and fixed-rate loans, our ability to originate loans is dependent upon customer demand for loans in our market areas. Demand is affected by local competition and the interest rate environment. During the last several years, our dollar volume of fixed-rate, one- to four-family loans has exceeded the dollar volume of the same type of adjustable-rate loans. While our primary business is the origination of one- to four-family mortgage loans, competition from other lenders in our market areas limits, to a certain extent, the volume of loans we have been able to originate and place in our portfolio. As a result we have purchased mortgage loans and investment and mortgage-related securities to supplement our portfolios. Such whole loan purchases also serve to reduce our risk of geographic concentration. We sell a limited amount of loans and some of our loans are not originated according to secondary market guidelines. Furthermore, during the past few years, we, like many other financial institutions, have experienced significant prepayments on loans and mortgage-related securities due to the low interest rate environment prevailing in the United States.

         Purchased whole loans are originated by one or two lenders who have a regional or national presence. By contractual agreement, the loan product is originated for us to our specifications. Each loan is underwritten by a third party contract underwriter who is under contract with Capitol Federal Savings. We set prices for the loan product once each week. Mortgage servicing for purchased whole loans is retained by the originating lender.

         In periods of economic uncertainty, the ability of financial institutions, including Capitol Federal Savings, to originate or purchase large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.

         The following table shows the loan origination, purchase, sale and repayment activities of Capitol Federal Savings for the periods indicated.



                                                     Year Ended September 30,
                                             -----------------------------------
                                                  1998       1997        1996
                                             ------------ ------------ ---------
                                                        (In Thousands)
Originations by type:
 Adjustable rate:
  Real estate     - one- to four-family.....  $   198,857   $315,314    $253,596
                  - multi-family............          ---      6,240      18,000
                  - commercial..............          ---        ---         ---
  Non-real estate - consumer................       86,848     71,536      58,808
                  - commercial business.....           10        ---         ---
                                               ----------   --------     -------
         Total adjustable-rate..............      285,715    393,090     330,404
                                               ----------   --------     -------
 Fixed rate:
  Real estate     - one- to four-family.....      878,567    412,960     384,842
                  - multi-family............          ---        250       2,600
                  - commercial..............          350        ---         264
  Non-real estate - consumer................       26,312     26,514      20,554
                                               ----------   --------     -------
         Total fixed-rate...................      905,229    439,724     408,260
                                               ----------   --------     -------
         Total loans originated.............    1,190,944    832,814     738,664
                                               ----------   --------     -------
Purchases:
  Real estate     - one- to four-family.....      124,724    117,424      38,085
                  - multi-family............          ---        ---         ---
                  - commercial..............          ---        ---         ---
  Non-real estate - consumer................           30        ---         ---
                                               ----------   --------     -------
         Total loans purchased..............      124,754    117,424      38,085

  Mortgage-related securities (excluding
   REMICs and CMOs).........................      256,076    245,102         ---
  REMICs and CMOs...........................      363,068    112,442         ---
                                               ----------   --------     -------
         Total purchased....................      743,898    474,968      38,085
                                               ----------   --------     -------
Sales and Repayments:
  Real estate - one- to four-family.........       23,160      4,563      15,588
  Non-real estate - consumer (student loans)       13,620     15,059      20,168
                                               ----------   --------     -------
         Total loans sold...................       36,780     19,622      35,756
  Mortgage- related securities..............          ---        ---         ---
                                               ----------   --------     -------
         Total sales........................       36,780     19,622      35,756
  Principal repayments......................    1,113,628    558,990     588,565
                                               ----------   --------     -------
         Total reductions...................    1,150,408    578,612     624,321
                                               ----------   --------     -------
Increase in other items, net................     202,100    102,532     105,575
                                               ----------   --------     -------
         Net increase.......................   $  582,334   $626,638   $  46,853
                                               ==========   ========   =========



Asset Quality

         When a borrower fails to make a payment on a loan on or before the default date, a late charge notice is mailed 15 days after the due date. When the loan is 30 days past due, we mail a delinquent notice to the borrower. All delinquent accounts are reviewed by a collection officer, who attempts to cause the delinquency to be cured by contacting the borrower. If the loan becomes 60 days delinquent, the collection officer will generally send a personal letter to the borrower requesting payment of the delinquent amount in full, or the establishment of an acceptable repayment plan to bring the loan current within the next 90 days. If the account becomes 90 days delinquent, and an acceptable repayment plan has not been agreed upon, the collection officer will generally refer the account to legal counsel, with instructions to prepare a notice of intent to foreclose. The notice of intent to foreclose allows the borrower up to 30 days to bring the account current. During this 30 day period, the collection officer may accept a written repayment plan from the borrower which would bring the account current within the next 90 days. Once the loan becomes 120 days delinquent, and an acceptable repayment plan has not been agreed upon, the collection officer, after receiving approval from the appropriate officer as designated by Capitol Federal Savings' board of directors, will turn over the account to our legal counsel with instructions to initiate foreclosure.

         Delinquent Loans. The following table sets forth our loans delinquent 30 - 89 days by type, number, amount and percentage of type at September 30, 1998.


                                                 Loans Delinquent for
                                                      30-89 Days
                                         -----------------------------------
                                                                Percent of
                                                             Total Delinquent
                                          Number    Amount        Loans
                                         -------- ---------- ---------------
                                                (Dollars in Thousands)
Real Estate:
  One- to four-family...............        312     $18,669         98%
  Multi-family......................        ---         ---        ---
  Commercial........................        ---         ---        ---
  Construction or development.......        ---         ---        ---
Consumer............................         34         316          2
Commercial business.................        ---         ---        ---
                                           ----     -------     ------

     Total..........................        346     $18,985        100%
                                            ===     =======        ===

         Non-performing Assets. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio. Loans are placed on non-accrual status when the collection of principal and/or interest becomes doubtful. At all dates presented, we had no troubled debt restructurings which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates. Real estate owned include assets acquired in settlement of loans.


                                                                         September 30,
                                            ------------------------------------------------------------------
                                                  1998          1997          1996          1995         1994
                                            -------------- ------------- ------------ ------------- ----------
                                                                     (Dollars in Thousands)


Non-accruing loans:
  One- to four-family......................      $6,048        $4,989        $3,889     $   3,950       $5,150
  Multi-family.............................         ---           ---           ---           ---          477
  Commercial real estate...................         ---         1,042           ---           ---          ---
  Construction or development..............         ---           ---           100           228          288
  Consumer.................................         181            78             1            23           15
  Commercial business......................         ---           ---           ---           ---          ---
                                                -------       -------        ------     ---------       ------
     Total.................................       6,229         6,109         3,990         4,201        5,930
                                                -------       -------        ------     ---------       ------

Accruing loans delinquent
  more than 90 days:
  One- to four-family......................         ---           ---           ---           ---          ---
  Multi-family.............................         ---           ---           ---           ---          ---
  Commercial real estate...................         ---           ---           ---           ---          ---
  Construction or development..............         ---           ---           ---           ---          ---
  Consumer.................................         ---           ---           ---           ---          ---
  Commercial business......................         ---           ---           ---           ---          ---
                                                -------       -------        ------     ---------       ------
     Total.................................         ---           ---           ---           ---          ---
                                                -------       -------        ------     ---------       ------

Real estate owned:
  One- to four-family......................       1,964         2,435         3,552         1,864        2,054
  Multi-family.............................         ---           ---           ---        11,852          ---
  Commercial real estate...................         ---           ---           ---           ---          ---
  Construction or development..............         ---           ---           ---           ---          ---
  Consumer.................................         ---           ---           ---           ---          ---
  Commercial business......................         ---           ---           ---           ---          ---
                                                -------       -------        ------     ---------       ------
     Total.................................       1,964         2,435         3,552        13,716        2,054
                                                -------       -------        ------     ---------       ------

Total non-performing assets................      $8,193        $8,544        $7,542       $17,917       $7,984
                                                 ======        ======        ======       =======       ======
Total as a percentage of total assets......       0.15%         0.17%         0.17%         0.41%        0.20%
                                                  ====          ====          ====          ====         ====



         For the year ended September 30, 1998, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $227,000. The amount that was included in interest income on such loans was $64,700 for the year ended September 30, 1998.


         Non-performing Loans. At September 30, 1998, we had $6.2 million in non-performing loans, which constituted 0.2% of our gross loan portfolio. At that date, there were no non-performing loans to any one borrower or group of related borrowers that exceeded $1.0 million, either individually or in the aggregate .

         Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of September 30, 1998, there was also an aggregate of $373,000 in net book value of loans with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. These loans have been considered in management's determination of the adequacy of our allowance for loan losses.

         Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of Thrift Supervision to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

         When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the board of directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision and the FDIC, which may order the establishment of additional general or specific loss allowances.

         In connection with the filing of our periodic reports with the Office of Thrift Supervision and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of our assets, at September 30, 1998, we had classified $8.6 million of our assets as substandard, none as doubtful and none as loss. The amount classified substandard represented 1.3% of our retained earnings and 0.2% of our assets at September 30, 1998.


         Provision for Loan Losses. Capitol Federal Savings recorded a provision for loan losses in fiscal 1998 of $2,462,000, compared to $56,000 in fiscal 1997 and $865,000 in fiscal 1996. The provision for loan losses is charged to income to bring Capitol Federal Savings' allowance for loan losses to a level deemed appropriate by management based on the factors discussed below under "-- Allowance for Loan Losses." The provision for loan losses in fiscal 1998 was based on management's review of such factors which indicated that the allowance for loan losses was adequate to cover losses inherent in the loan portfolio as of September 30, 1998.

         Allowance for Loan Losses. Capitol Federal Savings maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the estimated losses inherent in the loan portfolio. Capitol Federal Savings' methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans and portfolio segments and the unallocated allowance. In addition, the allowance incorporates the results of measuring impaired loans as provided in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.

         The formula allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of such loans or pools of loans. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based both on Capitol Federal Savings' historical loss experience as well as for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. Loss factors for loans on residential properties with greater than four units and loans on construction and development and commercial properties are computed based on an evaluation of impairment on a loan by loan basis. Pooled loan loss factors are based on expected net charge-offs for one year and are applied to loans that are homogeneous in nature, such as one-to four-family residential loans and consumer loans.

         The appropriateness of the allowance is reviewed by management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of Capitol Federal Savings and other conditions, such as credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan. Senior management reviews these conditions quarterly in discussions with Capitol Federal Savings' senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the loss related to this condition is reflected in the unallocated allowance. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments.

         The allowance for loan losses is based on estimates of losses inherent in the loan portfolio. The amounts actually observed in respect of these losses can vary significantly from the estimated amounts. Capitol Federal Savings' methodology as described permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses inherent in the loan portfolio on a quarterly basis, Capitol Federal Savings is able to adjust specific and inherent loss estimates based upon any more recent information that has become available.

         At September 30, 1998, Capitol Federal Savings' allowance for loan losses was $4,081,000 or .11% of the total loan portfolio and approximately 66% of total nonaccrual loans. This compares with an allowance for loan losses of $1,639,000 or .05% of the total loan portfolio and approximately 27% of the total nonaccrual loans as of September 30, 1997. At fiscal year end 1998, the unallocated portion of the allowance for loan losses was $60,000. The allocated portion of the allowance of $4,021,000 is composed of credit losses related to the loan portfolio.

         During 1998, changes in assumptions regarding the effects of economic and business conditions on borrowers and other factors, which are described below, affected the assessment of the allocated allowance.


         During 1998, Capitol Federal Savings' single-family residential loan portfolio increased by $359.6 million over 1997. In addition, the non-performing single-family loans increased by $1.0 million, or 21%, from $5.0 million at September 30, 1997 to $6.0 million at September 30, 1998, primarily due to an increased number of borrowers being overextended in their consumer debt. The provision for loan losses in fiscal 1998 of $2.0 million, representing 2.2% of pretax earnings, was recorded in allocated allowance to reflect the increase in the nonperforming single family residential mortgage loans as a result of the increase in the overall risk evaluation of the portfolio, which contributed to an increase in the formula allowance. The provision represents .56% of the 1998 increase in the portfolio. The increase in the formula allowance was primarily driven by faster market growth in the portfolio as a result of increased refinancings and the exposure presented by the level of nonperforming loans. Capitol Federal Savings also reviewed the ratio of its non-performing loans to total loans and compared this to its ratio of allowance for loan losses to net loans receivable.


         During 1998, Capitol Federal Savings' multi-family loan portfolio increased by approximately 51% to $40.4 million. This growth is the result of increased lending opportunities in various market areas. Capitol Federal Savings increased its provision for credit losses to 0.5% of the multi-family loan portfolio. Capitol Federal Savings increased its portfolio of commercial real estate loans by approximately 53% to $9.1 million and increased its provision for credit losses to 0.9% of the commercial real estate loan portfolio. The portfolio of construction and development loans remained generally unchanged from 1997 to 1998. However, Capitol Federal Savings increased its provision for credit losses to 1.1% of the construction and development loan portfolio. Capitol Federal Savings' consumer loan portfolio increased 12% to $143.3 million during 1998 as a result of increased marketing efforts. Capitol Federal Savings increased its provision for credit losses on consumer loans to approximately 0.1% of the consumer loan portfolio. These increases in provision for credit losses properly allocate the inherent credit loss provision based upon the known risks of the various loan portfolios in 1998.

         Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance when taken as a whole, is adequate to absorb reasonable estimated loan losses inherent in Capitol Federal Savings' loan portfolios.

         Based upon the foregoing analysis of Capitol Federal Savings' reserving methodology, it is management's belief that the increase in the formula allowance provided for the additional losses inherent in the portfolio. Historical net charge-offs are not necessarily indicative of the amount of net charge-offs that Capitol Federal Savings will realize in the future related to the increase in the single family residential loan portfolio.

         The following table sets forth an analysis of our allowance for loan losses.


                                                                          Year Ended September 30,
                                                       ------------------------------------------------------------------
                                                              1998         1997         1996        1995         1994
                                                       ------------- ------------- ----------- ----------- --------------
                                                                           (Dollars in Thousands)

Balance at beginning of period........................       $1,639       $1,583       $1,359      $3,878       $6,935

Charge offs:
  One- to four-family.................................           20          ---          ---         ---          ---
  Multi-family........................................          ---          ---          641       2,519        1,071
  Commercial real estate..............................          ---          ---          ---         ---          ---
  Construction or development.........................          ---          ---          ---         ---          ---
  Consumer............................................          ---          ---          ---         ---          ---
  Commercial business.................................          ---          ---          ---         ---          ---
                                                         ----------   ----------   ----------  ----------   ----------
    Total charge-offs.................................           20          ---          641       2,519        1,071
Recoveries............................................          ---          ---          ---         ---          ---
                                                         ----------   ----------   ----------  ----------   ----------
Net charge-offs.......................................           20          ---          641       2,519        1,071
Provisions (recoveries) charged to operations.........        2,462           56          865         ---       (1,986)
                                                            -------    ---------     --------  ----------      -------
  Balance at end of period............................       $4,081       $1,639       $1,583      $1,359       $3,878
                                                             ======       ======       ======      ======       ======

Ratio of net charge-offs during the period to
 average loans outstanding during the period..........          ---%         ---%        0.02%       0.10%        0.04%
                                                             ======        =====        =====      ======        =====

Ratio of net charge-offs during the period to
 average non-performing assets........................         0.06%         ---%        1.26%       4.86%        2.58%
                                                             ======        =====        =====      ======        =====

Allowance as a percentage of non-performing
 loans................................................        65.52%       26.83%       39.67%      32.35%       65.40%
                                                             ======        =====        =====      ======        =====

Allowance as a percentage of total loans
 (end of period)......................................         0.11%        0.05%        0.05%       0.05%        0.17%
                                                             ======        =====        =====      ======        =====

                                                        105

         The distribution of our allowance for loan losses at the dates indicated is summarized as follows:


                                                                September 30,
                          --------------------------------------------------------------------------------------------
                                       1998                          1997                            1996
                          -----------------------------  -----------------------------  ------------------------------
                                                 Percent                        Percent                       Percent
                                                of Loans                       of Loans                      of Loans
                                                 in Each                        in Each                       in Each
                          Amount of    Loan     Category Amount of     Loan    Category Amount of     Loan    Category
                          Loan Loss   Amounts   to Total Loan Loss   Amounts   to Total Loan Loss   Amounts   to Total
                          Allowance by Category   Loans  Allowance by Category   Loans  Allowance by Category  Loans
                          --------- ----------- -------  --------- ----------- -------  --------- ----------- --------
                                                             (Dollars in Thousands)

One- to four-family........  $3,222  $3,496,699   94.12% $1,208   $3,137,101   94.38%  $1,011   $2,784,247    94.49%
Multi-family...............     200      40,091    1.08      66       26,416    0.79      427       29,341     1.00
Commercial real estate.....      77       9,006    0.24      18        5,864    0.18        9        4,999     0.17
Construction or
  development..............     348      31,610    0.85      67       30,900    0.93       85       17,547     0.60
Consumer...................     174     137,817    3.71      41      123,460    3.71       42      110,355     3.75
Commercial business........     ---          10     ---     ---          ---     ---      ---          ---      ---
Unallocated................      60         ---     ---     239          ---     ---        9          ---      ---
                             ------  ----------  ------  ------   ----------  ------   ------   ----------   ------
     Total.................  $4,081  $3,715,233  100.00% $1,639   $3,323,741  100.00%  $1,583   $2,946,489   100.00%
                             ======  ==========  ======  ======   ==========  ======   ======   ==========   ======


                                                       September 30,
                               -------------------------------------------------------------
                                            1995                           1994
                               -----------------------------  ------------------------------
                                                      Percent                       Percent
                                                     of Loans                       of Loans
                                                      in Each                       in Each
                               Amount of     Loan    Category Amount of    Loan     Category
                               Loan Loss   Amounts   to Total Loan Loss   Amounts   to Total
                               Allowance by Category  Loans   Allowance by Category  Loans
                               --------- ----------- -------  --------- ----------- --------
                                                  (Dollars in Thousands)

One- to four-family........   $   994   $2,602,296    94.53%  $   947   $2,144,988    93.57%
Multi-family...............        63       32,795     1.19        79       44,082     1.92
Commercial real estate.....        17        4,646     0.17        19        5,223     0.23
Construction or
  development..............        29        8,333     0.30        21        3,130     0.14
Consumer...................        21      104,923     3.81        15       94,927     4.14
Commercial business........       ---          ---      ---       ---          ---      ---
Unallocated................       234          ---      ---     2,797          ---      ---
                               ------   ----------   ------    ------   ----------   ------
     Total.................    $1,358   $2,752,993   100.00%   $3,878   $2,292,350   100.00%
                               ======   ==========   ======    ======   ==========   ======

Investment Activities


         We are required to maintain minimum levels of investments that qualify as liquid assets under Office of Thrift Supervision regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets at levels above the minimum requirements imposed by Office of Thrift Supervision regulations and above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. At September 30, 1998, our regulatory liquidity ratio, which is our liquid assets as a percentage of net withdrawable savings deposits with a maturity of one year or less and current borrowings, was 45.3%.

         Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. See "How We Are Regulated - Capitol Federal Savings" and "Qualified Thrift Lender Test" for a discussion of additional restrictions on our investment activities.


         The Chief Financial Officer has the basic responsibility for the management of Capitol Federal Savings' investment portfolio, subject to the direction and guidance of the asset and liability management committee. The Chief Financial Officer considers various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.


         The general objectives of our investment portfolio are to provide liquidity when loan demand is high , to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk."

         Our investment securities currently consist of U.S. Government and Agency securities and securities purchased under agreement to resell which are fully collateralized short-term investments. See Note 5 of the Notes to Consolidated Financial Statements. Our mortgage-related securities portfolio currently consists of securities issued under government-sponsored agency programs. A portion of this portfolio consists of collateralized mortgage obligations ("CMOs"). CMOs are special types of pass-through debt securities in which the stream of principal and interest payments on the underlying mortgages or mortgage- related securities is used to create classes with different maturities and, in some cases, amortization schedules, as well as a residual interest, with each such class possessing different risk characteristics. Capitol Federal Savings intends to increase by up to $3.00 billion its current portfolio of these securities by utilizing its portion of the net proceeds from the stock issuance to increase its existing wholesale leveraging activities. See "Risk Factors - Our use of proceeds from this offering to buy mortgage-related securities could increase our risk that changes in market interest rates will result in lower income."

         Our policy is to purchase only CMOs that are Agency backed. The expected life of our CMOs is typically under five years at the time of purchase. Premiums associated with CMOs purchased are not significant; therefore, the risk of significant yield adjustments because of accelerated prepayments is limited. Yield adjustments are encountered as interest rates rise or decline, which in turn slows or increases prepayment rates and affects the average lives of the CMOs. At September 30, 1998, we held CMOs totaling $320.4 million, all of which were secured by underlying collateral issued under government agency-sponsored programs. All of our CMOs are currently classified as held to maturity. At September 30, 1998, our CMOs did not qualify as high risk mortgage securities as defined under Office of Thrift Supervision regulations. Capitol Federal Savings does not invest in residual interests of CMOs.


         While mortgage-related securities, such as CMOs and REMICs, carry a reduced credit risk as compared to whole loans, such securities remain subject to the risk that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of such mortgage loans and so affect both the prepayment speed, and value, of such securities.

         The following table sets forth the composition of our investment and mortgage- related securities portfolio at the dates indicated. Our investment securities portfolio at September 30, 1998, contained neither tax-exempt securities nor securities of any issuer with an aggregate book value in excess of 10% of our retained earnings, excluding those issued by the United States Government or its agencies.



                                                                           September 30,
                                                   ----------------------------------------------------------------
                                                            1998                1997                 1996
                                                   -------------------- -------------------- ----------------------
                                                      Book        % of     Book        % of     Book       % of
                                                      Value      Total     Value      Total     Value      Total
                                                   ---------- --------- ---------- --------- ---------- -----------
                                                                      (Dollars in Thousands)


Securities available for sale, at fair value:
  Mortgage- related securities................     $ 747,991    100.00%  $754,179    100.00%   $607,738    100.00%
  U.S. government and agency securities.......           ---       ---        ---       ---         ---       ---
                                                    --------    ------   --------    ------    --------    ------
     Total securities available for sale......      $747,991    100.00%  $754,179    100.00%   $607,738    100.00%
                                                    ========    ======   ========    ======    ========    ======

Investment securities, at amortized cost:
  U.S. government and agency securities.......      $160,469     33.37   $585,294     82.97    $717,248     97.67
   CMOs and REMICs............................       320,379     66.61    120,007     17.01      17,006      2.32
  Other investment securities.................           100      0.02        100      0.02         100      0.01
                                                    --------    ------   --------    ------    --------    ------
     Total investment securities..............      $480,948    100.00%  $705,401    100.00%   $734,354    100.00%
                                                    ========    ======   ========    ======    ========    ======

Investment securities, at fair value..........      $479,840             $704,935              $718,393
                                                    ========             ========              ========

         The composition and maturities of the investment securities portfolio, excluding Federal Home Loan Bank stock, are indicated in the following table.



                                          Less than 1 year  1 to 5 years  5 to 10 years Over 10 years       Total Securities
                                           --------------- -------------- ------------- -------------- -------------------------
                                                                                                                          Fair
                                            Balance  Rate  Balance  Rate  Balance  Rate Balance  Rate   Balance  Rate    Value
                                           -------- ------ ------- ------ ------- ----- -------- ----- --------- ----- ---------
                                                                            (Dollars in Thousands)


Securities available for sale:
    Mortgage-related securities.........   $ 20,825  5.50% $30,981  6.65% $3,729  8.08% $670,569  6.81% $726,104  6.77% $747,991
                                           -------- -----  ------- -----  ------ -----  -------- -----  -------- -----  --------
    Total securities available for sale.   $ 20,825  5.50% $30,981  6.65% $3,729  8.08% $670,569  6.81% $726,104  6.77% $747,991
                                           ======== =====  ======= =====  ====== =====  ======== =====  ======== =====  ========
Investment securities:
 U.S. government and agency securities..   $135,469  5.48% $25,000  5.93% $  ---   ---% $    ---   ---% $160,469  5.55% $160,612
 Securities purchased under agreement
  to resell.............................    235,000  5.51      ---   ---     ---   ---       ---   ---   235,000  5.51   235,000
  CMOs and REMICs.......................        192  4.75      ---   ---     ---   ---   320,187  6.40   320,379  6.40   319,128
 Other investment securities............        ---   ---      100  1.50     ---   ---       ---   ---       100  1.50       100
                                           -------- -----  ------- ------ ------ -----  -------- ------ -------- ------ --------
     Total investment securities........   $370,661  5.50% $25,100  5.91% $  ---   ---% $320,187  6.40% $715,948  5.92% $714,840
                                           ======== =====  ======= =====  ====== =====  ======== =====  ======== =====  ========


Sources of Funds

         General. Our sources of funds are deposits, borrowings, payment of principal and interest on loans, interest earned on or maturation of other investment securities and funds provided from operations.

         Deposits. We offer a variety of deposit accounts having a wide range of interest rates and terms. Our deposits consist of passbook and passcard savings accounts, money market deposit accounts, NOW accounts, non-interest bearing checking accounts and certificates of deposit. We only solicit deposits in our market areas and have not accepted brokered deposits. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits.

         The flow of deposits is influenced  significantly  by general  economic
conditions,   changes  in  money  market  and  prevailing   interest  rates  and
competition.

         The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We endeavor to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives. Based on our experience, we believe that our deposits are relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

         The following table sets forth the deposit flows at Capitol Federal Savings during the periods indicated.



                                        Year Ended September 30,
                             ---------------------------------------------
                                 1998             1997              1996
                             ---------------------------------------------
                                        (Dollars in Thousands)

Opening balance...........    $3,787,123       $3,740,718       $3,673,630
Deposits..................     4,725,985        4,367,361        4,134,148
Withdrawals...............     4,795,516        4,496,198        4,235,171
Interest credited.........       176,588          175,242          168,111
                            ------------     ------------     ------------

Ending balance............    $3,894,180       $3,787,123       $3,740,718
                              ==========       ==========       ==========

Net increase..............   $   107,057     $     46,405     $     67,088
                             ===========     ============     ============

Percent increase..........         2.83%            1.24%            1.83%
                                   ====             ====             ====

         The following table sets forth the dollar amount of savings deposits in the various types of deposit programs we offered for the periods indicated.


                                                       Year Ended September 30,
                                 --------------------------------------------------------------------
                                            1998                   1997                 1996
                                 ---------------------- ---------------------- ----------------------
                                                Percent              Percent                Percent
                                    Amount     of Total     Amount   of Total    Amount     of Total
                                 ------------ --------- ------------ --------- ----------- ----------
                                                         (Dollars in Thousands)
Transactions and
 Savings Deposits:

Demand deposits................  $   260,440      6.68%  $ 249,585      6.58%  $ 235,542      6.29%
Passbook and Passcard..........      129,180      3.31     131,854      3.48     130,493      3.48
Money market select............      213,181      5.47      30,405      0.80         ---       ---
Cash fund......................      225,356      5.78     293,108      7.73     326,435      8.71
                                ------------   -------   ---------    ------   ---------     -----

Total non-certificates.........  $   828,157     21.24     704,952     18.59     692,470     18.48
                                 -----------    ------   ---------    ------   ---------     -----

Certificates (by rate):

 3.00 - 3.99%..................        5,900      0.15       7,866      0.21       8,193      0.22
 4.00 - 4.99%..................      429,108     11.01      25,822      0.68      76,961      2.05
 5.00 - 5.99%..................    1,684,996     43.22   2,224,325     58.67   1,568,715     41.89
 6.00 - 6.99%..................      715,234     18.34     598,005     15.77     997,695     26.63
 7.00 - 7.99%..................      227,695      5.84     220,048      5.80     375,960     10.04
 8.00 - 8.99%..................        2,405      0.06       5,398      0.14      14,715      0.39
 9.00 - 9.99%..................          685      0.02         707      0.02       6,009      0.16
                                 -----------    ------   ---------    ------   ---------    ------

Total certificates.............    3,066,023     78.64   3,082,171     81.29   3,048,248     81.38
                                 -----------    ------   ---------    ------   ---------    ------
Accrued interest...............        4,674      0.12       4,718      0.12       5,413      0.14
                                 -----------   -------  ----------    ------  ----------    ------
Total deposits.................   $3,898,854    100.00% $3,791,841    100.00% $3,746,131    100.00%
                                  ==========    ======  ==========    ======  ==========    ======


         The following table shows rate and maturity information for our certificates of deposit as of September 30, 1998.



                                  3.00-      4.00-      6.00-      8.00-                Percent
                                  3.99%      5.99%      7.99%      9.99%      Total     of Total
                                 ------     --------   --------  -------    ----------  --------
                                                             (Dollars in Thousands)
Certificate accounts maturing in quarter ending:

December 31, 1998..............  $5,852  $   428,326  $  18,064  $   363   $   452,605    14.77%
March 31, 1999.................      48      322,704      9,637    1,578       333,967    10.89
June 30, 1999..................     ---      311,289     23,289      359       334,937    10.92
September 30, 1999.............     ---      278,241    151,073      219       429,533    14.01
December 31, 1999..............     ---      108,430    144,097      302       252,829     8.25
March 31, 2000.................     ---      231,790    130,809       43       362,642    11.83
June 30, 2000..................     ---      124,860    154,706       37       279,603     9.12
September 30, 2000.............     ---       63,522    107,064      172       170,758     5.57
December 31, 2000..............     ---       46,583        132       12        46,727     1.52
March 31, 2001.................     ---       68,358         79      ---        68,437     2.23
June 30, 2001..................     ---       37,068        133      ---        37,201     1.21
September 30, 2001.............     ---       29,251     42,800      ---        72,051     2.35
Thereafter.....................     ---       63,682    161,046        5       224,733     7.33
                                 ------   ----------  ---------  -------   -----------   ------

   Total.......................  $5,900   $2,114,104   $942,929   $3,090    $3,066,023   100.00%
                                 ======   ==========   ========   ======    ==========   ======

   Percent of total............   0.19%       68.96%     30.75%    0.10%
                                 =====       ======      =====     ====


         The following table indicates the amount of our certificates of deposit and other deposits by time remaining until maturity as of September 30, 1998.

                                                                    Maturity
                                              -----------------------------------------------------
                                                         Over        Over
                                              3 Months   3 to 6     6 to 12     Over
                                               or Less   Months     Months    12 months    Total
                                              --------- --------- ---------- ----------- ----------
                                                                  (In Thousands)

Certificates of deposit less than $100,000... $411,948  $310,565   $690,590  $1,353,444  $2,766,547
Certificates of deposit of $100,000 or more..   40,657    23,099     73,880     161,537     299,173
Public Funds.................................      ---       303        ---         ---         303
                                              --------  --------   --------  ----------  ----------

Total certificates of deposit................ $452,605  $333,967   $764,470  $1,514,981  $3,066,023
                                              ========  ========   ========  ==========  ==========


         Borrowings. Although deposits are our primary source of funds, we may utilize borrowings when they are a less costly source of funds, and can be invested at a positive interest rate spread, when we desire additional capacity to fund loan demand or when they meet our asset/liability management goals. Our borrowings historically have consisted of advances from the Federal Home Loan Bank of Topeka and securities sold under agreement to repurchase. See Notes 11 and 12 of the Notes to Consolidated Financial Statements.

         We may obtain advances from the Federal Home Loan Bank of Topeka upon the security of certain of our mortgage loans and mortgage-related securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At September 30, 1998, Capitol Federal Savings had $500.0 million in Federal Home Loan Bank advances outstanding.


         The following table sets forth the maximum month-end balance and average balance of Federal Home Loan Bank advances and securities sold under agreement to repurchase for the periods indicated.



                                                      Year Ended September 30,
                                                    ---------------------------
                                                      1998     1997      1996
                                                    -------- --------- --------
                                                          (In Thousands)
Maximum Balance:
  Federal Home Loan Bank advances................   $500,000 $275,000   $35,000
  Securities sold under agreement to repurchase..    175,000  175,000    75,000

Average Balance:
  Federal Home Loan Bank advances................   $365,000  $24,167   $ 2,917
  Securities sold under agreement to repurchase..    175,000   82,692    75,000


         The following table sets forth certain information as to Capitol Federal Savings' borrowings at the dates indicated.


                                                            September 30,
                                                    ----------------------------
                                                       1998      1997     1996
                                                    --------- ---------- -------
                                                        (Dollars in Thousands)

Federal Home Loan Bank advances..................... $500,000  $275,000  $   ---
Securities sold under agreement to repurchase.......  175,000   175,000   75,000
                                                     --------  --------  -------

     Total borrowings............................... $675,000  $450,000  $75,000
                                                     ========  ========  =======

Weighted average interest rate of Federal Home Loan
 Bank advances......................................    5.73%     5.76%    6.09%

Weighted average interest rate of securities sold
 under agreement to repurchase......................    5.73%     5.73%    5.78%


Subsidiary and Other Activities

         As a federally chartered savings association, we are permitted by Office of Thrift Supervision regulations to invest up to 2% of our assets, or $106.3 million at September 30, 1998, in the stock of, or unsecured loans to, service corporation subsidiaries. We may invest an additional 1% of our assets in service corporations where such additional funds are used for inner-city or community development purposes.

         At September 30, 1998, we had one subsidiary, Capitol Funds, Inc., which has one line of credit loan outstanding for $14.0 million for the acquisition and development of land for construction of single-family homes in Overland Park, Kansas. This loan is described under "- Lending Activities -- General." As of September 30, 1998, our total investment in this subsidiary was $11.4 million. During fiscal 1998, Capitol Funds, Inc. reported net income of $586,000, which consisted of interest funded from loan proceeds, net of income taxes.


Competition

         We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.

         We attract all of our deposits through our branch office system. Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments. We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates.

Employees

         At September 30, 1998, we had a total of 766 employees, including 150 part-time employees. Our employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Properties


         At September 30, 1998, we had 24 full service offices and five limited service offices. Capitol Federal Savings owns the office building in which its home office and executive offices are located. At September 30, 1998, Capitol Federal Savings owned 21 of its other branch offices and the remaining seven branch offices, including four supermarket locations and a warehouse were leased. As of September 30, 1998, the net book value of Capitol Federal Savings' investment in premises, equipment and leaseholds, excluding computer equipment, was approximately $21.0 million.


         Capitol Federal Savings believes that is current facilities are adequate to meet the present and immediately foreseeable needs of Capitol Federal Savings and Capitol Federal Financial.

         Capitol Federal Savings maintains an on-line data base of depositor and borrower customer information. The net book value of the data processing and computer equipment utilized by Capitol Federal Savings at September 30, 1998 was $1.8 million.

Legal Proceedings

         From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. Capitol Federal Savings does not anticipate incurring any material liability as a result of such litigation.


                                   MANAGEMENT

Management of Capitol Federal Financial


         The board of directors of Capitol Federal Financial will consist of the same individuals who serve as directors of Capitol Federal Savings. The board of directors of Capitol Federal Financial is divided into three classes, each of which contains approximately one-third of the board. The directors shall be elected by the stockholders of Capitol Federal Financial for three year terms, or until their successors are elected. One class of directors, consisting of B.B. Andersen and John C. Dicus, has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of John B. Dicus and Frederick P. Reynolds, has a term of office expiring at the second annual meeting of stockholders and a third class, consisting of Robert B. Maupin, Carl
W. Quarnstrom, and Marilyn S. Ward, has a term of office expiring at the third annual meeting of stockholders.


         The following individuals are executive officers of Capitol Federal Financial and hold the offices set forth below opposite their names.



Executive                Position Held with Capitol Federal Financial

John C. Dicus            Chairman and Chief Executive Officer
John B. Dicus            President and Chief Operating Officer
Neil F.M. McKay          Executive Vice President,
                            Chief Financial Officer and Treasurer
Kent G. Townsend         First Vice President and Controller


         The executive officers of Capitol Federal Financial are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the board of directors.


         Information  concerning  the  principal  occupations,   employment  and
compensation of the directors and executive officers of Capitol Federal Financial is set forth under "- Management of Capitol Federal Savings Bank" and "- Executive Officers Who Are Not Directors." Directors of Capitol Federal Financial initially will not be compensated by Capitol Federal Financial but will serve and be compensated by Capitol Federal Savings. It is not anticipated that separate compensation will be paid to directors of Capitol Federal Financial until such time as these persons devote significant time to the separate management of Capitol Federal Financial's affairs, which is not expected to occur until Capitol Federal Financial becomes actively engaged in additional businesses other than holding the stock of Capitol Federal Savings. Capitol Federal Financial may determine that such compensation is appropriate in the future.

Management of Capitol Federal Savings Bank

         Because Capitol Federal Savings is a mutual savings association, its members have elected its board of directors. Upon completion of the reorganization and stock issuance, the directors of Capitol Federal Savings immediately prior to the stock issuance will continue to serve as directors of Capitol Federal Savings in stock form. The board of directors of Capitol Federal Savings in stock form will consist of seven directors divided into three classes, with approximately one-third of the directors elected at each annual meeting of stockholders. Because Capitol Federal Financial will own all the issued and outstanding capital stock of Capitol Federal Savings following the reorganization and stock issuance, the board of directors of Capitol Federal Financial will elect the directors of Capitol Federal Savings. The persons who are serving as directors of Capitol Federal Savings will also serve as directors of Capitol Federal Savings Bank MHC and Capitol Federal Financial upon completion of the reorganization and stock issuance.

         The following table sets forth certain information regarding the board of directors of Capitol Federal Savings.

                                                                                          Term of
                                                                                Director  Office
           Name        Age(1)   Positions Held With Capitol Federal Savings      Since    Expires
           ----        ------   -------------------------------------------      -----    -------

B.B. Andersen            62     Director                                         1981      1999
John B. Dicus            37     President, Chief Operating Officer and Director  1989      2000
John C. Dicus            65     Chairman, Chief Executive Officer and Director   1963      1999
Robert B. Maupin         73     Director                                         1973      2001
Carl W. Quarnstrom       69     Director                                         1985      2001
Frederick P. Reynolds    74     Director                                         1979      2000
Marilyn S. Ward          59     Director                                         1977      2001
-----------------

(1) As of September 30, 1998.

         The business experience of each director for at least the past five years is set forth below.

         B.B. Andersen. Mr. Andersen had a life long career in construction and development activities. He is currently involved in various real estate development projects in Colorado.

         John B. Dicus. Mr. Dicus is President and Chief Operating Officer of Capitol Federal Savings, positions he has held since1996. Prior to that, he served as the Executive Vice President of Corporate Services for Capitol Federal Savings for four years. He has been with Capitol Federal Savings in various other positions since 1985. Mr. John B. Dicus is the son of Mr. John C. Dicus.

         John C. Dicus. Mr. Dicus is Chairman of the board of directors and Chief Executive Officer of Capitol Federal Savings, positions he has held since 1989. He has served Capitol Federal Savings in various capacities since 1959. He also served as President of Capitol Federal Savings from 1969 until 1996.

         Robert B. Maupin. Mr. Maupin is currently retired. Previously, he worked for Capitol Federal Savings for over forty years. He retired in 1991 as Capitol Federal Savings' Senior Executive Vice President and Chief Lending Officer.

         Carl W. Quarnstrom. Mr. Quarnstrom is a partner in the law firm of Shaw, Hergenreter, Quarnstrom & Kocher, L.L.P., located in Topeka, Kansas. The firm serves as general counsel for Capitol Federal Savings.

         Frederick P. Reynolds. Mr. Reynolds is currently the Chairman of the Board of Sound Products, Inc., a music and sound system company located in Kansas City. Over the last forty years, Mr. Reynolds has been an owner, operator and investor in radio stations, on both a local Topeka and national level, and in cable television in eastern Missouri.

         Marilyn S. Ward. Since 1985, Ms. Ward has been Executive Director of ERC/Resource & Referral, a family resource center located in Topeka, Kansas.

Executive Officers Who Are Not Directors


         Each of the executive officers of Capitol Federal Savings will retain his office following the reorganization. Officers are elected annually by the board of directors of Capitol Federal Savings. The business experience for at least the past five years for the four executive officers of Capitol Federal Savings who do not serve as directors is set forth below.


         Stanley F. Mick. Age 59 years. Mr. Mick has served as Executive Vice President and Chief Lending Officer of Capitol Federal Savings since 1991. Since 1994, he has also served as President of Capitol Funds Inc., a subsidiary of Capitol Federal Savings.

         Neil F.M. McKay. Age 57 years. Mr. McKay serves as Executive Vice President, Chief Financial Officer and Treasurer of Capitol Federal Savings, positions he has held since 1994. Prior to that, he served as the Chief Operating Officer and Chief Financial Officer of another savings institution for five years.

         Larry K. Brubaker. Age 51 years. Mr. Brubaker has been employed with Capitol Federal Savings since 1971 and currently serves as Executive Vice President for Corporate Services of Capitol Federal Savings, a position he has held since 1997. Prior to that, he was employed by Capitol Federal Savings as the Eastern Region Manager for seven years.

         R. Joe Aleshire. Age 51 years. Mr. Aleshire has been employed with Capitol Federal Savings since 1973 and currently serves as Executive Vice President for Retail Operations of Capitol Federal Savings, a position he has held since 1997. Prior to that, he was employed by Capitol Federal Savings as the Wichita Area Manager for 17 years.

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



Meetings and Committees of the Board of Directors


         Our board of directors meets on a monthly basis. During the year ended September 30, 1998, the board of directors held 12 meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such board member served during this period.


         We currently have standing Executive and Audit Committees. We do not have a standing Compensation or Nominating Committee; rather, the entire board of directors performs these functions.


         The Executive Committee is comprised of John C. Dicus (Chairman) and Directors John B. Dicus, Andersen and Maupin. The Executive Committee meets on an as needed basis and exercises the power of the board of directors between board meetings, to the extent permitted by applicable law. The Executive Committee did not meet during fiscal 1998.


         The Audit  Committee  is  comprised  of Director  Ward  (Chairman)  and
Directors Andersen, Maupin, Quarnstrom and Reynolds. The Audit Committee oversees the audit program for Capitol Federal Savings and meets periodically with Capitol Federal Savings' accounting firm in order to review the annual audit. This committee met three times in fiscal 1998.


         The entire board of directors of Capitol Federal Savings is responsible for determining salaries to be paid to officers and employees of Capitol Federal Savings, based on recommendations of John C. Dicus and John B. Dicus, who excuse themselves from board discussions concerning their salaries as Chairman and Chief Executive Officer, and President and Chief Operating Officer, respectively. The board of directors met twice during fiscal 1998 to discuss compensation matters.


Directors' Compensation

         Since January 1, 1998, each director receives a $1,000 monthly retainer, plus $1,000 for each meeting attended. From July 1, 1997 through December 31, 1997, each director received an $800 monthly retainer, plus $1,000 for each board meeting attended. In addition, since January 1, 1998, each non-employee director receives $500 per committee meeting attended. From July 1, 1997 through December 31, 1997, each non-employee director received $400 per committee meeting. See "-- Benefits - Other Stock Benefit Plans."


         Mr. Quarnstrom, a director of Capitol Federal Savings, is a partner in the law firm of Shaw, Hergenreter, Quarnstrom & Kocher, L.L.P. The firm receives a retainer fee to serve as general counsel for Capitol Federal Savings regarding real estate and litigation issues. The legal fees received by the law firm for professional services rendered to Capitol Federal Savings during the year ending September 30, 1998 did not exceed 5% of the firm's gross revenues.



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



Executive Compensation

         The following table sets forth a summary of certain information concerning the compensation paid by Capitol Federal Savings, including amounts deferred to future periods by the officers, for services rendered in all capacities during the fiscal year ended September 30, 1998 to the Chairman and Chief Executive Officer of Capitol Federal Savings and the four other highest compensated executive officers of Capitol Federal Savings.



 Summary Compensation Table



                                                                                                    Long Term
                                                         Annual Compensation(1)                 Compensation Awards
                                             ----------------------------------------- ------------------------------------
                                                                              Other    Restricted
                                                                              Annual    Stock                 All Other
                                             Fiscal                       Compensation  Award      Options      Compen-
       Name and Principal Position            Year    Salary      Bonus       ($)(1)   ($)(2)      (#)(2)       sation
       ---------------------------           ------ ---------- ---------  ------------ -------  ----------  ---------------

John C. Dicus, Chairman and Chief             1998 $622,800(3) $ 95,355     109,620(4)   ---         ---      $219,630(5)
Executive Officer

John B. Dicus, President and Chief            1998  312,800(3)   40,096      19,292(4)   ---         ---        76,650(5)
Operating Officer

Stanley F. Mick, Executive Vice President     1998  256,000      45,149       8,148(4)   ---         ---        41,850(5)
and Chief Lending Officer

Neil F. M. McKay, Executive Vice              1998  203,500      31,410       5,086(4)   ---         ---        29,250(5)
President, Chief Financial Officer and
Treasurer

Larry K. Brubaker, Executive Vice             1998  186,500      38,938         ---      ---         ---         8,250(6)
President for Corporate Services

-------------

(1) Does not include perquisites, which did not exceed the lesser of $50,000 or 10% of the named individuals' salary and bonus.


(2) As a mutual institution, Capitol Federal Savings does not have any stock option or restricted stock plans. Capitol Federal Savings does, however, intend to adopt such plans following the reorganization. See "Benefits -- Other Stock Benefit Plans."


(3)  Includes director fees of $22,800 for service on the board of directors.

(4) Represents the amount reimbursed for all or part of the tax liability resulting from the payment of premiums on life insurance policies pursuant to Executive Bonus Agreements.


(5) Amounts represent allocations under Capitol Federal Savings' profit sharing plan and premiums on universal life insurance policies pursuant to Executive Bonus Agreements. These amounts, respectively, include $8,250 and $211,380 for Mr. John C. Dicus; $8,250 and $68,400 for Mr. John B. Dicus; $8,250 and $33,600 for Mr. Mick; and $8,250 and $21,000 for Mr. McKay.


(6) Amount represents the allocation under Capitol Federal Savings' profit sharing plan for Mr. Brubaker.

Benefits

         General. Capitol Federal Savings currently provides health and welfare benefits to its employees, including hospitalization, major medical, dental, life and long-term disability insurance, subject to certain deductibles and copayments by employees.

         Employees' Pension Plan. Capitol Federal Savings sponsors a defined benefit pension plan for its employees. Such employees are eligible to participate in the pension plan on the next June 1st or December 1st following the completion of at least 1,000 hours of service during a continuous 12-month period and attainment of age 21. A participant must be credited with 5 years of service before attaining a vested interest in his or her retirement benefits, after which such participant is 100% vested. The pension plan is funded solely through contributions made by Capitol Federal Savings.

         The benefit provided to a participant at normal retirement age, which is generally the later of age 65 or the fifth anniversary of the year in which the participant commenced participation in the pension plan, is based on the average of the participant's annual compensation during the five plan years (June 1st to the following May 31st) of a participant's service which yields the highest average compensation. Compensation for this purpose equals the participant's base salary, including any contributions through a salary reduction arrangement to a plan described under Section 125 or 401(k) of the Internal Revenue Code, but exclusive of overtime, discretionary bonuses, excess commissions, severance pay, or any special payments or other deferred compensation arrangements.

         The following table sets forth, as of May 31, 1998, the fiscal year end for this plan, estimated annual pension benefits for individuals at age 65 payable in the form of a life annuity under the most advantageous plan provisions for various levels of compensation and years of service. The figures in this table are based upon the assumption that the pension plan continues in its present form. At May 31, 1998, the estimated years of credited service of Messrs. John C. Dicus, John B. Dicus, Stanley F. Mick, Neil F.M. McKay and Larry
K. Brubaker were 39, 13, 37, 4 and 27 years, respectively.


                                    Years of Credited Service
                ----------------------------------------------------------------
   Remuneration      15           20            25           30            35
   ------------ ----------------------------------------------------------------
      $50,000      $9,290       $12,387       $15,483      $18,580       $21,677
      $75,000     $14,694       $19,592       $24,490      $29,388       $34,285
     $100,000     $20,098       $26,797       $33,496      $40,195       $46,894
     $125,000     $25,501       $34,002       $42,502      $51,003       $59,503
     $150,000     $30,905       $41,207       $51,508      $61,810       $72,112
     $175,000     $33,067       $44,089       $55,111      $66,133       $77,155
     $200,000     $33,067       $44,089       $55,111      $66,133       $77,155


         Capitol Federal Savings intends to terminate the pension plan, effective May 31, 1999, and to cease the accrual of any further benefits and the contribution of any further amounts under the pension plan. Following the approval of the pension plan's termination by the IRS and the Pension Benefit Guaranty Corporation, Capitol Federal Savings intends to distribute the plan's assets to participants in accordance with their accrued benefits and the requirements of applicable law.

         Retirement Program. Capitol Federal Savings has purchased a key man life insurance policy to fund a retirement program for John C. Dicus. The policy is designed to pay monthly installments to Capitol Federal Savings for a period of twenty years following the retirement of Mr. Dicus. A portion of the amount received by Capitol Federal Savings will be paid to Mr. Dicus. Upon retirement, Mr. Dicus will receive $2,083 monthly under this program.

         Employees' Profit Sharing Plan. Capitol Federal Savings has a qualified, tax-exempt profit sharing thrift plan. All employees who have completed two years of service during which they are credited with at least 1,000 hours of service are eligible to participate on the next October 1st or April 1st.

         Capitol Federal Savings makes two types of discretionary contributions to the profit sharing plan- profit sharing contributions of between .5% and 5% of participants' compensation, and thrift contributions of between .5% and 10% of participants' compensation. Thrift contributions may not be more than 5 percentage points over the percentage of participants' compensation that Capitol Federal Savings makes in profit sharing contributions for the plan year (October 1st to the following September 30th).

         Participants are required to make a thrift contribution on an after-tax basis equal to 50% of Capitol Federal Savings' thrift contribution for the plan year, not to exceed 5% of their annual compensation. Participants are permitted to make voluntary after-tax contributions which, when added to the participant's thrift contribution shall not exceed the sum of the participant's profit sharing contribution and Capitol Federal Savings' thrift contribution allocated for the participant for the Plan Year, and, in no event, shall exceed 10% of the participant's compensation for the Plan Year.

         Capitol Federal Savings directs the trustees of the profit sharing plan regarding the investment of participants' accounts under the profit sharing plan. Each participant receives an annual statement which provides information regarding, among other things, the market value of the participant's accounts and contributions made to the profit sharing plan either by the participant or on behalf of the participant. Plan distributions are made in the form of an annuity contract, installments or a lump sum. Participants are not permitted to borrow against their account balance or to receive in-service withdrawals from the profit sharing plan. In the year ended September 30, 1998, Capitol Federal Savings' contributions to the profit sharing plan on behalf of Messrs. John C. Dicus, John B. Dicus, Stanley F. Mick, Neil F.M. McKay and Larry K.
Brubaker were $8,250 each.


         Employee Stock Ownership Plan. Capitol Federal Financial intends to adopt an employee stock ownership plan for employees of Capitol Federal Financial and Capitol Federal Savings to become effective upon the reorganization and stock issuance. Employees of Capitol Federal Financial and Capitol Federal Savings who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the employee stock ownership plan.

         As part of the reorganization and stock issuance, it is anticipated that the employee stock ownership plan will borrow funds from Capitol Federal Financial. The employee stock ownership plan will use these funds to purchase up to 8.0% of the common stock sold in the Offerings. It is anticipated that such loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan. The loan to the employee stock ownership plan will be repaid principally from Capitol Federal Savings' contributions to the employee stock ownership plan over a period of 15 years, and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the loan is expected to be the minimum rate prescribed by the Internal Revenue Code. Capitol Federal Financial may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by Capitol Federal Financial or upon the sale of treasury shares by Capitol Federal Financial. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from Capitol Federal Financial. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares purchased by the employee stock ownership plan with the proceeds of the loan will be held in a suspense account and released to participants' accounts as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant's employee stock ownership plan account based on the ratio of each such participant's compensation to the total compensation of all eligible employee stock ownership plan participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount Capitol Federal Financial might otherwise have contributed to the employee stock ownership plan. The account balances of participants within the employee stock ownership plan will become 20% vested after three years of service, with an additional 20% vesting per year until full vesting after seven years of service. Credit for eligibility and vesting is given for years of service with Capitol Federal Savings prior to adoption of the employee stock ownership plan. In the case of a "change in control," as defined, which triggers a termination of the employee stock ownership plan, participants will become immediately fully vested in their account balances. Benefits are payable upon retirement or other separation from service. Capitol Federal Financial's contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.


         Intrust Bank, N.A. will serve as trustee of the employee stock ownership plan. Under the employee stock ownership plan, the trustee must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

         GAAP requires that any third party borrowing by the employee stock ownership plan be reflected as a liability on Capitol Federal Financial's statement of financial condition. Since the employee stock ownership plan is borrowing from Capitol Federal Financial, such obligation is not treated as a liability, but will be excluded from stockholders' equity. If the employee stock

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



ownership plan purchases newly issued shares from Capitol Federal Financial, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

         The employee stock ownership plan will be subject to the requirements of ERISA, and the regulations of the IRS and the Department of Labor thereunder.


         Other  Stock  Benefit  Plans.  In  the  future,  we  may  consider  the implementation of a stock option plan and a restricted stock plan for the benefit of selected directors, officers and employees. We anticipate that the stock option plan and restricted stock plan will have reserved a number of shares equal to 10% and 4%, respectively, of the Capitol Federal Financial common stock sold in the stock issuance. Grants of common stock pursuant to the restricted stock plan will be issued without cost to the recipient. If a determination is made to implement a stock option plan or restricted stock plan, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, and effected, they will have a dilutive effect on Capitol Federal Financial's stockholders as well as affect Capitol Federal Financial's net income and stockholders' equity, although the actual results cannot be determined until such plans are implemented. Any such stock option plan or restricted stock plan will not be implemented less than six months after the date of the completion of the reorganization, subject to continuing Office of Thrift Supervision jurisdiction.


Loans and Other Transactions with Officers and Directors

         Capitol Federal Savings has followed a policy of granting loans to officers and directors. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.


         All loans we make to our directors and executive officers are subject to Office of Thrift Supervision regulations restricting loans and other transactions with affiliated persons of Capitol Federal Savings. Loans to all directors and executive officers and their associates totaled approximately $1.4 million at September 30, 1998, which was 0.2% of our equity at that date. All loans to directors and executive officers were performing in accordance with their terms at September 30, 1998.



                              HOW WE ARE REGULATED

         Set forth below is a brief description of certain laws and regulations which are applicable to Capitol Federal Savings Bank MHC, Capitol Federal
Financial and Capitol Federal Savings. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

         Legislation is introduced from time to time in the United States Congress that may affect the operations of Capitol Federal Savings Bank MHC, Capitol Federal Financial and Capitol Federal Savings. In addition, the regulations governing Capitol Federal Savings Bank MHC, Capitol Federal Financial and Capitol Federal Savings may be amended from time to time by the Office of Thrift Supervision. Any such legislation or regulatory changes in the future could adversely affect Capitol Federal Savings Bank MHC, Capitol Federal Financial or Capitol Federal Savings. No assurance can be given as to whether or in what form any such changes may occur.

General

         Capitol Federal Savings, as a federally chartered savings institution, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. Capitol Federal Savings also is subject to regulation and examination by the FDIC, which insures the deposits of Capitol Federal Savings to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the FDIC. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders. This regulatory oversight will continue to apply to Capitol Federal Savings following the reorganization.


         The Office of Thrift Supervision regularly examines Capitol Federal Savings and prepares reports for the consideration of Capitol Federal Savings' board of directors on any deficiencies that it may find in Capitol Federal Savings' operations. The FDIC also has the authority to examine Capitol Federal Savings in its role as the administrator of the Savings Association Insurance Fund. Capitol Federal Savings' relationship with its depositors and borrowers also is regulated to a great extent by both Federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of Capitol Federal Savings' mortgage requirements. Any change in such regulations, whether by the FDIC, the Office of Thrift Supervision or Congress, could have a material adverse impact on Capitol Federal Savings Bank MHC, Capitol Federal Financial and Capitol Federal Savings and their operations.


Capitol Federal Savings Bank MHC

         Upon completion of the reorganization and stock issuance, Capitol Federal Savings Bank MHC will become a federal mutual holding company within the meaning of Section 10(o) of the Home Owners Loan Act. As such, Capitol Federal Savings Bank MHC will be required to register with and be subject to Office of Thrift Supervision examination and supervision as well as certain reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Capitol Federal Savings Bank MHC and its non-savings institution subsidiaries, if any. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings bank.

         A mutual holding company is permitted to, among other things:

          o    invest in the stock of a savings institution;

          o acquire a mutual institution through the merger of such institution into a savings institution subsidiary of such mutual holding company or an interim savings institution of such mutual holding company;

          o merge with or acquire another mutual holding company, one of whose subsidiaries is a savings institution;

          o    acquire   non-controlling   amounts   of  the  stock  of  savings
               institutions and savings institution holding companies, subject to certain restrictions;

          o invest in a corporation the capital stock of which is available for purchase by a savings institution under Federal law or under the law of any state where the subsidiary savings institution or institutions have their home offices;

          o furnish or perform management services for a savings institution subsidiary of such company;

          o hold, manage or liquidate assets owned or acquired from a savings institution subsidiary of such company;

          o    hold  or  manage   properties  used  or  occupied  by  a  savings
               institution subsidiary of such company; and

          o    act as a trustee under deed or trust.

         In addition, a mutual holding company may engage in the activities of a multiple savings and loan holding company which are permissible by statute and Office of Thrift Supervision regulations and to the activities of bank holding companies which the Federal Reserve Board has deemed permissible by regulation under Section 4(c)(8) of the Bank Holding Company Act of 1956, as amended, subject to prior approval by the Office of Thrift Supervision.

Capitol Federal Financial


         Pursuant to regulations of the Office of Thrift Supervision and the terms of Capitol Federal Financial's federal stock charter, the purpose and powers of Capitol Federal Financial are to pursue any or all of the lawful objectives of a federal mutual holding company subsidiary and to exercise any of the powers accorded to a mutual holding company subsidiary.

         If Capitol Federal Savings fails the qualified thrift lender test, Capitol Federal Financial must obtain the approval of the Office of Thrift
Supervision prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure Capitol Federal Savings Bank MHC and Capitol Federal Financial must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "--Qualified Thrift Lender Test."

         Capitol Federal Savings Bank MHC and Capitol Federal Financial must obtain approval from the Office of Thrift Supervision before acquiring control of any other Savings Association Insurance Fund insured institution. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings institutions in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings institution.

Capitol Federal Savings

         The Office of Thrift Supervision has extensive authority over the operations of savings institutions. As part of this authority, Capitol Federal Savings is required to file periodic reports with the Office of Thrift
Supervision  and is subject  to  periodic  examinations  by the Office of Thrift
Supervision and the FDIC. The last regular Office of Thrift Supervision examination of Capitol Federal Savings was as of June 30, 1998. Under agency scheduling guidelines, it is likely that another examination will be initiated in the fourth quarter of 1999. When these examinations are conducted by the Office of Thrift Supervision and the FDIC, the examiners may require Capitol Federal Savings to provide for higher general or specific loan loss reserves. All savings institutions are subject to a semi-annual assessment, based upon the savings institution's total assets, to fund the operations of the Office of Thrift Supervision. Capitol Federal Savings' Office of Thrift Supervision assessment for the fiscal year ended September 30, 1998 was $695,000.

         The Office of Thrift Supervision also has extensive enforcement authority over all savings institutions and their holding companies, including Capitol Federal Savings, Capitol Federal Financial and Capitol Federal Savings Bank MHC. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Except under certain circumstances, public disclosure of final enforcement actions by the Office of Thrift Supervision is required.

         In addition, the investment, lending and branching authority of Capitol Federal Savings is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal institutions in loans

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secured by  non-residential  real property may not exceed 400% of total capital, except with approval of the Office of Thrift Supervision. Federal savings institutions are also generally authorized to branch nationwide. Capitol Federal Savings is in compliance with the noted restrictions.

         Capitol Federal Savings' general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At September 30, 1998, Capitol Federal Savings' lending limit under this restriction was $97.6 million. Capitol Federal Savings is in compliance with the loans-to-one-borrower limitation.

         The Office of Thrift Supervision, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

Insurance of Accounts and Regulation by the FDIC


         Capitol Federal Savings is a member of the Savings Association Insurance Fund, which is administered by the FDIC. Deposits are insured up to the applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the Savings Association Insurance Fund or the Bank Insurance Fund. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.


         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.


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         The FDIC is authorized to increase  assessment  rates, on a semi-annual basis, if it determines that the reserve ratio of the Savings Association Insurance Fund will be less than the designated reserve ratio of 1.25% of Savings Association Insurance Fund insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on Savings Association Insurance Fund members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," for an explanation on the special Savings Association Insurance Fund assessment amount paid by Capitol Federal Savings in 1996.

         Effective January 1, 1997, the premium schedule for Bank Insurance Fund and Savings Association Insurance Fund insured institutions ranges from 0 to 27 basis points. However, Savings Association Insurance Fund insured institutions are required to pay a Financing Corporation assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s, equal to approximately 6 basis points for each $100 in domestic deposits, while Bank Insurance Fund insured institutions pay an assessment equal to approximately 1 basis point for each $100 in domestic deposits. The Savings Association Insurance Fund assessment is expected to be reduced to about 2 basis points no later than January 1, 2000, when Bank Insurance Fund insured institutions fully participate in the assessment. These assessments, which may be revised based upon the level of Bank Insurance Fund and Savings Association Insurance Fund deposits will continue until the bonds mature in the year 2017.


Regulatory Capital Requirements


         Federally insured savings institutions, such as Capitol Federal Savings, are required to maintain a minimum level of regulatory capital. The Office of Thrift Supervision has established capital standards, including a tangible capital requirement, a leverage ratio or core capital requirement and a risk-based capital requirement applicable to such savings institutions. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The Office of Thrift Supervision is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.


         The capital regulations require tangible capital of at least 1.5% of adjusted total assets, as defined by regulation. Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At September 30, 1998, Capitol Federal Savings did not have any intangible assets.

         At September 30, 1998, Capitol Federal Savings had tangible capital of $649.2 million, or 12.2% of adjusted total assets, which is approximately $569.5 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.


         The capital standards also require core capital equal to at least 3.0% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including


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a limited  amount of  purchased  credit card  relationships.  As a result of the
prompt  corrective  action  provisions  discussed  below,   however,  a  savings
institution must maintain a core capital ratio of at least 4.0% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3.0% ratio. At September 30, 1998, Capitol Federal Savings had no intangibles which were subject to these tests.

         At September 30, 1998, Capitol Federal Savings had core capital equal to $649.2 million, or 12.2% of adjusted total assets, which is $489.7 million above the minimum requirement of 3.0% in effect on that date.

          The Office of Thrift Supervision also requires savings institutions to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The Office of Thrift Supervision is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At September 30, 1998, Capitol Federal Savings had $4.1 million of general loan loss reserves, which was less than 1.25% of risk-weighted assets.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the Office of Thrift Supervision has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by Fannie Mae or Freddie Mac.

         On September 30, 1998, Capitol Federal Savings had total risk-based capital of $652.9 million and risk-weighted assets of $2.39 billion; or total capital of 27.3% of risk-weighted assets. This amount was $459.4 million above the 8.0% requirement in effect on that date.


         The Office of Thrift Supervision and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings institutions that fail to meet their capital requirements. The Office of Thrift Supervision is generally required to take action to restrict the activities of an "undercapitalized institution," which is an institution with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8.0% risk-based capital ratio. Any such institution must submit a capital restoration plan and until such plan is approved by the Office of Thrift Supervision may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The Office of Thrift Supervision is authorized to impose the additional restrictions that are applicable to significantly undercapitalized institutions.


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          As a condition to the approval of the capital  restoration  plan,  any company controlling an undercapitalized institution must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.


         Any savings institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3.0% or a risk-based capital ratio of less than 6.0% and is considered "significantly undercapitalized" must be made subject to one or more additional specified actions and operating restrictions which may cover all aspects of its operations and may include a forced merger or acquisition of the institution. An institution that becomes "critically undercapitalized" because it has a tangible capital ratio of 2.0% or less is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the Office of Thrift Supervision must appoint a receiver, or conservator with the concurrence of the FDIC, for a savings institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authority of the Office of Thrift Supervision and the FDIC, including the appointment of a conservator or a receiver.


         The Office of Thrift Supervision is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the Office of Thrift Supervision or the FDIC of any of these measures on Capitol Federal Savings may have a substantial adverse effect on its operations and profitability.

Limitations on Dividends and Other Capital Distributions

         Office of Thrift Supervision regulations impose various restrictions on savings institutions with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.

         Generally, savings institutions, such as Capitol Federal Savings, that before and after the proposed distribution meet their capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the institution's tangible, core or risk-based capital exceeds its capital requirement for such capital component, as measured at the beginning of the calendar year, or 75% of their net income for the most recent four quarter period. However, an institution deemed to be in need of more than normal supervision by the Office of Thrift Supervision may have its dividend authority restricted by the Office of Thrift Supervision. Capitol Federal Savings may pay dividends in accordance with this general authority.

         Savings institutions proposing to make any capital distribution need only submit written notice to the Office of Thrift Supervision 30 days prior to such distribution. Savings institutions that do not, or would not meet their current minimum capital requirements following a proposed capital distribution, however, must obtain Office of Thrift Supervision approval prior to making

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such  distribution.   The  Office  of  Thrift  Supervision  may  object  to  the distribution during that 30-day period based on safety and soundness concerns. See "-- Regulatory Capital Requirements."

         The Office of Thrift Supervision has proposed regulations that would revise the current capital distribution restrictions. Under the proposal a savings institution may make a capital distribution without notice to the Office of Thrift Supervision, unless it is a subsidiary of a holding company, provided that it has a regulatory rating in the two top categories, is not of supervisory concern, and would remain adequately capitalized, as defined in the Office of Thrift Supervision prompt corrective action regulations, following the proposed distribution. Savings institutions that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the Office of Thrift Supervision 30 days prior to declaring a capital distribution. The Office of Thrift Supervision stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings institution may not make a capital distribution without prior approval of the Office of Thrift Supervision and the FDIC if it is undercapitalized before, or as a result of, such a distribution. As under the current rule, the Office of Thrift Supervision may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

Liquidity

         All savings institutions, including Capitol Federal Savings, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the average daily balance of its liquidity base during the preceding calendar quarter or a percentage of the amount of its liquidity base at the end of the preceding quarter. For a discussion of what Capitol Federal Savings includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Commitments." This liquid asset ratio requirement may vary from time to time between 4% and 10% depending upon economic conditions and savings flows of all savings institutions. At the present time, the minimum liquid asset ratio is 4%.

         Penalties may be imposed upon institutions for violations of the liquid asset ratio requirement. At September 30, 1998, Capitol Federal Savings was in compliance with the requirement, with an overall liquid asset ratio of 45.3%.

Qualified Thrift Lender Test

         All savings institutions, including Capitol Federal Savings, are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. This test requires a savings institution to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings institution may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets

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primarily  consist of  residential  housing  related loans and  investments.  At
September 30, 1998, Capitol Federal Savings met the test and has always met the test since its effectiveness.


         Any savings institution that fails to meet the qualified thrift lender test must convert to a national bank charter, unless it requalifies as a qualified thrift lender and thereafter remains a qualified thrift lender. If an institution does not requalify and converts to a national bank charter, it must remain Savings Association Insurance Fund insured until the FDIC permits it to transfer to the Bank Insurance Fund. If such an institution has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings institution and a national bank, and it is limited to national bank branching rights in its home state. In addition, the institution is immediately ineligible to receive any new Federal Home Loan Bank borrowings and is subject to national bank limits for payment of dividends. If such an institution has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding Federal Home Loan Bank borrowings, which may result in prepayment penalties. If any institution that fails the qualified thrift lender test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Capitol Federal Financial."


Community Reinvestment Act


         Under the Community Reinvestment Act, every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with the examination of Capitol Federal Savings, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Capitol Federal Savings. An unsatisfactory rating may be used as the basis for the denial of an application by the Office of Thrift Supervision. Due to the heightened attention being given to the Community Reinvestment Act in the past few years, Capitol Federal Savings may be required to devote additional funds for investment and lending in its local community. Capitol Federal Savings was examined for Community Reinvestment Act compliance in October 28, 1996, and received a rating of satisfactory.


Transactions with Affiliates

         Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the institution's capital. Affiliates of Capitol Federal Savings include Capitol Federal Financial and any company which is under common control with Capitol Federal Savings. In

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addition,  a  savings  institution  may not  lend to any  affiliate  engaged  in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings institutions as affiliates on a case by case basis.

         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the Office of Thrift Supervision. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must generally be made on terms substantially the same as for loans to unaffiliated individuals.

Federal Securities Law

         The stock of Capitol Federal Financial will be registered with the SEC under the Securities Exchange Act of 1934, as amended. Capitol Federal Financial will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.


         Capitol Federal Financial stock held by persons who are affiliates of Capitol Federal Financial may not be resold without registration or unless sold in accordance with certain resale restrictions. Affiliates are generally considered to be officers, directors and principal stockholders. If Capitol Federal Financial meets specified current public information requirements, each affiliate of Capitol Federal Financial will be able to sell in the public market, without registration, a limited number of shares in any three-month period.


Federal Reserve System


         The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, primarily checking, NOW and Super NOW checking accounts. At September 30, 1998, Capitol Federal Savings was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the Office of Thrift Supervision. See "- Liquidity."


         Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings, before borrowing from the Federal Reserve Bank.

Federal Home Loan Bank System

         Capitol Federal Savings is a member of the Federal Home Loan Bank of Topeka, which is one of 12 regional Federal Home Loan Banks, that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes

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loans or  advances  to members  in  accordance  with  policies  and  procedures, established by the board of directors of the Federal Home Loan Bank, which are subject to the oversight of the Federal Housing Finance Board. All advances from the Federal Home Loan Bank are required to be fully secured by sufficient collateral as determined by the Federal Home Loan Bank. In addition, all long-term advances are required to provide funds for residential home financing.

         As a member, Capitol Federal Savings is required to purchase and maintain stock in the Federal Home Loan Bank of Topeka. For the year ended September 30, 1998, Capitol Federal Savings had an average outstanding balance of $41.6 million in Federal Home Loan Bank stock, which was in compliance with this requirement. In past years, Capitol Federal Savings has received substantial dividends on its Federal Home Loan Bank stock. Over the past five fiscal years such dividends have averaged 6.71% and were 7.66% for fiscal year 1998.

         Under federal law the Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of Federal Home Loan Bank dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of Federal Home Loan Bank stock in the future. A reduction in value of Capitol Federal Savings' Federal Home Loan Bank stock may result in a corresponding reduction in Capitol Federal Savings' capital.

         For the year ended September 30, 1998, dividends paid by the Federal Home Loan Bank of Topeka to Capitol Federal Savings totaled $3.2 million, which was an increase over the amount of dividends received in fiscal year 1997.


                                    TAXATION

Federal Taxation

         General. Capitol Federal Financial and Capitol Federal Savings will be subject to federal income taxation in the same general manner as other corporations with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Capitol Federal Financial or Capitol Federal Savings. Capitol Federal Savings' federal income tax returns have been closed without audit by the IRS through its fiscal year ended September 30, 1995.

         Following the reorganization, Capitol Federal Financial anticipates that it will file a consolidated federal income tax return with Capitol Federal Savings commencing with the first taxable year after completion of the reorganization. Accordingly, it is anticipated that any cash distributions made by Capitol Federal Financial to its stockholders would be considered to be taxable dividends and not as a non-taxable return of capital to stockholders for federal and state tax purposes.


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         Method of Accounting.  For federal income tax purposes, Capitol Federal
Savings currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on September 30, for filing its federal income tax return.

         Bad Debt Reserves. Prior to the Small Business Job Protection Act, Capitol Federal Savings was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act, savings associations must now use the specific chargeoff method in computing bad debt deductions beginning with their 1996 Federal tax return. In addition, federal legislation requires Capitol Federal Savings to recapture, over a six year period, the excess of tax bad debt reserves at September 30, 1997 over those established as of the base year reserve balance as of September 30, 1989. The amount of such reserve subject to recapture as of September 30, 1998 for Capitol Federal Savings is approximately $97.1 million. Capitol Federal Savings continues to utilize the reserve method in determining its privilege tax obligations to the State of Kansas.

         Taxable Distributions and Recapture. Prior to the Small Business Job Protection Act, bad debt reserves created prior to the year ended September 30, 1997, were subject to recapture into taxable income should Capitol Federal Savings fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Capitol Federal Savings make certain non-dividend distributions or cease to maintain a thrift charter.


         Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Capitol Federal Savings has not been subject to the alternative minimum tax , nor do we have any such amounts available as credits for carryover.


         Net Operating Loss Carryovers. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. For losses incurred in the taxable years prior to August 6, 1997, the carryback period was three years and the carryforward period was 15 years. At September 30, 1998, Capitol Federal Savings had no net operating loss carryforwards for federal income tax purposes.


         Corporate Dividends-Received Deduction. Capitol Federal Financial may eliminate from its income dividends received from Capitol Federal Savings as a wholly-owned subsidiary of Capitol Federal Financial if it elects to file a consolidated return with Capitol Federal Savings. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend. Corporations which own


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



less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

State Taxation

         Capitol Federal Savings files Kansas privilege tax returns. For Kansas privilege tax purposes, for taxable years beginning after 1997, the minimum tax rate is 4.5% of earnings, which is calculated based on federal taxable income, subject to certain adjustments. The earnings of Capitol Federal Financial may be combined with Capitol Federal Savings for purposes of the Kansas privilege tax. If it is not, Capitol Federal Financial will file Kansas income tax returns with non-thrift members of the affiliated group.


                        CAPITOL FEDERAL SAVINGS BANK MHC
               MAY CONSIDER CONVERTING TO STOCK FORM IN THE FUTURE


         As long as Capitol Federal Savings Bank MHC remains a mutual holding company, it must own at least a majority of the outstanding voting stock of Capitol Federal Financial. Office of Thrift Supervision regulations specifically authorize mutual holding companies to convert to stock form and to exchange stock issued by the converted holding company for stock issued by a subsidiary holding company. Office of Thrift Supervision regulations require that this exchange be "fair and reasonable" but do not specify the basis for the exchange. Although Capitol Federal Savings Bank MHC could convert to stock form in the future, Capitol Federal Savings and Capitol Federal Savings Bank MHC have no current plans and there can be no assurance as to when, if ever, such a conversion will occur. Any conversion transaction would be subject to federal securities laws and regulations of the Office of Thrift Supervision in effect at the time of the conversion transaction. In addition, the Office of Thrift Supervision may, in the future, authorize alternative forms of structure or organization for mutual holding companies or their affiliates or subsidiaries. Although Capitol Federal Savings and Capitol Federal Savings Bank MHC may consider these alternative forms of structure or organization, there can be no assurances as to when, if ever, Capitol Federal Savings and Capitol Federal Savings Bank MHC will choose to avail themselves of any such alternative form of structure or organization. A decision by Capitol Federal Savings Bank MHC to convert to stock form would require the approval of its members prior to the conversion transaction.

         It is expected that these members will have subscription rights to purchase stock of the converted mutual holding company. In a conversion transaction, Capitol Federal Savings Bank MHC, Capitol Federal Financial or Capitol Federal Savings will have to demonstrate to the Office of Thrift Supervision that the terms of the exchange are fair and reasonable and comply with the stock purchase limitations of the Office of Thrift Supervision conversion regulations. This may, as a condition to Office of Thrift Supervision approval of the conversion transaction, require certain insiders of Capitol Federal Savings who have accumulated shares in excess of stock purchase limitations in the conversion transaction to divest such shares in connection with the conversion transaction, and also potentially restrict or prohibit additional purchases of common stock in the conversion transaction by other stockholders that would be in excess of


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




the stock purchase limitations. The fairness of the exchange may be supported by an opinion from an independent third party.

         The Office of Thrift Supervision policy with respect to dividends waived by mutual holding companies requires that, in the case of mutual to stock conversions of recently formed mutual holding companies, such as Capitol Federal Savings Bank MHC, the aggregate amount of cash dividends waived by a mutual holding company must be considered when establishing a fair and reasonable basis for exchanging subsidiary holding company common stock for converted mutual holding company common stock. The Office of Thrift Supervision will not permit a pro rata exchange if the mutual holding company has waived the receipt of cash dividends by the subsidiary holding company. Accordingly, the precise treatment of any conversion transaction cannot be assured. Any waiver of dividends by Capitol Federal Savings Bank MHC is likely to result in an adjustment to the ratio pursuant to which shares of common stock are exchanged for shares of the converted mutual holding company in a conversion transaction, which adjustment will have the effect of diluting minority stockholders' ownership interests. The percentage of the converted mutual holding company's common stock received by minority stockholders in any conversion transaction may also be affected by purchases of common stock by Capitol Federal Savings Bank MHC, subsequent offerings or other stock issuances by Capitol Federal Financial, including share issuances under the terms of the Capitol Federal Financial stock option plan or restricted stock plan, subject to approval of Capitol Federal Financial's stockholders , any intervening acquisitions by Capitol Federal Savings Bank MHC and Capitol Federal Financial's dividend policy, including special dividends and the amount of dividends paid by Capitol Federal Financial.

         As an alternative to the exchange of shares discussed above, if the stockholders of Capitol Federal Financial do not receive shares of the converted mutual holding company or the stock institution resulting from the conversion transaction based upon a fair and reasonable exchange ratio, or cash from the resulting institution in an amount equal to the fair market value of their stock given the circumstances of the conversion transaction, Capitol Federal Financial or Capitol Federal Savings Bank MHC and its successors may elect to purchase all shares of the common stock not owned by it simultaneously with the completion of the conversion transaction at the fair market value of the stock on the date of the conversion transaction, subject to Office of Thrift Supervision approval and compliance with the limitations of the Office of Thrift Supervision regulations governing capital distributions and other conditions that the Office of Thrift Supervision may impose. The fair market value of Capitol Federal Financial's common stock must be established by an independent appraisal, and may be greater than or less than $10.00 per share. Moreover, if the common stock is traded and has an established and liquid trading market, of which there is no assurance, the fair market value of the common stock, as determined by the independent appraisal, may be greater than or less than the trading price of the stock.

         Moreover, in the event that Capitol Federal Savings Bank MHC converts to stock form in a conversion transaction, any options or other convertible securities held by an officer, director or employee of Capitol Federal Financial, convertible into shares of common stock will become options to purchase or be convertible into shares of the converted mutual holding company; provided, however, that if such options or convertible shares cannot be so reconstituted, the holders of such options or other convertible securities will be entitled to receive cash payment for the shares in an amount equal to the offering price of the number of shares of the converted mutual holding company into which the securities would otherwise be converted, less the exercise price of the options or other convertible securities. Any exchange or redemption of these securities will be subject to the written approval of the Office of Thrift Supervision, and there can be no assurance that this approval would be obtained. In addition, the Office of Thrift Supervision may place restrictions on Capitol Federal Financial's or Capitol Federal Savings Bank MHC's ability to purchase common stock that are more restrictive than the Office of Thrift Supervision regulations governing capital distributions. The fair market value of the common stock of the converted mutual holding company will be determined by the independent appraisal utilized in the conversion transaction pursuant to the Office of Thrift Supervision regulations governing conversions. However, there is no plan, agreement or understanding with respect to such a conversion, and there can be no assurance that a conversion will occur.

         Further, if Capitol Federal Savings Bank MHC were to undertake a conversion transaction, and as part of the conversion additional shares of stock of the converted mutual holding company were proposed to be contributed to the Capitol Federal Foundation, any conversion transaction and contribution of additional shares of common stock to the foundation would be voted on as separate matters and both matters would require the approval of a majority of the total outstanding votes of the members of Capitol Federal Savings Bank MHC eligible to be cast and a majority vote of the total outstanding shares of common stock held by stockholders other than Capitol Federal Savings Bank MHC and the foundation.



                           RESTRICTIONS ON ACQUISITION
            OF CAPITOL FEDERAL FINANCIAL AND CAPITOL FEDERAL SAVINGS

         The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Capitol Federal Financial, Capitol Federal Savings or their respective capital stock are described below. Also discussed are certain provisions in Capitol Federal Financial's charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Capitol Federal Financial.

Federal Law

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution,

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



where certain enumerated "control factors" are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition of control if:

          o    it  would   result  in  a  monopoly   or   substantially   lessen
               competition;

          o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

          o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

         For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Capitol Federal Financial or Capitol Federal Savings without Office of Thrift Supervision approval.

Charter and Bylaws of Capitol Federal Financial

         The following discussion is a summary of certain provisions of the charter and bylaws of Capitol Federal Financial that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

         Classified Board of Directors. The board of directors of Capitol Federal Financial is required by the charter and bylaws to be divided into three classes which are as equal in size as is possible. One class is required to be elected annually by stockholders of Capitol Federal Financial for three-year terms. A classified board promotes continuity and stability of management of Capitol Federal Financial but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

         Authorized but Unissued Shares of Capital Stock. Following the Offerings, Capitol Federal Financial will have authorized but unissued shares of preferred stock and common stock. See "Description of Capital Stock of Capitol Federal Financial." Although these shares could be used by the board of directors of Capitol Federal Financial to make it more difficult or to discourage an attempt to obtain control of Capitol Federal Financial through a merger, tender offer, proxy contest or otherwise, these uses will be unlikely since Capitol Federal Savings Bank MHC owns a majority of the common stock.

         Special Meetings of Stockholders. Capitol Federal Financial's charter provides that for a period of five years after completing the reorganization, special meetings of stockholders may be

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



called only by Capitol Federal Financial's board of directors, for matters relating to changes in control of Capitol Federal Financial or amendments to its charter.


         How Shares are Voted. Capitol Federal Financial's charter provides that there will not be cumulative voting by stockholders for the election of Capitol Federal Financial's directors. No cumulative voting rights means that Capitol Federal Savings Bank MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Capitol Federal Financial to be elected at that meeting. This could prevent minority stockholder representation on Capitol Federal Financial's board of directors.

         Restrictions on Acquisitions of Shares. Capitol Federal Financial's charter provides that for a period of five years from the closing of the stock issuance, no person other than Capitol Federal Savings Bank MHC may offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Capitol Federal Financial. This provision does not apply to any tax-qualified employee benefit plan of Capitol Federal Financial or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Capitol Federal Financial or any of its subsidiaries so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner of more than 10% of any class of equity securities of Capitol Federal Financial. In addition, during this five-year period, all shares owned over the 10% limit may not be voted in any matter submitted to stockholders for a vote.


         Procedures for Stockholder Nominations. Capitol Federal Financial's bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Capitol Federal Financial at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. Management believes that it is in the best interests of Capitol Federal Financial and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Benefit Plans

         In addition to the provisions of Capitol Federal Financial's charter and bylaws described above, certain benefit plans of Capitol Federal Financial and Capitol Federal Savings adopted in connection with the reorganization and stock issuance contain provisions which also may discourage hostile takeover attempts which the board of directors of Capitol Federal Savings might conclude are not in the best interests of Capitol Federal Financial, Capitol Federal Financial and Capitol Federal Savings or Capitol Federal Financial's stockholders. For a

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



description of the benefit plans and the provisions of such plans relating to changes in control of Capitol Federal Financial or Capitol Federal Savings, see "Management - Benefits."


                         DESCRIPTION OF CAPITAL STOCK OF
                            CAPITOL FEDERAL FINANCIAL

General


         Capitol Federal Financial is authorized to issue 450 million shares of common stock having a par value of $0.01 per share and 50 million shares of preferred stock having a par value of $0.01 per share. Capitol Federal Financial currently expects to issue up to a maximum of 105,239,131 shares (121,025,001 shares in the event that the maximum of the estimated offering range is increased by 15%) of common stock and no shares of preferred stock in the stock issuance. Each share of Capitol Federal Financial's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of reorganization, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of Capitol Federal Financial's capital stock which are deemed material to an investment decision with respect to the stock issuance.


         The  common  stock  of  Capitol   Federal   Financial   will  represent
nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

         Distributions. Capitol Federal Financial can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. See "Our Policy Regarding Dividends" and "Capitol Federal Savings Bank MHC Intends to Waive Any Dividends From Capitol Federal Financial." The holders of common stock of Capitol Federal Financial will be entitled to receive and share equally in such dividends as may be declared by the board of directors of Capitol Federal Financial out of funds legally available therefor. If Capitol Federal Financial issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. Upon the effective date of the reorganization, the holders of common stock of Capitol Federal Financial will possess exclusive voting rights in Capitol Federal Financial. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "Excess Shares" and, accordingly, not be entitled to vote. See "Restrictions on Acquisition of Capitol Federal Financial and Capitol Federal Savings." If Capitol Federal Financial issues preferred stock, holders of the preferred stock may also possess voting rights.

         Liquidation. In the event of any liquidation, dissolution or winding up of Capitol Federal Savings, Capitol Federal Financial, as holder of Capitol Federal Savings' capital stock, would be

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




entitled to receive, after payment or provision for payment of all debts and liabilities of Capitol Federal Savings, including all deposit accounts and accrued interest thereon, all assets of Capitol Federal Savings available for distribution. In the event of liquidation, dissolution or winding up of Capitol Federal Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Capitol Federal Financial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.


         Rights to Buy Additional Shares. Holders of the common stock of Capitol Federal Financial will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Capitol Federal Financial issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

         None of the shares of Capitol Federal Financial's authorized preferred stock will be issued in the stock issuance. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Capitol Federal Financial has no present plans to issue preferred stock.


                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for Capitol Federal Financial common stock is American Stock Transfer & Trust Company.


                                     EXPERTS

         The financial statements of Capitol Federal Savings as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         RP Financial has consented to the publication herein of the summary of its report to Capitol Federal Savings setting forth its opinion as to the estimated pro forma market value of the common stock upon reorganization and its letter with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

         The  legality  of  the  common   stock  and  the  federal   income  tax
consequences of the reorganization will be passed upon for Capitol Federal Savings by Silver, Freedman & Taff, L.L.P., Washington, D.C., special counsel to Capitol Federal Savings and Capitol Federal Financial. The Kansas income tax


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



consequences of the reorganization will be passed upon for Capitol Federal Savings by Deloitte & Touche LLP. The federal income tax consequences of the deductibility of a contribution of Capitol Federal Financial common stock to the private foundation, and applicability of the self-dealing rules to such contribution will be passed upon for Capitol Federal Savings by Deloitte & Touche LLP. Certain legal matters will be passed upon for Charles Webb & Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.


                             ADDITIONAL INFORMATION


         Capitol Federal Financial has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Capitol Federal Financial. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document. Capitol Federal Savings also maintains a website (http://www.capfed.com) which contains various information about Capitol Federal Savings.


         Capitol Federal Savings has filed Applications on Form MHC-1 and Form MHC-2 and an Application H-(e)1 with the Office of Thrift Supervision with respect to the reorganization and stock issuance. This prospectus omits certain information contained in those applications. The Applications may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Midwest Regional Office of the Office of Thrift Supervision located at 122 West John Carpenter Freeway, Suite 600, Irving, Texas, 75261-9027.


         In connection with the reorganization, Capitol Federal Financial will register its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934, and, upon such registration, Capitol Federal Financial and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, Capitol Federal Financial has undertaken that it will not terminate such registration for a period of at least three years following the reorganization.


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



         A copy of the Plan of Reorganization and Stock Issuance Plan and the charter and bylaws of Capitol Federal Financial, Capitol Federal Savings and
Capitol  Federal  Savings  Bank MHC are  available  without  charge from Capitol
Federal  Savings.   Requests  for  such  information   should  be  directed  to:
Stockholder Relations, Capitol Federal Savings, 700 Kansas Avenue, Topeka, Kansas 66603.

           CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                    Page

Independent Auditors' Report.........................................F-2

Consolidated Balance Sheets as of September 30, 1998 and 1997........F-3 - F-4

Consolidated Statements of Income for the Years Ended
 September 30, 1998, 1997 and 1996...................................68

Consolidated Statements of Equity for the Years Ended
 September 30, 1998, 1997 and 1996...................................F-5

Consolidated Statements of Cash Flows for the Years Ended
 September 30, 1998, 1997 and 1996...................................F-6 - F-7

Notes to Consolidated Financial Statements for the Years Ended
 September 30, 1998, 1997 and 1996...................................F-8 - F-30


         All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

         The financial statements of Capitol Federal Financial have been omitted because Capitol Federal Financial has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

INDEPENDENT AUDITORS' REPORT


Board of Directors
Capitol Federal Savings and Loan Association and Subsidiary
Topeka, Kansas

We have audited the accompanying consolidated balance sheets of Capitol Federal Savings and Loan Association and Subsidiary (the "Bank") as of September 30, 1998 and 1997, and the related consolidated statements of income, equity and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Bank as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
-------------------------

November 17, 1998
Kansas City, Missouri

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION
  AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1998 AND 1997 (in thousands)
--------------------------------------------------------------------------------

ASSETS                                                    1998          1997
------                                                    ----          ----
CASH AND CASH EQUIVALENTS:
  Cash and amounts due from depository institutions   $   12,454   $   15,188
  Interest bearing deposits in other banks ........       12,000       16,000
                                                      ----------   ----------
           Total cash and cash equivalents ........       24,454       31,188

SECURITIES PURCHASED UNDER AGREEMENT TO RESELL ....      235,000

INVESTMENT SECURITIES, Held-to-maturity
  (Market value of $160,712 and $585,979)..........      160,569      585,394

CAPITAL STOCK OF FEDERAL HOME LOAN BANK, At cost ..       43,584       40,398

MORTGAGE-RELATED SECURITIES:
  Available-for-sale, At market value
   (Amortized cost of $726,104 and $738,216) ......      747,991      754,179
  Held-to-maturity (Market value of $319,128
   and $118,956) ..................................      320,379      120,007

LOANS HELD FOR SALE, Net (Market value of
 $14,901 and $9,590) ..............................       14,578        9,590

LOANS RECEIVABLE, Net (Less allowance for
 loan losses of $4,081 and $1,639) ................    3,711,152    3,322,102

PREMISES AND EQUIPMENT, Net .......................       22,785       20,113

REAL ESTATE OWNED, Net (Less allowance for
 losses of $139 and $166) .........................        1,964        2,435

ACCRUED INTEREST RECEIVABLE:
  Loans receivable ................................       18,399       17,192
  Mortgage-related securities .....................        6,823       11,199
  Investment securities ...........................        2,776        3,523

OTHER ASSETS ......................................        5,347        6,337
                                                      ----------   ----------

TOTAL ASSETS ......................................   $5,315,801   $4,923,657
                                                      ==========   ==========


                                                                     (Continued)

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION
  AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1998 AND 1997 (in thousands)
--------------------------------------------------------------------------------

LIABILITIES AND EQUITY                                     1998           1997
----------------------                                     ----           ----
LIABILITIES:
  Deposits .........................................    $3,894,180    $3,787,123
  Advances from Federal Home Loan Bank .............       500,000       275,000
  Securities sold under agreement to repurchase ....       175,000       175,000
  Advance payments by borrowers for taxes and
   insurance .......................................        37,426        37,884
  Income taxes payable .............................           227         3,378
  Deferred income taxes ............................        28,995        26,658
  Accounts payable and accrued expenses ............        17,641        13,828
                                                        ----------    ----------

           Total liabilities .......................     4,653,469     4,318,871


COMMITMENTS AND CONTINGENCIES (NOTE 16)

EQUITY:
  Retained earnings ................................       649,199       595,208
  Unrealized gains on mortgage-related
   securities available-for-sale (net
   of deferred income taxes of $8,755
   and $6,385) .....................................        13,133         9,578
                                                        ----------    ----------

           Total equity ............................       662,332       604,786
                                                        ----------    ----------
TOTAL LIABILITIES AND EQUITY .......................    $5,315,801    $4,923,657
                                                        ==========    ==========

See notes to consolidated financial statements.                      (Concluded)

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EQUITY
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (in thousands)
--------------------------------------------------------------------------------

                                                              Unrealized
                                                              Gains on
                                                              Available-
                                                  Retained     for-Sale    Total
                                                  Earnings    Securities  Equity
                                                  --------    ----------  ------
BALANCE, October 1, 1995 ......................   $515,882              $515,882

  Net income ..................................     26,622                26,622

  Change in accounting resulting from
   implementation of Financial Accounting
   Standards Board Special Report on SFAS
   No. 115, net of deferred income taxes
   of $2,333 ..................................              $  3,650      3,650

  Change in unrealized gains on mortgage-
   related securities available-for-sale,
   net of deferred income taxes of $945 .......                 1,268      1,268
                                                  --------   --------   --------

BALANCE, September 30, 1996 ...................    542,504      4,918    547,422

  Net income ..................................     52,704                52,704

  Change in unrealized gains on
   mortgage-related securities
   available-for-sale, net of
   deferred income taxes of $3,107 ............                 4,660      4,660
                                                  --------   --------   --------

BALANCE, September 30, 1997 ...................    595,208      9,578    604,786

  Net income ..................................     53,991                53,991

  Change in unrealized gains on
   mortgage-related securities
   available-for-sale, net of
   deferred income taxes of $2,370 ............                 3,555      3,555
                                                  --------   --------   --------

BALANCE, September 30, 1998 ...................   $649,199   $ 13,133   $662,332
                                                  ========   ========   ========


See notes to consolidated financial statements.

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (in thousands)
--------------------------------------------------------------------------------

                                                                                 1998            1997            1996
                                                                                 ----            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income ..........................................................   $     53,991    $     52,704    $     26,622
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Federal Home Loan Bank stock dividends ............................         (3,186)         (2,646)         (2,337)
    Amortization of net deferred loan origination fees ................         (8,115)         (7,048)         (6,239)
    Provision for loan losses .........................................          2,462              56             865
    Provision for commitment losses ...................................            900
    Provision for losses on real estate owned .........................            216             424             415
    Net loan origination fees capitalized .............................          8,849           7,266           7,120
    Gain on sales of real estate owned, net ...........................           (382)           (438)           (766)
    Gain on sale of loans .............................................           (172)           (253)           (292)
    Originations of loans held for sale ...............................        (23,760)         (3,560)         (3,062)
    Proceeds from sales of loans held for sale ........................         18,782           4,251          15,588
    Amortization and accretion of premiums and discounts on
      mortgage-related securities and investment securities ...........          1,039          (1,770)         (2,100)
    Depreciation and amortization on premises and equipment ...........          2,960           2,816           2,769
    Provision (benefit) for deferred income taxes .....................            (33)         10,637          (5,131)
    Changes in:
      Accrued interest receivable .....................................          3,916             334          (4,742)
      Other assets ....................................................            990            (297)          1,003
      Income taxes payable ............................................         (3,151)          1,972          (1,377)
      Accounts payable and accrued expenses ...........................          2,913         (24,682)         22,673
                                                                          ------------    ------------    ------------

            Net cash provided by operating activities .................         58,219          39,766          51,009
                                                                          ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of investment securities ...................        850,060         196,992         267,860
  Purchases of investment securities ..................................       (425,000)        (64,992)       (313,672)
  Purchases of securities under agreement to resell ...................       (235,000)
  Principal collected on mortgage-related securities available-for-sale        255,352         112,900         171,916
  Purchases of mortgage-related securities available-for-sale .........       (244,027)       (249,850)        (26,519)
  Principal collected on mortgage-related securities held-to-maturity .        138,934          10,115          11,259
  Purchases of mortgage-related securities held-to-maturity ...........       (339,792)       (113,117)
  Loan originations net of principal collected on loans receivable ....       (273,624)       (266,024)       (164,083)
  Purchases of loans receivable .......................................       (124,724)       (117,425)        (38,085)
  Purchases of premises and equipment, net ............................         (5,632)         (4,504)         (1,926)
  Proceeds from sales of real estate owned ............................          6,901           7,364           5,138
                                                                          ------------    ------------    ------------

            Net cash used in investing activities .....................       (396,552)       (488,541)        (88,112)
                                                                          ------------    ------------    ------------

                                                                                                           (Continued)

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (in thousands)
--------------------------------------------------------------------------------

                                                   1998          1997           1996
                                                   ----          ----           ----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Deposits, net of payments ................   $   107,057   $    46,405    $    67,088
  Proceeds from advances from Federal
   Home Loan Bank ..........................       255,000       337,000        116,000
  Repayments on advances from Federal
   Home Loan Bank ..........................       (30,000)      (62,000)      (116,000)
  Proceeds from securities sold under
   agreement to repurchase .................                     175,000
  Repayments of securities sold under
   agreement to repurchase .................                     (75,000)
  Advance payments by borrowers for
   taxes and insurance .....................          (458)          182        (14,692)
                                               -----------   -----------    -----------

           Net cash provided by
            financing activities ...........       331,599       421,587         52,396
                                               -----------   -----------    -----------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS ..........................        (6,734)      (27,188)        15,293

CASH AND CASH EQUIVALENTS:
  Beginning of year ........................        31,188        58,376         43,083
                                               -----------   -----------    -----------

  End of year ..............................   $    24,454   $    31,188    $    58,376
                                               ===========   ===========    ===========

SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION:

  Income tax payments, net of refunds of
   $24 and $6 in 1997 and 1996,
    respectively ...........................   $    37,910   $    39,987    $    24,901
                                               ===========   ===========    ===========

  Interest payments, net of interest
   credited to deposits of $176,588,
    $175,242 and $168,111 ..................   $    58,280   $    31,510    $    31,334
                                               ===========   ===========    ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:

  Loans transferred to real estate owned ...   $     5,664   $     6,425    $     7,442
                                               ===========   ===========    ===========

  Loans made upon the sale of
   real estate owned .......................   $       600   $       193    $       419
                                               ===========   ===========    ===========

  Mortgage-related securities transferred
   from held to maturity to available-
   for-sale ................................   $             $              $   720,804
                                               ===========   ===========    ===========

                                                                            (Concluded)



See notes to consolidated financial statements.

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (Amounts in thousands)
--------------------------------------------------------------------------------


1.    ACCOUNTING POLICIES AND PROCEDURES

      Nature of Operations - Capitol Federal Savings and Loan Association (the "Bank") is a federally chartered mutually-held thrift. The Bank has over twenty branches throughout the State of Kansas. The Bank principally engages in the origination of single family mortgages and attracting consumer deposits in the State of Kansas.

      Principles of Consolidation - The consolidated financial statements include the accounts of the Bank, and its wholly owned subsidiary, Capitol Funds, Inc. Capitol Funds, Inc. has one loan outstanding for the acquisition and development of land for the construction of single-family residential homes. Significant intercompany accounts and transactions have been eliminated.

      Cash and Cash Equivalents - Cash and cash equivalents include cash on hand, amounts due from banks and interest bearing deposits with an original maturity of three months or less. The Bank has acknowledged informal agreements with banks where they maintain deposits. Under these agreements, service fees charged to the Bank are waived provided certain average compensating balances are maintained throughout each month.

      The Bank is required by regulation to maintain liquid assets in the form of cash and securities approved by federal regulations, at a quarterly average of not less than 4% of customer deposits and short-term borrowings.

      Investment Securities, Securities Purchased Under Agreement to Resell and Mortgage-Related Securities, Held-to-Maturity - Investment securities, securities purchased under agreement to resell and mortgage-related securities are held-to-maturity and are stated at cost, adjusted for amortization of premium and discounts which are recognized as adjustments to interest income over the life of the securities using the level-yield method.

      To the extent management determines a decline in value in an investment or mortgage-related security held-to-maturity to be other than temporary, the Bank will adjust the carrying value and include such expense in the consolidated statements of income.

      Capital Stock of Federal Home Loan Bank - Capital Stock of Federal Home Loan Bank is carried at cost. Dividends received on such stock are reflected as interest and dividend income in the consolidated statements of income.

      Mortgage-Related Securities, Available-for-Sale - Mortgage-related securities available-for-sale are recorded at their current fair value. Unrealized gains or losses on mortgage-related securities available-for-sale are included as a separate component of equity, net of deferred income taxes. Gains or losses on the disposition of mortgage-related securities available-for-sale, are recognized using the specific identification method.

      During 1995, the Financial Accounting Standards Board ("FASB") issued a report entitled "A Guide to Implementation of Statement No. 115, on Accounting for Certain Investments in Debt and Equity Securities" (the "Guide"). The Guide allows a Company a one time reclassification of securities from held-to-maturity to available-for-sale without adverse accounting consequences for the remainder of the portfolio. On November 30, 1995, the Bank elected to reclassify mortgage-related securities held-to-maturity with a carrying value of approximately $720,804 and a market value of approximately $726,787 to available-for-sale. As a result of the transfer, equity increased by approximately $3,650 to reflect the net unrealized gain on the securities.

      Loans Held for Sale - The Bank's management designates certain loans as held for sale as management does not intend to hold such loans to maturity. Accordingly, such loans are carried at the lower of amortized cost (outstanding principal adjusted for deferred loan fees) or market value. Market values for such loans are determined based on sales commitments or dealer quotations. Gains or losses on such sales are recognized utilizing the specific identification method. Interest, including amortization and accretion of deferred loan fees, is included in interest income on loans receivable.

      Loans Receivable, net - Loans are stated at the amount of unpaid principal less an allowance for loan losses, undisbursed loan funds and unearned discounts and loan fees, net of certain direct loan origination costs. Interest on loans is credited to income as earned and accrued only if deemed collectible. Loans are placed on nonaccrual status when, in the opinion of management, the full timely collection of principal or interest is in doubt. As a general rule, the accrual of interest is discontinued when principal or interest payments become doubtful. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is reversed against current income. Subsequent collections of cash may be applied as reductions to the principal balance, interest in arrears or recorded as income, depending on management's assessment of the ultimate collectibility of the loan. Nonaccrual loans may be restored to accrual status when principal and interest become current and full payment of principal and interest is expected.

      Net loan origination and commitment fees are amortized as a yield adjustment to interest income using the level-yield method over the contractual lives of the related loans.

      Provision for Loan Losses - The Bank considers a loan to be impaired when management believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the Bank records a loss valuation equal to the excess of the loan's carrying value over the present value of the estimated future cash flows discounted at the loan's effective rate based on the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. One-to-four family residential loans and consumer loans are collectively evaluated for impairment. Loans on residential properties with greater than four units and loans on construction and development and commercial properties are evaluated for impairment on a loan by loan basis. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

      The Bank records a loss valuation for loan losses inherent in unused commitments to provide financing (Note 16). The Bank records the allowance for these off-balance sheet commitments in accrued expenses.

      Assessing the adequacy of the allowance for loan and unused commitment losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance when taken as a whole, is adequate to absorb reasonable estimated loan losses inherent in the Bank's loan portfolios.

      Premises and Equipment - Land is carried at cost. Buildings and improvements, furniture, fixtures and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line or accelerated methods over the estimated useful lives of the related assets. The estimated useful lives of the assets are as follows:

               Buildings and improvements                     20-40 years

               Furniture, fixtures and equipment               5-10 years


      Real Estate Owned - Real estate owned represents foreclosed assets held for sale and is recorded at fair value as of the date of foreclosure less estimated disposal costs (the new basis) and is subsequently carried at the lower of the new basis or fair value less selling costs on the current measurement date. Adjustments for estimated losses are charged to operations when any significant decline reduces the fair value to less than carrying value. Costs and expenses related to major additions and improvements are capitalized while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. Gains on the sale of real estate owned are recognized upon disposition of the property to the extent allowable considering the adequacy of the down payment and other requirements.

      Income Taxes - The Bank files a consolidated income tax return using the accrual basis of accounting.

      The Bank provides for income taxes using the asset/liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

      In years prior to September 30, 1997, thrift institutions were permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs from the bad debt experience used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. A deferred tax liability is provided only to the extent the tax bad debt reserve exceeds the base year reserve. The base year reserve is the tax bad debt reserve as of September 30, 1988. Retained earnings as of September 30, 1998 includes approximately $97,108 representing such bad debt reserve as of the base year for which no deferred income taxes have been provided.

      The Small Business Job Protection Act of 1996 (the "Act") repealed the special bad debt reserve method for thrift institutions. The Act requires thrifts to recapture any reserves accumulated after 1987 but forgives taxes owed on reserves accumulated prior to 1988. Thrift institutions will be given six years to account for the recaptured excess reserves. The Bank must recapture excess reserves beginning with the year ended September 30, 1997. Thrift institutions will be permitted to delay the timing of this recapture for up to two years depending upon whether they meet certain residential loan tests. A deferred tax liability has been provided on the amount of bad debt reserve that exceeds the base year reserve.

      Revenue Recognition - Interest income, loan fees, checking account transaction fees, insurance commissions, automated teller and debit card transaction fees, and other ancillary income related to the Bank's deposits and lending activities are accrued as earned.

      Estimates - The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include the loan loss reserve and fair values of financial instruments. Actual results could differ from those estimates.

      New Statements of Financial Accounting Standards - In February 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". The Statement establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic EPS. The Statement is effective for the Bank's financial statements as of September 30, 1999. The Bank will compute earnings per share under the new standard upon completion of its proposed stock offering (Note 20).

      In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure". The Statement establishes standards for disclosing information about an entity's capital structure. The Statement is effective for the Bank's financial statements as of September 30, 1999. The Bank is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on the consolidated financial statements.

      In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income". The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement requires that the Bank (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for the Bank's financial statements for the fiscal year ending September 30, 1999. The Bank is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on the consolidated financial statements.

      In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Statement is effective for the Bank's financial statements for the fiscal year ending September 30, 1999. The Bank is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on the consolidated financial statements.

      In February 1998, the FASB issued SFAS No. 132, "Employers" Disclosures about Pensions and Other Postretirement Benefits'. The Statement revises employers' disclosures about pensions and other post-retirement benefit plans. The Statement does not change the measurement or recognition of those plans. The Statement is effective for the Bank's financial statements for the fiscal year ending September 30, 1999. The Bank is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on the consolidated financial statements.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities. The Statement requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for the Bank's financial statements for the fiscal year ending September 30, 2000. The adoption of this Statement is not expected to have a material impact on the Bank's consolidated financial statements.

      In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". The Statement changes the way mortgage banking firms account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. The Statement is effective for the Bank's financial statements as of January 1, 1999. The Bank does not anticipate that the implementation of this Statement will have a material impact on the consolidated financial statements.

      Reclassifications - Certain reclassifications have been made to the 1996 and 1997 consolidated financial statements in order to conform with the 1998 presentation.

2.    INVESTMENT SECURITIES HELD-TO-MATURITY

                                                September 30, 1998
                                   ---------------------------------------------
                                                   Gross     Gross     Estimated
                                    Amortized   Unrealized  Unrealized   Market
                                      Cost         Gains     Losses      Value
                                      ----         -----     ------      -----
Federal Home Loan Bank notes ..... $ 55,000     $     45     $          $ 55,045
U.S. Government agencies:
Federal Home Loan Mortgage
 Corporation notes ...............    9,999            9                  10,008
Federal National Mortgage
Association notes ................   95,470           89                  95,559

Other securities .................      100                                  100

                                   --------     --------     --------   --------
    Total ........................ $160,569     $    143     $          $160,712
                                   ========     ========     ========   ========

                                               September 30, 1997
                                  ----------------------------------------------
                                                 Gross       Gross     Estimated
                                   Amortized   Unrealized  Unrealized   Market
                                     Cost        Gains       Losses     Value
                                     ----        -----       ------     -----
Federal Home Loan Bank notes ..... $230,175     $  1,402   $    369   $231,208
U.S. Government agencies:
  Federal Home Loan Mortgage
    Corporation notes ............   53,123                      88     53,035
  Federal National Mortgage
    Association notes ............  301,996          167        527    301,636

Other securities .................      100                                100

                                   --------     --------   --------   --------

          Total .................. $585,394     $  1,569   $    984   $585,979
                                   ========     ========   ========   ========


      The amortized cost and estimated fair value of investment securities by contractual maturity are as follows:


                                       September 30, 1998    September 30, 1997
                                       --------------------  -------------------
                                                  Estimated            Estimated
                                       Amortized    Market   Amortized   Market
                                         Cost       Value      Cost      Value
                                         ----       -----      ----      -----
One year or less ...................   $135,469   $135,596   $ 77,372   $ 77,312
One year through five years ........     25,100     25,116    209,440    208,863
Five years through ten years .......                            4,996      5,072
Ten years and thereafter ...........                          293,586    294,732
                                       --------   --------   --------   --------

                                       $160,569   $160,712   $585,394   $585,979
                                       ========   ========   ========   ========


      As of September 30, 1998 and 1997, the Bank held callable notes with aggregate carrying values of $160,469 and $585,294, respectively. As of September 30, 1998, the notes bear interest at rates ranging from 4.98% to 5.93% with stated maturity dates ranging from 1999 to 2001. The bonds are callable on specified dates. The maturities stated above reflect the contractual maturities of the securities and not the call dates.

      During 1996, the Bank sold investment securities with carrying values aggregating $20,000 within three months of maturity. All other dispositions of investment securities during 1998, 1997 and 1996 were the result of maturities or calls.

      As of September 30, 1998, the Bank has pledged securities as collateral with amortized cost of $11,000 and estimated market value of $11,017 to the Federal Reserve for treasury, tax and loan requirements.

3.    MORTGAGE-RELATED SECURITIES, AVAILABLE-FOR-SALE

                                                  September 30, 1998
                                    -------------------------------------------
                                                 Gross      Gross     Estimated
                                    Amortized  Unrealized Unrealized    Market
                                      Cost       Gains      Losses      Value
                                      ----       -----      ------      -----
Pass through certificates:
  Federal National Mortgage
    Association .................   $260,291   $  7,753    $     61    $267,983
  Federal Home Loan Mortgage
    Corporation .................    465,813     14,288          93     480,008
                                    --------   --------    --------    --------
                                    $726,104   $ 22,041    $    154    $747,991
                                    ========   ========    ========    ========


                                               September 30, 1997
                                 ---------------------------------------------
                                               Gross       Gross     Estimated
                                 Amortized   Unrealized  Unrealized    Market
                                    Cost       Gains       Losses      Value
                                    ----       -----       ------      -----
Pass through certificates:
  Federal National Mortgage
    Association ................   $239,445    $  4,048    $           $243,493
  Federal Home Loan Mortgage
    Corporation ................    498,771      12,492         577     510,686
                                   --------    --------    --------    --------
                                   $738,216    $ 16,540    $    577    $754,179
                                   ========    ========    ========    ========


      There were no sales of mortgage-related securities available-for-sale in fiscal years 1998, 1997 and 1996.

      The  amortized  cost  and  estimated  market  value  of   mortgage-related
      securities available-for-sale by contractual maturity are as follows:


                                  September 30, 1998        September 30, 1997
                                ----------------------    ----------------------
                                            Estimated                  Estimated
                                Amortized     Market      Amortized      Market
                                  Cost        Value          Cost        Value
                                  ----        -----          ----        -----
One year or less .............   $ 20,825    $ 20,764      $ 10,715    $ 10,665
One year through five years ..     30,981      31,260        57,418      57,360
Five years through ten years .      3,729       3,874         5,821       6,085
Ten years and thereafter .....    670,569     692,093       664,262     680,069
                                 --------    --------      --------    --------
                                 $726,104    $747,991      $738,216    $754,179
                                 ========    ========      ========    ========


      Actual maturities of the mortgage-related securities may differ from scheduled maturities as borrowers have the right to call or prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying obligation.

      As of September 30, 1998, the Bank has pledged securities available for sale as collateral with amortized cost of $145,658 and estimated market value of $148,522 to public unit depositors of the Bank, as security for letters of credit for low income housing projects and as collateral for securities sold under agreement to repurchase (Note 12).

4.    MORTGAGE-RELATED SECURITIES HELD-TO-MATURITY


                                               September 30, 1998
                                   ------------------------------------------
                                                 Gross     Gross    Estimated
                                   Amortized   Unrealize  Unrealized  Market
                                      Cost       Gains     Losses     Value
                                      ----       -----     ------     -----
Collateralized mortgage
 obligations:
  Federal National Mortgage
   Association ..................  $240,242   $    396   $  1,289   $239,349
  Federal Home Loan Mortgage
   Corporation ..................    80,137                   358     79,779
                                   --------   --------   --------   --------

                                   $320,379   $    396   $  1,647   $319,128
                                   ========   ========   ========   ========



                                                    September 30, 1997
                                   ---------------------------------------------
                                                 Gross      Gross      Estimated
                                   Amortized   Unrealized  Unrealized    Market
                                      Cost       Gains      Losses       Value
                                      ----       -----      ------       -----
Collateralized mortgage
 obligations:
  Federal National Mortgage
   Association .................  $113,114    $           $  1,003   $112,111
  Federal Home Loan Mortgage
   Corporation .................     6,893           5          53      6,845
                                  --------    --------    --------   --------
                                  $120,007    $      5    $  1,056   $118,956
                                  ========    ========    ========   ========


      The  amortized  cost  and  estimated  market  value  of   mortgage-related
      securities held-to-maturity by contractual maturity are as follows:


                                    September 30, 1998     September 30, 1997
                                   ---------------------  --------------------
                                               Estimated             Estimated
                                   Amortized     Market   Amortized    Market
                                     Cost        Value      Cost       Value
                                     ----        -----      ----       -----
One year or less ...............   $    192   $    192   $  5,583   $  5,541
One year through five years ....                            1,310      1,304
Ten years and thereafter .......    320,187    318,936    113,114    112,111
                                   --------   --------   --------   --------
                                   $320,379   $319,128   $120,007   $118,956
                                   ========   ========   ========   ========


      Actual maturities of the mortgage-related securities may differ from scheduled maturities as borrowers have the right to call or prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying obligation.

      There were no sales of mortgage-related securities held-to-maturity during 1998, 1997 and 1996.

      As of September 30, 1998, the Bank has pledged mortgage-related securities with amortized cost of $44,224 and estimated market value of $45,002 as collateral for securities sold under agreement to repurchase (Note 12).

5.    SECURITIES PURCHASED UNDER AGREEMENT TO RESELL

      The Bank purchases investment securities and mortgage-related securities under agreements to resell substantially identical securities. Securities purchased under an agreement to resell as of September 30, 1998 consist of mortgage-related securities.

      The amount advanced under the agreement represents short-term loans and is reflected as an asset in the consolidated balance sheets. Securities are delivered into the Bank's account maintained at the Federal Reserve Bank under a written custodial agreement that explicitly recognizes the Bank's interest in the securities. As of September 30, 1998, the agreement matured within 90 days and the agreement to resell securities purchased was outstanding with one dealer.

6.    LOANS RECEIVABLE

                                                        1998             1997
                                                        ----             ----

Mortgage loans:
  Residential - one-to-four units ..............      $3,504,799      $3,145,799
  Second mortgages .............................          97,829          80,640
  Residential - five or more units .............          40,361          26,688
  Construction and development .................          52,086          51,157
  Commercial ...................................           9,069           5,924
                                                      ----------      ----------
                                                       3,704,144       3,310,208

Other loans:
  Property improvements, auto and other ........           8,964           7,755
  Student loans ................................          20,120          23,365
  Deposits .....................................          16,446          16,314
                                                      ----------      ----------
                                                          45,530          47,434
                                                      ----------      ----------

Less:
  Undisbursed loan funds .......................          21,690          21,872
  Allowance for loan losses ....................           4,081           1,639
  Unearned loan fees and deferred costs ........          12,751          12,029
                                                      ----------      ----------

                                                          38,522          35,540
                                                      ----------      ----------

                                                      $3,711,152      $3,322,102
                                                      ==========      ==========


      During 1997, the Bank was a participating institution in two commercial real estate loans. As a participating institution, the Bank is not responsible for the servicing of the loan or disbursement of funds. The total unpaid principal balance of these participations as of September 30, 1998 and 1997 was $3,449 and $1,283, respectively. There were no other commercial real estate or business loans purchased or originated during 1998, 1997 or 1996.

      The Bank originates and purchases both adjustable and fixed rate loans. The approximate composition of these loans is as follows:


                        September 30, 1998
--------------------------------------------------------------------------
               Fixed Rate                            Adjustable Rate
--------------------------------------       -----------------------------
    Term to                                    Term to Rate
   Maturity                 Book Value          Adjustment      Book Value
   --------                 ----------          ----------      ----------

1 mo. - 1 yr.                $17,780          1 mo. - 1 yr.       $149,382
1 yr. - 3 yrs.                20,600          1 yr. - 3 yrs.     1,389,109
3 yrs. - 5 yrs.               22,403          3 yrs. - 5 yrs.       37,762
5 yrs. - 10 yrs.             167,658          5 yrs. - 10 yrs.      70,329
10 yrs. - 20 yrs.            625,921
Over 20 yrs.               1,248,730
                          ----------                             ---------
                          $2,103,092                            $1,646,582
                          ==========                            ==========



                            September 30, 1997
-------------------------------------------------------------------------
              Fixed Rate                            Adjustable Rate
-------------------------------------       -----------------------------
  Term to                                   Term to Rate
  Maturity                 Book Value        Adjustment        Book Value
  --------                 ----------        ----------        ----------

1 mo. - 1 yr.               $11,495         1 mo. - 1 yr.        $130,286
1 yr. - 3 yrs.               14,541         1 yr. - 3 yrs.      1,605,717
3 yrs. - 5 yrs.              31,297         3 yrs. - 5 yrs.        53,631
5 yrs. - 10 yrs.            139,680         5 yrs. - 10 yrs.      103,743
10 yrs. - 20 yrs.           387,875
Over 20 yrs.                879,377
                         ----------                             ---------
                         $1,464,265                            $1,893,377
                         ==========                            ==========


      The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the cost of funds for the 11th District of Federal Home Loan Bank or one year constant maturity treasury note.

      The Bank is subject to numerous lending-related regulations. Under FIRREA, the Bank may not make real estate loans to one borrower in excess of the greater of 15% of its unimpaired capital and surplus or $500,000, whichever is greater. As of September 30, 1998, the Bank is in compliance with this limitation.

      A summary of the activity in the allowance for loan losses is as follows:


                                                   1998        1997       1996
                                                   ----        ----       ----
Balance, beginning of year .................     $ 1,639     $ 1,583    $ 1,359

  Provision charged to expense .............       2,462          56        865
  Losses charged against the allowance .....         (20)                  (641)
                                                 -------     -------    -------

Balance, end of year .......................     $ 4,081     $ 1,639    $ 1,583
                                                 =======     =======    =======

      The Bank did not engage in any troubled debt restructurings during the years ended September 30, 1998, 1997 and 1996. No loans were considered impaired during the years ended September 30, 1998, 1997 and 1996.

      Aggregate loans to executive officers, directors and their associates, including companies in which they have partial ownership interest did not exceed 5% of equity as of September 30, 1998 and 1997. Management believes such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Bank.

      As of September 30, 1998 and 1997, loans totaling approximately $6,229 and $6,109, respectively, were on nonaccrual status. Gross interest income would have increased by $227 and $223 for the years ended September 30, 1998 and 1997, respectively, for nonaccrual status loans.


      As of September 30, 1998, 1997 and 1996, the Bank was servicing loans for others aggregating approximately $520,595, $640,618 and $735,709, respectively. Such loans are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The Bank held borrowers' escrow balances on loans serviced for others of $8,662, $10,524 and $11,544 as of September 30, 1998, 1997 and 1996, respectively.


7.    LOANS HELD FOR SALE


                                                            1998           1997
                                                            ----           ----
Loans held for sale ..............................        $14,595        $ 9,547
Deferred net discounts, premiums and
  other related costs ............................            (17)            43
                                                          -------        -------
Loans held for sale, net .........................        $14,578        $ 9,590
                                                          =======        =======


      Gross realized gains on sales of loans held for sale were $172, $253 and $292, respectively, for the years ended September 30, 1998, 1997 and 1996. There were no realized losses for the years ended September 30, 1998, 1997 and 1996.

8.    PREMISES AND EQUIPMENT


                                                          1998            1997
                                                          ----            ----
Land ...........................................         $ 6,462         $ 6,060
Building and improvements ......................          24,532          22,458
Furniture, fixtures and equipment ..............          19,210          16,530
                                                         -------         -------
                                                          50,204          45,048
Less accumulated depreciation ..................          27,419          24,935
                                                         -------         -------
                                                         $22,785         $20,113
                                                         =======         =======

      Depreciation and amortization expense for the years ended September 30, 1998, 1997 and 1996 was $2,960, $2,816 and $2,769, respectively.

      Certain Bank facilities and equipment are leased under various operating leases. Rental expense was $329, $219 and $206, respectively, for years ended September 30, 1998, 1997 and 1996.

      Future minimum rental commitments under noncancellable leases are:


           1999                                              $597
           2000                                               517
           2001                                               215
                                                           ------
                                                           $1,329
                                                           ======



9.    REAL ESTATE OWNED


                                                                1998       1997
                                                                ----       ----
Real estate owned (acquired by foreclosure or
  by deed in lieu of foreclosure) ......................      $2,103      $2,601
Less allowance for losses ..............................         139         166
                                                              ------      ------
                                                              $1,964      $2,435
                                                              ======      ======


      A summary of the activity in the allowance for losses on real estate owned is as follows:


                                                   1998        1997       1996
                                                   ----        ----       ----
Balance, beginning of year .................     $   166     $   210    $   110

  Provision charged to expense .............         216         424        415
  Losses charged against the allowance .....        (243)       (468)      (315)
                                                 -------     -------    -------
Balance, end of year .......................     $   139     $   166    $   210
                                                 =======     =======    =======

10.   DEPOSITS


                                        1998                1997
                                 ------------------   -----------------
                                             Average            Average
                                    Amount    Rate     Amount    Rate
                                    ------    ----     ------    ----

Passbook and demand deposits:
  Demand ....................    $  260,440   1.50%  $ 249,585   1.89%
  Passbook and Passcard .....       129,180   2.22%    131,854   2.22%
  Money Market Select .......       213,181   5.09%     30,405   5.34%
  Cash Fund .................       225,356   3.08%    293,108   3.17%
                                 ----------          ---------
                                    828,157            704,952

Certificates of deposit:
 3.00% to 3.99%..............         5,900   3.88%      7,866  3.92%
 4.00% to 4.99%..............       429,108   4.51%     25,822  4.79%
 5.00% to 5.99%..............     1,684,996   5.63%  2,224,325  5.68%
 6.00% to 6.99%..............       715,234   6.16%    598,005  6.19%
 7.00% to 7.99%..............       227,695   7.68%    220,048  7.68%
 8.00% to 8.99%..............         2,405   8.47%      5,398  8.38%
 9.00% to 9.99%..............           685   9.00%        707  9.06%
                                 ----------          ---------
                                  3,066,023          3,082,171
                                 ----------         ----------
                                 $3,894,180         $3,787,123
                                 ==========         ==========
Weighted average interest
 rate on deposits during year                 5.15%             5.34%
                                              =====             =====


      As of September 30, 1998 and 1997, certificates of deposit mature as follows:


                                                         1998            1997
                                                         ----            ----
Within one year ................................      $1,551,042      $1,560,161
Beyond one year but within two years ...........       1,065,832         730,336
Beyond two years but within three years ........         224,416         646,427
Beyond three years .............................         224,733         145,247
                                                      ----------      ----------
          Total ................................      $3,066,023      $3,082,171
                                                      ==========      ==========


      A summary of interest expense by deposit type is as follows:


                                              1998          1997           1996
                                              ----          ----           ----
Passbook savings deposits ............      $  2,918      $  2,931      $  2,985
NOW accounts and money market
  demand deposits ....................        19,861        15,141        15,879
Certificates of deposit ..............       180,647       184,357       176,901
                                            --------      --------      --------

                                            $203,426      $202,429      $195,765
                                            ========      ========      ========

      The amount of non-interest bearing deposits was $23,168 and $15,690 as of September 30, 1998 and 1997, respectively. The aggregate amount of deposit accounts with a balance of $100 or greater was approximately $402,781 and $351,118 as of September 30, 1998 and 1997, respectively, of which jumbo certificates of deposits with a minimum denomination of $100 was $299,476 and $287,828 as of September 30, 1998 and 1997, respectively. Deposits in excess of $100 are not insured by the Federal Deposit Insurance Corporation.

11.   ADVANCES FROM FEDERAL HOME LOAN BANK


                     1998                                1997
   ------------------------------------    ------------------------------------
    Fiscal                                  Fiscal
     Year                      Interest      Year                      Interest
   Maturity       Amount          Rate     Maturity       Amount         Rate
   --------       ------          ----     --------       ------         ----

     2004        $250,000        5.78%       2004        $250,000      5.78%
     2005          25,000        5.58%       2005          25,000      5.58%
     2008         225,000        5.68%
                 --------                                -------
                 $500,000        5.73%                   $275,000      5.76%
                 ========        ====                    ========      ====


      Actual maturities of the advances may differ from scheduled maturities as the Federal Home Loan Bank has the right to call the advances. The call dates range from years 2000 to 2003. The Bank may refinance or reprice the advance at the two week advance rate at each respective call date. The advances are collateralized by a blanket pledge agreement, including all capital stock of Federal Home Loan Bank and qualifying first mortgage loans.

      The Bank has a line-of-credit agreement with the Federal Home Loan Bank wherein the Bank can borrow up to $300,000. As of September 30, 1998 and 1997, there were no outstanding borrowings on this agreement. The agreement expires December 11, 1998.

12.   SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

      The Bank sells securities under agreements to repurchase ("repurchase agreements"). Fixed-coupon repurchase agreements are treated as financings, and the obligations to repurchase the identical securities sold are reflected as liabilities in the consolidated balance sheets. The dollar amount of securities underlying the agreements remains in the asset accounts. The Bank sold certain mortgage-related securities under agreements to repurchase with book values of $181,024 and $188,796 and market values of $189,265 and $191,746 as of September 30, 1998 and 1997, respectively.

      The securities underlying these agreements are delivered to a designated safekeeping agent at the inception of the agreement.

      The following provides information regarding the repurchase agreements as of and for the years ended September 30, 1998, 1997 and 1996.


                                                1998          1997       1996
                                                ----          ----       ----
Weighted average interest rate during
 and at the end of the period ............         5.73%        5.73%      5.78%
                                              =========    =========    =======
Maximum amount outstanding at any
 month-end during the period .............    $ 175,000    $ 175,000    $75,000
                                              =========    =========    =======
Average amount outstanding during
 the period ..............................    $ 175,000    $  82,692    $75,000
                                              =========    =========    =======


      The repurchase agreements have a scheduled maturity date of 2004. Actual maturities of the repurchase agreements may differ from scheduled maturities due to a call date of 2000. The Bank would refinance at the call date.

13.   INCOME TAXES


                                         1998             1997           1996
                                         ----             ----           ----
Current .....................          $34,814          $25,054         $23,524
Deferred ....................              (33)          10,637          (5,131)
                                       -------          -------         -------
                                       $34,781          $35,691         $18,393
                                       =======          =======         =======


      Income tax expense has been provided at effective rates of 39.2%, 40.4% and 40.9% for the years ended September 30, 1998, 1997 and 1996, respectively. The differences between such effective rates and the statutory Federal income tax rate computed on income before income tax expense result from the following:


                                      1998             1997           1996
                                 --------------   --------------  -------------
                                  Amount    %     Amount     %    Amount    %
                                  ------   ----   ------    ----  ------  ----
Federal income tax expense
  computed at statutory rate     $31,070   35.0%  $30,938   35.0% $15,755 35.0%
Increases (decreases) in
  taxes resulting from:
  State taxes, net of Federal
    income tax benefit             3,849    4.4     4,705    5.3    1,617  3.6
  Other                             (138)  (0.2)       48    0.1    1,021  2.3
                                 -------  -----   -------   ----  -------  ----
                                 $34,781   39.2%  $35,691   40.4% $18,393 40.9%
                                 =======  =====   =======   ====  ======= ====

      Deferred tax expense (benefit) results from timing differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences and the tax effect of each were as follows:

                                                  1998        1997        1996
                                                  ----        ----        ----
BIF/SAIF Premium ...........................                $ 9,421     $(9,421)
Deferred loan fees and costs ...............    $   342         270         246
Accrued interest on savings ................        352         352         373
Increase in allowance for loan
  and commitment losses ....................     (1,310)                   (337)
Salaries and employee benefits .............        (99)        (84)       (221)
Federal Home Loan Bank stock dividends .....      1,242       1,032         911
Bad debts reserve ..........................                    (27)      1,830
Other ......................................       (560)       (327)      1,488
                                                -------     -------     -------
                                                $   (33)    $10,637     $(5,131)
                                                =======     =======     =======


      The components of net deferred tax liabilities as of September 30, 1998 and 1997 are as follows:


                                                          1998            1997
                                                          ----            ----
Deferred tax assets:
  Deferred loan fees and costs ...................      $    495       $    736
  Accrued interest on savings ....................         1,405          1,757
  Allowance for loan and commitment losses .......         1,950            868
  Salaries and employee benefits .................         1,305          1,273
  Allowance for losses on real
   estate owned ..................................             5            213
  Other ..........................................           314            169
                                                        --------       --------
                                                        $  5,474       $  5,016
                                                        ========       ========
Deferred tax liabilities:
  Unrealized gain on mortgage-related
   securities available-for-sale .................      $ (8,755)      $ (6,385)
  Federal Home Loan Bank stock dividends .........        (8,906)        (7,664)
  Bad debt reserves ..............................       (13,203)       (13,203)
  Prepaid expenses ...............................          (291)          (335)
  Fixed assets - depreciation ....................          (263)          (326)
  Pension fund ...................................          (328)          (327)
  Other ..........................................        (2,723)        (3,434)
                                                        --------       --------
                                                         (34,469)       (31,674)
                                                        --------       --------
Net deferred tax liabilities .....................      ($28,995)      ($26,658)
                                                        ========       ========

14.   EMPLOYEE BENEFITS

      The Bank sponsors a defined benefit pension plan (the "Plan") covering substantially all employees completing one year of employment (1,000 hours of service) and attainment of age 21. Normal retirement benefits are calculated under the Plan using various formulas based upon years of service and compensation. The Bank's funding policy is to contribute annually an amount intended to at least meet the minimum funding requirements of applicable regulations.

      The  following  table sets forth the Plan's  funded status as of September
      30:


                                                              1998       1997
                                                              ----       ----
Actuarial present value of benefit obligations -
  Accumulated benefit obligation, including
   vested benefits of $7,888 and $8,074 ................     $ 8,074    $ 8,238
                                                             =======    =======
Plan assets at fair value ..............................      10,523     10,367
Less projected benefit obligation for service
 rendered to date ......................................      10,290     11,023
                                                             -------    -------
Projected benefit obligation deficiency in
 (excess of) plan assets ...............................         233       (656)
Unrecognized net loss from past experience
 different from that assumed and effects
 of changes in assumptions .............................       1,685      2,283
Unrecognized prior service cost ........................          92        130
Unrecognized net obligation at October 1,
 1987 being recognized over 15 years ...................         460        575
                                                             -------    -------
Prepaid pension expense ................................     $ 2,470    $ 2,332
                                                             =======    =======


      As of September 30, 1998 and 1997, plan assets consist of debt and equity securities and life insurance policies.

      Net periodic pension costs for the years ended September 30:

                                                1998        1997          1996
                                                ----        ----          ----
Service cost benefits earned
 during the period ......................     $   516      $   454      $   687
Interest cost on projected
 benefit obligation .....................         666          644          654
Actual return on plan assets ............        (748)      (1,192)        (785)
Net amortization ........................         247          856          589
                                              -------      -------      -------

Net periodic pension cost ...............     $   681      $   762      $ 1,145
                                              =======      =======      =======


      The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 5.9%, 6.5% and 6.5% for the years ended September 30, 1998, 1997 and 1996. The weighted average increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.0% for the years ended September 30, 1998, 1997 and 1996. The expected long-term rate of return on assets was 7.8% for the years ended September 30, 1998, 1997 and 1996.

      The Bank intends to terminate the Plan effective May 31, 1999 and to cease the accrual of any further benefits and the contribution of any further amounts under the Plan. Following the approval of the Plan's termination by the IRS and the Pension Benefit Guaranty Corporation, the Bank intends to distribute the Plan's assets to participants in accordance with their accrued benefits and the requirements of applicable law.

      The Bank has a profit sharing trust which covers all employees with a minimum of two years of service. This plan allows discretionary employer contributions between 1% and 15% and requires employee contributions equal to 50% of the Bank's contributions, not to exceed 5% of the employee's annual compensation, and permits additional contributions, per formula, up to an additional 10% of the employee's annual compensation. Total profit sharing expense amounted to $669, $571 and $288 for the years ended September 30, 1998, 1997 and 1996, respectively.

15.   DEFERRED COMPENSATION

      The Bank has deferred compensation agreements with certain officers and retired officers whereby stipulated amounts will be paid to them over a period of 20 years upon their retirement or termination. Amounts accrued under these agreements aggregate $1,299 and $1,361 as of September 30, 1998 and 1997, respectively, and are accrued over the period of active employment and will be funded by life insurance contracts.

16.   COMMITMENTS AND CONTINGENCIES

      The Bank had approximate commitments outstanding to originate first mortgage loans as of September 30, 1998 and 1997 as follows:


                                                              1998        1997
                                                              ----        ----
      Fixed rate (interest rates ranging from
       4.25% to 9.5% and 4.25% to 8.625%, respectibely,
       at September 30, 1998 and 1997) ..................  $ 76,800     $ 87,800
      Variable rate .....................................    63,900       65,900
                                                           --------     --------
                                                           $140,700     $153,700
                                                           ========     ========


      As of September 30, 1998, the Bank had commitments to originate non-mortgage loans approximating $8,750 of which approximately $418 were fixed-rate (interest ranging from 8.75% to 10.50%) and $8,332 were floating rate commitments. As of September 30, 1997, the Bank had commitments to originate non-mortgage loans approximating $8,500 of which approximately $520 were fixed rate (interest ranging from 8.25% to 10.50%) and $7,980 were floating rate commitments.

      The commitments to originate mortgage and non-mortgage loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Certain of the commitments are expected to expire without being fully drawn upon. The total commitments amount disclosed above does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank, upon extension of credit is based on management's credit evaluation of the counterparty.

      The Bank has approved, but unused, home equity lines of credit of approximately $123,000 at September 30, 1998. Approval of lines of credit is based upon underwriting standards that generally do not allow total borrowings, including existing mortgages and lines of credit, to exceed 100% of the estimated market value of the customer's home. The Bank has outstanding letters of credit of $4,000 at September 30, 1998.

17.   REGULATORY CAPITAL REQUIREMENTS

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the Office of Thrift Supervision ("OTS"), requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain a minimum of Tier 1 total and core capital (as defined in the regulations) to risk-weighted assets (as defined), and of core capital (as defined) to adjusted tangible assets (as defined). Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

      As of September 30, 1998 and 1997, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                                       To Be Well
                                                                                                       Capitalized
                                                                                                      Under Prompt
                                                                              For Capital           Corrective Action
                                                           Actual          Adequacy Purposes           Provisions
                                                    ------------------     -----------------     ---------------------
                                                      Amount     Ratio      Amount     Ratio      Amount         Ratio
                                                      ------     -----      ------     -----      ------         -----
    As of September 30, 1998:

      Total capital (to risk weighted assets)       $652,949     27.3%     $191,424     8.0%      $239,280       10.0%
      Core capital (to adjusted tangible assets)     649,199     12.2%      159,447     3.0%       266,865        5.0%
      Tangible capital (to tangible assets)          649,199     12.2%       79,724     1.5%           N/A        N/A
      Tier I capital (to risk weighted assets)       649,199     27.2%          N/A     N/A        143,376        6.0%

    As of September 30, 1997:
      Total capital (to risk weighted assets)        594,794     27.1%      174,760     8.0%       218,450       10.0%
      Core capital (to adjusted tangible assets)     595,208     12.0%      147,710     3.0%       247,415        5.0%
      Tangible capital (to tangible assets)          595,208     12.0%       73,855     1.5%           N/A        N/A
      Tier I capital (to risk weighted assets)       595,208     27.3%          N/A     N/A        131,070        6.0%


      A reconciliation of the Bank's equity under generally accepted accounting principles ("GAAP") to regulatory capital amounts as of September 30, 1998 is as follows:

            Total equity as reported under GAAP ...............   $662,332
            Adjustments for regulatory capital--
              Unrealized gains on securities ..................    (13,133)
                                                                  --------
            Total tangible and core capital ...................    649,199
              General loan loss reserve .......................      4,081
              Other ...........................................       (331)
                                                                  --------
            Total risk based capital ..........................   $652,949
                                                                  ========


18.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      Estimated fair value amounts have been determined by the Bank using available market information and a selection from a variety of valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amount the Bank could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

      The estimated fair value of the Bank's financial instruments as of September 30, 1998 and 1997 are as follows:

                                                                            1998                                 1997
                                                            --------------------------------        ------------------------------
                                                                                  Estimated                              Estimated
                                                              Carrying              Fair              Carrying              Fair
                                                               Amount              Value               Amount              Value
                                                               ------              -----               ------              -----
    Assets:

      Cash and cash equivalents ........................    $   24,454          $   24,454          $   31,188          $   31,188
      Investment securities ............................       160,569             160,712             585,394             585,979
      Securities purchased under
        agreement to resell ............................       235,000             235,000
      Capital Stock of Federal Home
        Loan Bank ......................................        43,584              43,584              40,398              40,398
      Mortgage-related securities:
        Available-for-sale .............................       747,991             747,991             754,179             754,179
        Held-to-maturity ...............................       320,379             319,128             120,007             118,956
      Loans held for sale ..............................        14,578              14,901               9,590               9,590
      Loans receivable .................................     3,711,152           3,954,842           3,322,102           3,927,775

    Liabilities:
      Deposits .........................................     3,894,180           3,917,423           3,787,123           3,738,861
      Advances from Federal Home
        Loan Bank ......................................       500,000             529,217             275,000             278,129
      Securities sold under agreement
        to repurchase ..................................       175,000             186,954             175,000             173,582


                                               1998                 1997
                                        -------------------  -------------------
                                        Contract  Estimated  Contract  Estimated
                                           or    Unrealized     or    Unrealized
                                        Notional    Gain      Notional    Gain
                                         Amount    (Loss)      Amount    (Loss)
                                         ------    ------      ------    ------
    Off-balance sheet financial
     instruments:
      Commitments to originate
       mortgage loans ..............   $140,700   $ (2,867)   $153,700   $ 177
      Commitments to originate
        non-mortgage loans .........      8,750       (402)      8,500     (68)


      The following methods and assumptions were used to estimate the fair value of the financial instruments:

      Cash and Cash Equivalents - The carrying amounts of cash and cash equivalents are reasonable estimates of their fair value.

      Investment Securities, Mortgage-Related Securities, Securities Purchased Under Agreement to Resell and Loans Held for Sale - Estimated fair values of investment securities, mortgage-related securities, securities purchased under agreement to resell and loans held for sale are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar instruments.

      Capital Stock of Federal Home Loan Bank - The carrying value of capital stock of Federal Home Loan Bank approximates its fair value.

      Loans Receivable - Fair values are estimated for portfolios with similar financial characteristics. Loans are segregated by type, such as single family residential mortgages, multi-family residential mortgages, nonresidential and installment loans. Each loan category is further segmented into fixed and variable interest rate categories. Future cash flows of these loans are discounted using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

      Deposits - The estimated fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date. The estimated fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

      Advances from Federal Home Loan Bank - The estimated fair value of advances from Federal Home Loan Bank is determined by discounting the future cash flows of existing advances using rates currently available on advances from Federal Home Loan Bank having similar characteristics.

      Securities Sold Under Agreement to Repurchase - The estimated fair value of securities sold under agreement to repurchase is estimated by discounting the future cash flows based on rates currently offered for contracts of similar terms.

      Off-Balance Sheet Items - The estimated fair value of commitments to originate, purchase or sell loans is based on the fees currently charged to enter into similar agreements and the difference between current levels of interest rates and the committed rates.

      The fair value estimates presented herein are based on pertinent information available to management as of September 30, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented herein.

19.   FEDERAL LEGISLATION

      In September 1996, legislation was enacted which included a comprehensive reform of the banking and thrift industries. The legislation imposed a one-time assessment on qualifying thrift deposits to recapitalize the Savings Bank Insurance Fund ("SAIF"), the fund which insures thrift deposits, and ultimately merged the Bank Insurance Fund ("BIF") and the SAIF, at which time banks and thrifts now pay the same deposit insurance premiums. The amount of the one-time assessment was .657% on qualifying thrift deposits as of March 31, 1995. This one-time assessment of $24,158 was expensed during 1996.

20.   PLAN OF REORGANIZATION AND STOCK ISSUANCE

      On August 25, 1998, the Board of Directors of the Bank adopted the Amended Plan of Reorganization and Stock Issuance (the "Plan") whereby the Bank would convert from the mutual to stock form and offer shares of common stock in a subscription and community offering. As part of the conversion, newly authorized shares of the new stock holding company (the "Stock Holding Company"), will be offered to the Bank's depositors and employee benefit plans in accordance with applicable state and federal regulations. The amount and pricing of the proposed stock offering will be based upon an independent appraisal of the Bank. The Plan must be approved by certain depositors of the Bank and the OTS. In connection with the conversion, the costs of issuing the common stock will be deferred and deducted from the sale proceeds. As of September 30, 1998, $77 of conversion costs had been recorded. In the event that consummation of the conversion does not occur, any recorded costs will be expensed.


      Pursuant to the Plan, the Bank intends to establish a private charitable foundation (the "Foundation"), in connection with the conversion. The Plan provides that the Bank and the Stock Holding Company will create the Foundation immediately following the conversion by contributing cash and Stock Holding Company common stock in an amount equal to 8% of the total value of common stock shares to be sold in the conversion. The Foundation is being formed as a complement to the Bank's existing community activities and will be dedicated to community activities and the promotion of charitable causes.

      The Foundation will submit a request to the Internal Revenue Service to be recognized as a tax-exempt organization. A contribution of common stock to the Foundation by the Stock Holding Company would be tax deductible, subject to certain limitations. The Stock Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Upon funding the Foundation, the Stock Holding Company will recognize an expense in the full amount of the contribution, offset in part by the corresponding tax benefits, during the quarter in which the contribution is made.

      The Stock Holding Company plans to set up an employee stock ownership plan ("ESOP"), a tax-qualified benefit plan for officers and employees of the Stock Holding Company and the Bank. It is assumed that 8% of the shares of common stock sold in the conversion will be purchased by the ESOP with funds loaned by the Stock Holding Company. The Stock Holding Company and the Bank intend to make annual contributions to the ESOP in an amount equal to the principal and interest requirement of the debt.

      Following consummation of the conversion, the Stock Holding Company intends to adopt a Stock Option Plan and a Recognition and Award Plan, pursuant to which the Stock Holding Company intends to reserve a number of shares of common stock equal to an aggregate of 10% and 4%, respectively, of the common stock issued in the conversion for issuance pursuant to stock options and stock grants.


                                     ******




No  person  has  been  authorized  to  give  any  information  or  to  make  any representation other than as contained in this prospectus in connection with the offering  made  hereby,  and,  if given  or  made,  such  other  information  or representation  must not be relied  upon as having  been  authorized  by Capitol
Federal  Financial,  Capitol  Federal  Savings or Charles  Webb & Company.  This
prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities  offered hereby to any person in any  jurisdiction  in
which such offer or solicitation is not authorized or in which the person making                         UP TO
such offer or  solicitation  is not qualified to do so, or to any person to whom
it is unlawful to make such offer or solicitation in such jurisdiction.  Neither                   50,000,000 SHARES
the  delivery  of this  prospectus  nor  any  sale  hereunder  shall  under  any circumstances  create  any  implication  that  there  has been no  change in the affairs of Capitol Federal Financial or Capitol Federal Savings since any of the dates as of which information is furnished herein or since the date hereof.

                                 --------------

                                TABLE OF CONTENTS                                                   CAPITOL FEDERAL
                                                                Page                                   FINANCIAL
                                                                                             (Proposed Holding Company for
Summary...................................................       3                           Capitol Federal Savings Bank)
Risk Factors..............................................       8
Selected Financial and Other Data.........................      11
Recent Developments.......................................      13
Management's Discussion and Analysis of Recent
  Financial Information...................................      15
Capitol Federal Financial.................................      17
Capitol Federal Savings Bank..............................      18
Capitol Federal Savings Bank MHC..........................      18
How We Intend to Use the Proceeds.........................      19
Market for the Common Stock...............................      21                                   COMMON STOCK
Our Policy Regarding Dividends............................      21
Capitol Federal Savings Bank MHC Intends to Waive
  Any Dividends From Capitol Federal Financial............      22
Pro Forma Data............................................      24
Comparison of Valuation and Pro Forma Information
   With No Foundation.....................................      30                                  --------------
Capitalization............................................      32
Capitol Federal Savings Exceeds All Regulatory Capital                                                PROSPECTUS
   Requirements...........................................      33                                  --------------
Our Corporate Change and Stock Offering...................      35
Proposed Purchases by Management..........................      67
Management's Discussion and Analysis of Financial
   Condition and Results of Operations....................      69
Business of Capitol Federal Financial.....................      88
Business of Capitol Federal Savings.......................      89
Management ...............................................     115                             CHARLES WEBB & COMPANY, a
How We Are Regulated......................................     123                           Division of Keefe, Bruyette &
Taxation..................................................     134                                    Woods, Inc.
Capitol Federal Savings Bank MHC May Consider
   Converting to Stock Form in the Future.................     136
Restrictions on Acquisition of Capitol Federal                                                    February 11, 1999
   Financial and Capitol Federal Savings..................     138
Description of Capital Stock of Capitol Federal Financial.     141
Transfer Agent and Registrar..............................     142
Experts...................................................     142
Legal and Tax Opinions ...................................     142
Additional Information....................................     143
Index to Consolidated Financial Statements................     F-1

        Until March 15,  1999 (25 days after the date of this  prospectus),  all dealers  effecting  transactions  in the registered  securities,  whether or not participating  in this  distribution,  may be required to deliver a  prospectus.
This is in addition to the  obligation  of dealers to deliver a prospectus  when
acting  as  underwriters  and  with  respect  to  their  unsold   allotments  or
subscriptions.


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